Exhibit 10.1

Published CUSIP Number: 51654LAM7

Revolving Loan CUSIP Number: 51654LAN5

Delayed Draw Term Loan CUSIP Number: 51654LAP0

CREDIT AGREEMENT

Dated as of December 2, 2022

among

LANTHEUS MEDICAL IMAGING, INC.,

as Borrower,

LANTHEUS HOLDINGS, INC.,

The several Lenders

from time to time parties hereto,

CITIZENS BANK, N.A.,

as Administrative Agent and Collateral Agent,

CITIZENS BANK, N.A.,

BANK OF AMERICA SECURITIES, INC.,

TRUIST SECURITIES, INC.,

BMO CAPITAL MARKETS CORP., and

SILICON VALLEY BANK,

as Joint Lead Arrangers and Joint Bookrunners,

BANK OF AMERICA, N.A., and

SILICON VALLEY BANK,

as Co-Syndication Agents,

TRUIST BANK, and

BMO HARRIS BANK, N.A.,

as Co-Documentation Agents

i

4.5	Interest Rates and Payment Dates	66
4.6	Computation of Interest and Fees	67
4.7	Inability to Determine Interest Rate	67
4.8	Pro Rata Treatment; Application of Payments; Payments	68
4.9	Requirements of Law	69
4.10	Taxes	71
4.11	Indemnity	74
4.12	Change of Lending Office	74
4.13	Replacement of Lenders	74
4.14	Evidence of Debt	75
4.15	Illegality	75
4.16	Benchmark Replacement Setting	76

SECTION 5.	REPRESENTATIONS AND WARRANTIES	77

5.1	Financial Condition	77
5.2	No Change	77
5.3	Corporate Existence; Compliance with Law	77
5.4	Power; Authorization; Enforceable Obligations	78
5.5	No Legal Bar	78
5.6	Litigation and Adverse Proceedings	78
5.7	No Default	78
5.8	Ownership of Property; Liens	78
5.9	Intellectual Property	79
5.10	Taxes	79
5.11	Federal Reserve Regulations, Etc.	79
5.12	Labor Matters	79
5.13	ERISA	79
5.14	Investment Company Act; Other Regulations	80
5.15	Capital Stock and Ownership Interests of Subsidiaries	80
5.16	Use of Proceeds	80
5.17	Environmental Matters	80
5.18	Accuracy of Information, etc.	81
5.19	Security Documents	81
5.20	Solvency	82
5.21	Senior Indebtedness	82
5.22	Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws	82
5.23	[Reserved]	83
5.24	Patriot Act	83
5.25	Affected Financial Institutions	83
5.26	Beneficial Ownership Certification	83

SECTION 6.	CONDITIONS PRECEDENT	83

6.1	Conditions to Initial Extension of Credit	83
6.2	Conditions to Each Extension of Credit	85

SECTION 7.	AFFIRMATIVE COVENANTS	85

7.1	Financial Statements	85
7.2	Certificates; Other Information	86

7.3	Payment of Taxes	87
7.4	Maintenance of Existence; Compliance	87
7.5	Maintenance of Property; Insurance	88
7.6	Inspection of Property; Books and Records; Discussions	88
7.7	Notices	88
7.8	Environmental Laws	89
7.9	Compliance with Laws	89
7.10	Post-Closing; Additional Collateral, etc.	89
7.11	Further Assurances	91
7.12	[Reserved]	91
7.13	Use of Proceeds	91
7.14	Designation of Subsidiaries	92

SECTION 8.	NEGATIVE COVENANTS	92

8.1	Financial Covenants	92
8.2	Indebtedness	93
8.3	Liens	95
8.4	Fundamental Changes	98
8.5	Disposition of Property	99
8.6	Restricted Payments	100
8.7	Investments	102
8.8	Optional Payments and Modifications of Certain Debt Instruments	104
8.9	Transactions with Affiliates	105
8.10	Sales and Leasebacks	106
8.11	Swap Agreements	106
8.12	Changes in Fiscal Periods	106
8.13	Negative Pledge Clauses	106
8.14	Clauses Restricting Subsidiary Distributions	107
8.15	Lines of Business	108
8.16	Holding Company	108

SECTION 9.	EVENTS OF DEFAULT	109

9.1	Events of Default	109

SECTION 10.	THE AGENTS	111

10.1	Appointment and Authority	111
10.2	Rights as a Lender	112
10.3	Exculpatory Provisions	112
10.4	Reliance by Agents	113
10.5	Delegation of Duties	113
10.6	Resignation of Administrative Agent	113
10.7	Non-Reliance on Administrative Agent and Other Lenders	114
10.8	No Other Duties, Etc.	114
10.9	Administrative Agent May File Proofs of Claim	114
10.10	Collateral and Guarantee Matters	115
10.11	[Reserved]	116
10.12	Cash Management Obligations and Swap Agreement Obligations	116
10.13	Erroneous Payments	116

SECTION 11.	MISCELLANEOUS	119

11.1	Amendments and Waivers	119
11.2	Notices	122
11.3	No Waiver; Cumulative Remedies	125
11.4	Survival of Representations and Warranties	125
11.5	Payment of Expenses	125
11.6	Successors and Assigns; Participations and Assignments	126
11.7	Sharing of Payments; Set-off	131
11.8	Counterparts	131
11.9	Severability	132
11.10	Integration	132
11.11	GOVERNING LAW	132
11.12	Submission To Jurisdiction; Waivers	132
11.13	Acknowledgments	133
11.14	Releases of Guarantees and Liens	133
11.15	Confidentiality	134
11.16	WAIVERS OF JURY TRIAL	135
11.17	Patriot Act Notice	135
11.18	Conflicts	135
11.19	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	135
11.20	Certain ERISA Matters	136
11.21	Acknowledgement Regarding Any Supported QFCs	137
11.22	No Advisory or Fiduciary Responsibility	137

SCHEDULES:

1.1	Commitments
5.4	Consents, Authorizations, Filings and Notices
5.15	Subsidiaries
5.19	UCC Filing Jurisdictions
8.2	Existing Indebtedness
8.3	Existing Liens
8.5	Dispositions
8.7	Existing Investments
8.9	Transactions with Affiliates
8.14	Clauses Restricting Subsidiary Distributions

EXHIBITS:

A	Form of Assignment and Assumption
B	Form of Compliance Certificate
B-1	Form of Borrowing Notice
C	Form of Guarantee and Collateral Agreement
D	[Reserved]
E-1	Form of Delayed Draw Term Note
E-2	Form of Revolving Note
F	Form of Joint Closing Certificate
G	Form of Swingline Note
H	Form of Solvency Certificate
I	[Reserved]
J	Form of Secured Obligation Designation Notice
K	[Reserved]
L	[Reserved]
M	[Reserved]
N	[Reserved]
O	[Reserved]
P	[Reserved]
Q-1	Form of Tax Status Certificate
Q-2	Form of Tax Status Certificate
Q-3	Form of Tax Status Certificate
Q-4	Form of Tax Status Certificate

v

CREDIT AGREEMENT, dated as of December 2, 2022, among LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation (the “Borrower”), LANTHEUS HOLDINGS, INC., a Delaware corporation (“Holdings”), the several banks and other financial institutions or entities from time to time parties hereto, as Lenders, and CITIZENS BANK, N.A. (“Citizens”), as administrative agent and collateral agent (in such capacities, and together with its successors and permitted assigns in such capacities, the “Administrative Agent” and the “Collateral Agent,” respectively) and the Issuing Lender (as defined below).

WHEREAS, the Borrower has requested that (a) the DDTL Commitments (as defined below) and Delayed Draw Term Loans (as defined below) be made available following the Closing Date (as defined below) to fund all or a portion of Point License—02 (as defined below) and to pay related fees and expenses and (b) the Revolving Commitments (as defined below) be made available following the Closing Date for the purposes set forth herein; and

WHEREAS, the Lenders are willing to make available the DDTL Commitments and the Revolving Commitments for such purposes on the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants contained herein, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acquired Person”: as defined in Section 8.2(i).

“Additional Revolving Commitment Lender”: as defined in Section 3.17(d).

“Additional Term Commitment”: any Incremental Term Loan Commitments and/or any commitments established by an Additional Term Commitment Lender as a separate series or tranche from the DDTL Commitment.

“Additional Term Commitment Lender”: as defined in Section 2.7(d).

“Additional Term Facility”: each term facility providing a separate series or tranche of Additional Term Loans under this Agreement.

“Additional Term Loans”: any Incremental Term Loan, any Replacement Term Loans and/or any term loans from an Extending Term Lender, in each case, provided as a separate series or tranche from the DDTL Commitments.

“Adjusted Covenant Period”: as defined in Section 8.1(a).

“Adjustment Date”: the date that is three (3) Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 7.1(a) or (b).

“Administrative Agent”: as defined in the preamble to this Agreement.

“Administrative Agent Parties”: as defined in Section 11.2(c).

“Affected Financial Institution”: (a) any EFA Financial Institution or (b) any UK Financial Institution.

“Affected Lender”: as defined in Section 4.13.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative thereto.

“Agents”: the collective reference to the Administrative Agent, the Collateral Agent and the Joint Lead Arrangers, which term shall include, for purposes of Sections 10 and 11.5 only, the Issuing Lender.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then unpaid principal amount of such Lender’s Delayed Draw Term Loans, (b) the amount of such Lender’s DDTL Commitment then in effect and (c) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding, giving effect to any assignments.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Credit Agreement.

“Alternative Base Rate”: for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% and (iii) the sum of (a) the Daily SOFR Rate plus (b) 1.00%; provided, that in no event shall the Alternative Base Rate be less than the Floor. Any change in the Alternative Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Alternative Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Alternative Base Rate.

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Loan Parties or their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws”: as defined in Section 5.22(c).

“Applicable Margin”: a percentage per annum equal to:

Pricing level	Total Net Leverage Ratio		Applicable Margin – SOFR Loans	Applicable Margin – Alternative Base Rate Loans and Swingline Loans
I		< 1.00 to 1.00	1.50%	0.50%
II	≥	1.00 to 1.00 and < 2.00 to 1.00	1.75%	0.75%
III	≥	2.00 to 1.00 and < 3.00 to 1.00	2.00%	1.00%
IV	≥	3.00 to 1.00 and < 4.00 to 1.00	2.25%	1.25%
V	≥	4.00 to 1.00	2.50%	1.50%

Until the first full fiscal quarter ending after the Closing Date, the Applicable Margin shall be based on Pricing Level II. Any increase or decrease in the Applicable Margin resulting from a change in the Total Net Leverage Ratio shall become effective as of the fifth (5th) Business Day immediately following the date a Compliance Certificate is delivered for each full fiscal quarter after the Closing Date; provided, however, that if such Compliance Certificate is not delivered when due, then Pricing Level V shall apply, in each case as of the fifth (5th) Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the fifth (5th) Business Day following the date on which such Compliance Certificate is delivered.

“Application”: an application, substantially in such form as the Issuing Lender may specify as the form for use by its similarly situated customers from time to time, requesting the Issuing Lender to issue or amend a Letter of Credit.

“Approved Fund”: with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans, or similar extensions of credit in the ordinary course and is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property, including, without limitation, any issuance of Capital Stock of any Subsidiary of the Borrower to a Person other than to the Borrower or a Subsidiary of the Borrower (excluding in any case any such Disposition permitted by clauses (a), (b), (c), (d), (e), (f), (g), (i), (j), (k), (l), (m), (n), (o), (p), (q), (s), (t) and (v) of Section 8.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $10,000,000.

“Assignee”: as defined in Section 11.6(b).

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Eligible Assignee and accepted by the Administrative Agent, and, if applicable, consented to by the Borrower, substantially in the form of Exhibit A.

“Assignment Effective Date”: as defined in Section 11.6(d).

“Available Revolving Commitment”: (i) as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding and (ii) as to all Revolving Lenders, an amount equal to the excess, if any, of (a) the Total Revolving Commitments over (b) the Total Revolving Extensions of Credit.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.16(d).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable to the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code”: Title 11 of the United States Code or any similar federal or state law for the relief of debtors.

“Benchmark”: initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.16(a). Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate and an adjustment as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided, that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date”: a date and time determined by the Administrative Agent, which date shall be no later than the earlier to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.16 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.16.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation and, in any event, substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefited Lender”: as defined in Section 11.7(a).

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate”: of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble to this Agreement.

“Borrower Materials”: as defined in the penultimate paragraph of Section 11.2.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice”: as defined in Section 2.2(a).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Calculation Date”: as defined in Section 1.3.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP. Notwithstanding the foregoing, in no event will any obligation in respect of a lease that would have been categorized as an operating lease in accordance with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842) be considered a Capital Lease Obligation for any purpose under this Agreement (and no agreement relating to any such operating lease shall be considered a capital lease for any purpose under this Agreement).

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing; provided, that Capital Stock shall not include any debt securities that are convertible into or exchangeable for any of the foregoing Capital Stock.

“Cash Collateral”: as defined in the definition of “Cash Collateralize”.

“Cash Collateralize”: (a) in respect of an obligation, provide and pledge cash collateral in Dollars, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, and (b) in respect of any L/C Obligations under Letters of Credit, either the deposit of cash collateral (pursuant to documentation in form and substance reasonably satisfactory to the Issuing Lender) in an amount equal to 102% of such outstanding L/C Obligations (the “Cash Collateral”) or the delivery of a “backstop” letter of credit in form and substance, and issued by an issuing bank, reasonably satisfactory to the Issuing Lender (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalents”:

(i) Dollars,

(ii) (a) euro, or any national currency of any participating member of the EMU, or (b) in the case of any Foreign Subsidiary, such local currencies held by them from time to time in the ordinary course of business,

(iii) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of twelve (12) months or less from the date of acquisition,

(iv) marketable direct EEA Government Obligations with maturities of twelve (12) months or less from the date of acquisition,

(v) certificates of deposit and time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any commercial bank having capital and surplus of not less than $500,000,000,

(vi) repurchase obligations for underlying securities of the types described in clauses (iii), (iv) and (v) entered into with any financial institution meeting the qualifications specified in clause (v) above,

(vii) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and, in each case, maturing within twenty-four (24) months after the date of creation thereof,

(viii) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively, and in each case, maturing within twenty-four (24) months after the date of creation thereof,

(ix) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) with maturities of twenty-four (24) months or less from the date of acquisition,

(x) investment funds investing 90% of their assets in securities of the types described in clauses (i) through (ix) above, and

(xi) in the case of any Subsidiary organized or having its principal place of business outside of the United States, investments of comparable tenor and credit quality to those described in the foregoing clauses (iii) through (x) customarily utilized in countries in which such Subsidiary operates.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (i) and (ii) above; provided, that such amounts are converted into any currency listed in clauses (i) and (ii) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Agreement”: any agreement for the provision of Cash Management Services.

“Cash Management Obligations”: all obligations of the Loan Parties in respect of any Cash Management Services provided to any Loan Party or its Subsidiaries (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Closing Date to a Person that is a Lender or an Affiliate of a Lender as of the Closing Date or (c) owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred or becomes a Lender or an Affiliate of a Lender after it has incurred such obligations, provided that any such provider of Cash Management Services (other than the Administrative Agent or its Affiliates) executes and delivers a Secured Obligation Designation Notice to the Administrative Agent.

“Cash Management Services”: collectively, (a) commercial debit or credit cards, merchant card processing and other services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including cash pooling arrangements, controlled disbursement, netting, overdraft, lockbox and electronic or automatic clearing house fund transfer services, return items, sweep and interstate depository network services, foreign check clearing services), and (c) any other demand deposit or operating account relationships or other cash management services.

“Cash Pool Obligation”: the offshore cash management programs in Australian Dollars, British Pound Sterling, Canadian Dollars, Dollars, Euros, Japanese Yen and Swiss Francs (and such other currencies as may from time to time be approved by the Administrative Agent) established by the Cash Pool Participants in which cash funds of the Cash Pool Participants will be concentrated with a Subsidiary of the Borrower that is not a Loan Party.

“Cash Pool Participants”: certain Subsidiaries of the Borrower that are not Loan Parties identified by the Borrower to the Administrative Agent in writing from time to time.

“CFC”: a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change of Control”: an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock of Holdings representing more than 35% or more of the outstanding Voting Stock of Holdings;

(b) Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of the Borrower; or

(c) a “change of control” or “fundamental change” or similar provision as set forth in any indenture or other instrument evidencing Convertible Note Indebtedness or Material Indebtedness of a Group Member has occurred, obligating any Group Member to repurchase, redeem or repay all or any part of the Indebtedness provided for therein.

For purposes of this definition, a Person or group shall not be deemed to beneficially own Voting Stock subject to an equity or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement.

“Citizens”: as defined in the preamble to this Agreement.

“Class”: when used in reference to any Loan, refers to whether such Loan is comprised of Revolving Loans, Delayed Draw Term Loans or Swingline Loans, and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or DDTL Commitment.

“Closing Date”: December 2, 2022.

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all Property of the Loan Parties (other than Excluded Assets), now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the preamble to this Agreement.

“Commitment”: with respect to any Lender, any DDTL Commitment, any Additional Term Commitment, Initial Revolving Commitment and Incremental Revolving Commitment.

“Commitment Fee Rate”: a percentage per annum equal to the applicable rate per annum set forth below based upon the Total Net Leverage Ratio as of the last Adjustment Date:

Pricing level	Total Net Leverage Ratio		Commitment Fee Rate
I		< 1.00 to 1.00	0.15%
II	≥	1.00 to 1.00 and < 2.00 to 1.00	0.20%
III	≥	2.00 to 1.00 and < 3.00 to 1.00	0.25%
IV	≥	3.00 to 1.00 and < 4.00 to 1.00	0.30%
V	≥	4.00 to 1.00	0.35%

The Commitment Fee Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Total Net Leverage Ratio in accordance with the table set forth above; provided, that if financial statements are not delivered when required pursuant to Section 7.1, then the Commitment Fee Rate shall be the rate per annum set forth above in Pricing Level V until such financial statements are delivered in compliance with Section 7.1.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Communications”: collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to Section 11.2, including through the Platform.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conforming Changes”: with respect to either the use or administration of the Benchmark, or any Benchmark Replacement, any technical, administrative or operational changes (including, for example and not by way of limitation or prescription, changes to the definition of “Alternative Base Rate,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition, the definition of “Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 4.11, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate in connection with the use or administration of the Benchmark or to reflect the adoption and implementation of any Benchmark Replacement or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent reasonably decides is necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Depreciation and Amortization Expense”: with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of goodwill and other intangibles, deferred financing fees of such Person and its Subsidiaries, for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA”: with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(i) increased (without duplication) by:

(a) Permitted Tax Distributions and any other provision for Taxes based on income or profits or capital gains, including, with-out limitation, state franchise and similar Taxes and foreign withholding Taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b) Consolidated Interest Expense of such Person for such period plus amounts excluded from the definition of Consolidated Interest Expense pursuant to clauses (i)(x) and (i)(y) thereof to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income and, to the extent not included therein, agency fees paid to the Administrative Agent and the Collateral Agent; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d) the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Closing Date and costs related to the closure and/or consolidation of facilities; plus

(e) any other non-cash losses on sale, disposal or abandonments (other than in the ordinary course of business) or charges, including any write-offs, write-downs or impairment charges, reducing Consolidated Net Income for such period (provided, that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f) any costs or expense incurred by Holdings or a Subsidiary pursuant to any management equity plan or stock option plan; plus

(g) in the case of the Borrower, reasonable and customary one-time, non-recurring fees, expenses and costs relating to the Transactions, the Convertible Notes, Point License – 02, Point License – 03, Limited Conditionality Transactions and Permitted Acquisitions; plus

(h) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (ii) below for any previous period and not added back; plus

(i) any net loss included in the consolidated financial statements due to the application of Financial Accounting Standards Board’s Accounting Standards Codification No. 810 “Consolidation” with respect to non-controlling interests; plus

(j) any costs or expenses incurred in connection with pursuing a claim under its policy of property or liability insurance (including any business interruption insurance); plus

(k) costs and expenses incurred to relocate, establish, qualify or commence manufacturing, supply or distribution operations for the Borrower’s approved products and clinical candidates at third party manufacturers, suppliers and distributors in an amount not to exceed $25,000,000 for such period; plus

(l) the amount of “run-rate” cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies projected by the Borrower in good faith to be realized as a result of actions taken or expected to be taken during such period (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided, that (1) such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies are reasonably identifiable and factually supportable, (2) such cost savings, operating expense reductions, restructuring charges and expenses and cost saving synergies are commenced within eighteen (18) months of such actions, (3) no cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies may be added pursuant to this clause (l) to the extent duplicative of any expenses or charges relating thereto that are either excluded in computing Consolidated Net Income or included (i.e., added back) in computing Consolidated EBITDA for such period and (4) such adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to Section 1.3; plus

(m) charges attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, transition, opening and pre-opening expenses, business optimization and other restructuring and integration charges (including inventory optimization programs, software development costs, costs related to the closure or consolidation of facilities and plants, costs relating to curtailments, costs related to entry into new markets, strategic initiatives and contracts, consulting fees, signing or retention costs, retention or completion bonuses, expansion and relocation expenses, severance payments, modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and startup costs); plus

(n) any non-cash compensation for directors, officers, employees or consultants of any Loan Party; plus

(o) non-recurring milestone payments, royalty payments or upfront payments by any Loan Party permitted hereunder; plus

(p) without duplication, any extraordinary, unusual or non-recurring cash losses, expenses or other charges; plus

(q) any costs or expenses incurred in connection with ANDA litigation in an amount not to exceed $4,000,000 in such period;

(ii) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period, all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP;

provided, that, the aggregate amount of costs, expenses and other charges added back pursuant to clauses (k) and (m) above, together with the aggregate amount of cost savings, operating expense reductions and cost saving synergies added pursuant to clause (l) above, shall not exceed (A) 20% of Consolidated EBITDA (calculated prior to giving effect to such add-backs or adjustments) for such four-quarter period, plus (B) with respect to any adjustments made pursuant to clause (l), the amount of any such cost savings, operating expense reductions, restructuring charges and expenses and cost-savings synergies that would be permitted to be included in financial statements prepared in accordance with Regulation S-X under the Securities Act during such four-quarter period.

“Consolidated Funded Debt”: at any date, the aggregate amount of indebtedness that is (or would be) reflected on the balance sheet of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense”: with respect to any Person for any period, without duplication, the sum of:

(i) consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income, including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Swap Agreement Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capital Lease Obligations, and (e) net payments, if any, pursuant to interest rate Swap Agreement Obligations with respect to Indebtedness, and excluding, (w) penalties and interest related to taxes, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (y) any expensing of bridge, commitment and other financing fees; plus

(ii) consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued; less

(iii) interest income of such Person and its Subsidiaries for such period.

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Net Income”: with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(i) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or costs, charges and expenses (including relating to the Transactions), including, without limitation, any severance costs, integration costs, relocation costs, and curtailments or modifications to pension and post-retirement employee benefit plans, shall be excluded,

(ii) the cumulative effect of a change in accounting principles during such period shall be excluded,

(iii) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(iv) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions (including sales or other dispositions under a financing permitted hereunder) other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,

(v) the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided, that Consolidated Net Income of Holdings shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to Holdings or a Subsidiary thereof in respect of such period by such Person,

(vi) effects of adjustments (including the effects of such adjustments pushed down to Holdings and its Subsidiaries) in the property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(vii) (a) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights and non-cash charges associated with the roll-over, acceleration or payout of Capital Stock by management of the Borrower, Holdings or any direct or indirect parent thereof in connection with the Transactions or other acquisitions shall be excluded and (b) the amount of any contingent payments related to any acquisition or Investment permitted hereunder that are treated as compensation expense in accordance with GAAP shall be excluded,

(viii) any impairment charge or asset write-off or write-down, in each case, pursuant to GAAP and the amortization of intangibles and other assets arising pursuant to GAAP shall be excluded,

(ix) any net gain or loss in such period (a) due solely to fluctuations in currency values or (b) resulting from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Swap Agreement Obligations for currency exchange risk) shall be excluded,

(x) any increase in amortization or depreciation or other non-cash charges resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Closing Date, net of taxes, shall be excluded,

(xi) any after-tax effect of income (loss) from early extinguishment or cancellation of Indebtedness or Swap Agreement Obligations or other derivative instruments shall be excluded,

(xii) any net gain or loss in such period from Swap Agreement Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements shall be excluded,

(xiii) any fees, charges, costs and expenses incurred in connection with the Transactions or accruals and reserves that are established within one year from the Closing Date that are required to be established as a result of the Transactions in accordance with GAAP shall be excluded, and

(xiv) any expenses or charges (other than depreciation or amortization expense) related to any equity offering, Investments permitted hereunder, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted hereunder (including a refinancing thereof) (whether or not successful), including (a) such fees, expenses or charges related to the Facilities and any financing permitted hereunder and (b) any amendment or other modification of the Loan Documents and any financing permitted hereunder shall be excluded.

In addition, to the extent not already included in the Net Income of such Person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any permitted Investment or any sale, conveyance or other Disposition permitted hereunder.

“Consolidated Total Assets”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Convertible Notes”: one or more series of convertible notes issued in an aggregate principal amount up to $575,000,000, which shall mature on December 15, 2027, unless earlier repurchased, redeemed or converted in accordance with their terms, and include other terms substantially similar to those described in a draft of the preliminary offering memorandum received by the Administrative Agent on November 30, 2022, issued by Holdings.

“Convertible Note Indebtedness”: unsecured Indebtedness of the Loan Parties pursuant to the terms of the Convertible Notes.

“Corporate Family Rating”: an opinion issued by Moody’s of a corporate family’s ability to honor all of its financial obligations that is assigned to a corporate family as if it had a single class of debt and a single consolidated legal entity structure.

“Corporate Rating”: an opinion issued by S&P of an obligor’s overall financial capacity (its creditworthiness) to pay its financial obligations.

“Covered Entity”: any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Daily Simple SOFR”: for any day, a rate per annum equal to the greater of (a) the sum of (i) SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion plus (ii) the Daily Simple SOFR Adjustment, and (b) the Floor.

“Daily Simple SOFR Adjustment”: 0.11448% per annum.

“Daily SOFR Rate”: for any day, a rate per annum equal to Term SOFR in effect on such day for a one-month Interest Period (subject to the Floor referred to in the definition of “Term SOFR”).

“DDTL Commitment”: as to each Lender, the obligation of such Lender, if any, to make Delayed Draw Term Loans to the Borrower hereunder in a principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof, including, without limitation, Section 4.2(e). The aggregate amount of DDTL Commitments is $100,000,000.

“DDTL Expiration Date”: March 31, 2023.

“DDTL Facility”: as defined in Section 2.1.

“DDTL Lender”: each Lender that provides Delayed Draw Term Loans.

“DDTL Maturity Date”: December 2, 2027.

“DDTL Percentage”: as to any DDTL Lender at any time, the percentage which the aggregate principal amount of such Lender’s Delayed Draw Term Loans then outstanding constitutes of the aggregate principal amount of the Delayed Draw Term Loans then outstanding.

“Debtor Relief Laws”: the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Proceeds”: as defined in Section 4.2(f).

“Default”: any of the events specified in Section 9.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: subject to Section 3.15(e), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent, the Issuing Lender or the Borrower, to confirm in writing to the Administrative Agent or the Issuing Lender and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, the Issuing Lender, the Swingline Lender and the Borrower) or (d) as to which the Administrative Agent has received notification that such Lender is, or has a direct or indirect parent company that is, (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (iii) the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, or (ii) in the case of a solvent Lender, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority or instrumentality thereof under or based on the law of the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, in any case so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Default Right”: has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Delayed Draw Availability Period”: the period after the Closing Date until the earliest of (i) the DDTL Expiration Date, (ii) the date Holdings issues any Convertible Notes and (iii) the funding in full of Point License – 02.

“Delayed Draw Commitment Fee”: as defined in Section 2.4.

“Delayed Draw Funding Date”: the date on which the Delayed Draw Term Loan is funded to the Borrower (or its designee) in accordance with Section 2.2(b).

“Delayed Draw Term Loan”: as defined in Section 2.1.

“Delayed Draw Term Loan Committed Amount”: as defined in Section 2.1.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock that is not Qualified Capital Stock.

“Disqualified Institutions”: (i) any Person identified by name in writing to the Administrative Agent prior to the Closing Date, (ii) any other Person that was or is identified by name in writing to the Administrative Agent after the Closing Date to the extent such Person is a competitor or is an Affiliate of a competitor of Holdings or its Subsidiaries, which designations shall become effective two (2) days after delivery of each such written supplement to the Administrative Agent, but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans and (iii) any Affiliate of any Person referred to in clauses (i) or (ii) above that is (x) reasonably identifiable as such on the basis of its name (provided, that, the Administrative Agent shall have no obligation to carry out due diligence in order to identify such Affiliates) or (y) identified as such by name in writing to the Administrative Agent; provided, that a “competitor” or an Affiliate of a competitor shall not include any bona fide debt fund or investment vehicle (other than a bona fide debt fund or investment vehicle that has been identified in writing pursuant to clause (i) above) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with such competitor or Affiliate thereof, as applicable, and for which no personnel involved with the competitive activities of its affiliates (i) makes any investment decisions for such debt fund or (ii) has access to any information (other than information publicly available) relating to Holdings or its Subsidiaries from such debt fund.

“Disregarded Domestic Person”: any direct or indirect Domestic Subsidiary that holds no material assets other than the equity (or debt treated as equity for U.S. federal income tax purposes) of one or more direct or indirect Foreign Subsidiaries that are CFCs or other Disregarded Domestic Persons.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower that is not a Foreign Subsidiary.

“Earn-Out Obligations”: those certain obligations of Holdings or any Subsidiary arising in connection with any acquisition of assets or businesses permitted under Section 8.7 to the seller of such assets or businesses and the payment of which is dependent on the future earnings or performance of such assets or businesses and contained in the agreement relating to such acquisition, but only to the extent of the reserve, if any, required under GAAP to be established in respect thereof by Holdings and its Subsidiaries.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Government Obligation”: any direct non-callable obligation of any European Union member for the payment of which obligation the full faith and credit of the respective nation is pledged; provided, that such nation has a credit rating at least equal to that of the highest rated member nation of the European Economic Area.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”: any Assignee permitted by and consented to in accordance with Section 11.6(b); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include any Person set forth in clauses (v) through (ix) of Section 11.6(b).

“EMU”: the economic and monetary union as contemplated in the Treaty on European Union.

“Engagement Letter”: that certain Engagement Letter, dated as of November 11, 2022, between Holdings and the Administrative Agent.

“Environment”: ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Claims”: any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of liability, non-compliance or violation, investigations, proceedings, settlements, consent decrees, consent orders, consent agreements and all costs and liabilities relating to or arising from or under any Environmental Law, including (a) any and all claims by Governmental Authorities for enforcement, investigation, corrective action, cleanup, removal, response, remedial or other actions, cost recovery, damages, natural resource damages or penalties pursuant to or arising under any Environmental Law, (b) any and all claims by any one or more Persons seeking damages, contribution, restitution, indemnification, cost recovery, compensation or injunctive relief directly or indirectly resulting from, based upon or arising under Environmental Law, pertaining to Hazardous Materials or an alleged injury or threat of injury to human health, safety, natural resources, or the indoor or outdoor environment, and (c) all liabilities contingent or otherwise, expenses, obligations, losses, damages, fines and penalties arising under any Environmental Law.

“Environmental Laws”: collectively and individually any and all federal, state, local, or foreign statute, rule, regulation, code, guidance, ordinance, order, judgment, directive, decree, injunction or common law as now or previously in effect and regulating, relating to or imposing liability or standards of conduct concerning: the environment; protection of the environment and natural resources; air emissions;

water discharges; noise emissions; the Release, threatened Release or discharge into the environment and physical hazards of any Hazardous Material; the generation, handling, management, treatment, storage, transport or disposal of any Hazardous Material or otherwise concerning pollution or the protection of the outdoor or indoor environment, preservation or restoration of natural resources, employee or human health or safety, and potential or actual exposure to or injury from Hazardous Materials.

“Equivalent Managing Body”: (i) with respect to a manager managed limited liability company, the board of managers, (ii) with respect to a member managed limited liability company, the board of directors of its most direct corporate parent company and (iii) with respect to a partnership, the board of directors of the general partner to the extent such general partner is a corporation, or the Equivalent Managing Body of the general partner if such general partner is not a corporation.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Erroneous Payment”: as defined in Section 10.13(a).

“Erroneous Payment Deficiency Assignment”: as defined in Section 10.13(d).

“Erroneous Payment Impacted Class”: as defined in Section 10.13(d).

“Erroneous Payment Return Deficiency”: as defined in Section 10.13(d).

“Erroneous Payment Subrogation Rights”: as defined in Section 10.13(e).

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” or “EUR”: the single currency of participating member states of the Economic and Monetary Union.

“Event of Default”: any of the events specified in Section 9.1; provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Assets”: (a) assets of Unrestricted Subsidiaries, (b) assets of Foreign Subsidiaries, (c) interests in partnerships, joint ventures and non-Wholly Owned Subsidiaries which cannot be pledged without the consent pursuant to the terms of the governing documents of such partnership or joint venture of one or more third parties, subject to Uniform Commercial Code override provisions, (d) any assets to the extent a security interest in which would result in material adverse tax consequences as reasonably determined by the Borrower and the Administrative Agent, (e) any property and assets the pledge of which would require governmental consent, approval, license or authorization, subject to Uniform Commercial Code override provisions, (f) any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (g) any fee-owned real property (together with improvements thereof) and real property leasehold interests, (h) any asset identified in writing with respect to which the Administrative Agent and the relevant Loan Party have reasonably determined that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweigh the benefit of a security interest to the relevant Secured

Parties afforded thereby, (i) voting Capital Stock of any Foreign Subsidiary or Disregarded Domestic Person in excess of 65% of the total outstanding voting Capital Stock of such Foreign Subsidiary or any Disregarded Domestic Person, (j) any lease, license, contract or other agreement or any rights or interests thereunder or associated therewith (including Intellectual Property) if, for so long as and to the extent the grant of a security interest therein would (x) constitute or result in (1) the unenforceability of any right, title or interest of the applicable Loan Party in or (2) a breach or termination pursuant to the terms of, or a default under, in each case, such lease, license, contract or other agreement or (y) require a consent, approval, license or authorization not obtained from a Governmental Authority or third party, except, in each case under this clause (j), to the extent that such law or the terms in such lease, license, contract or other agreement providing for such prohibition, breach, right of termination or default or requiring such consent, approval, license or authorization is ineffective under the Uniform Commercial Code or other applicable law (provided, that this clause (j) shall not exclude proceeds thereof and accounts and payment intangibles (as such terms are defined under the Uniform Commercial Code) arising therefrom the assignment of which is deemed effective under the Uniform Commercial Code) and (k) the Sale Leaseback Property.

“Excluded Indebtedness”: all Indebtedness permitted by Section 8.2.

“Excluded Subsidiary”: (i) any Unrestricted Subsidiaries, (ii) Immaterial Subsidiaries, (iii) any subsidiary to the extent that the burden or cost (including any potential tax liability) of obtaining a guarantee outweighs the benefit afforded thereby as reasonably determined by the Borrower and the Administrative Agent, (iv) any Disregarded Domestic Persons, (v) any Foreign Subsidiary that is a CFC, (vi) any Domestic Subsidiary that is a direct or indirect subsidiary of a Foreign Subsidiary that is a CFC and (vii) any not-for-profit subsidiary or captive insurance subsidiary.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by such Recipient’s net income or net profits (however denominated), franchise Taxes imposed on such Recipient and branch profits (or similar) Taxes imposed on such Recipient, in each case, by any jurisdiction (i) as a result of such Recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction, or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 4.13), any U.S. federal withholding Tax that is imposed on amounts payable to such Lender under any laws in effect at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 4.10, (c) any withholding Tax attributable to such Recipient’s failure to comply with Section 4.10(e), (d) any withholding Tax that is imposed pursuant to FATCA and (e) any U.S. federal backup withholding Taxes imposed under Section 3406 of the Code.

“Existing Credit Agreement”: that certain Credit Agreement, dated as of June 27, 2019, among the Borrower, the lenders party thereto and Wells Fargo Bank, N.A., as agent, as in effect on the date hereof.

“Existing Credit Agreement Refinancing”: the payment in full of all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreement, the termination of commitments thereunder and the discharge and release of all Guarantee Obligations and Liens existing in connection therewith.

“Existing Revolving Facility Maturity Date”: as defined in Section 3.17(a).

“Extending Revolving Lender”: as defined in Section 3.17(e).

“Extending Term Lender”: as defined in Section 2.7(e).

“Existing Term Facility Maturity Date”: as defined in Section 2.7(a).

“Facility”: each of the DDTL Facility, any Incremental Term Facility, the Revolving Facility and the Swingline Facility.

“FATCA”: Sections 1471 through 1474 of the Code as of the date of this Agreement (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future Treasury regulations or other official administrative guidance (including any revenue ruling, revenue procedure, notice or similar guidance issued by the IRS) promulgated thereunder, any current or future agreements entered into pursuant to current Section 1471(b)(1) of the Code (and any amended or successor version as described above) any applicable intergovernmental agreement, treaty or convention, and related legislation or administrative rules or practices implementing any of the foregoing.

“FCPA”: as defined in Section 5.22(b).

“Federal Funds Effective Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent in a commercially reasonable manner.

“Federal Reserve Board”: the Board of Governors of the Federal Reserve System of the United States.

“Floor”: 0.00% per annum.

“Foreign Recipient”: any Recipient that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary”: any direct or indirect subsidiary of the Borrower that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time subject to Section 1.2(e).

“Government Securities Business Day”: any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank) and any securities exchange.

“Governmental Authorization”: all laws, rules, regulations, authorizations, consents, decrees, permits, licenses, waivers, privileges, approvals from and filings with all Governmental Authorities necessary in connection with any Group Member’s business.

“Grant Cash”: all cash received from customers of the Borrower or any of its Subsidiaries intended to pay third-party investigator site fees on behalf of such customer as studies progress.

“Group Members”: the collective reference to Holdings and its Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement, dated as of the date hereof, executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“guaranteeing person”: as defined in the definition of “Guarantee Obligation”.

“Guarantors”: collectively, Holdings and the Subsidiary Guarantors.

“Hazardous Materials”: all substances, wastes, chemicals, pollutants, or other contaminants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, mold, infectious, pharmaceutical or medical wastes and all other substances of any nature that are now or hereafter regulated under any Environmental Law or are now or hereafter defined, listed, classified, considered or described as hazardous, dangerous or toxic by any Governmental Authority or under any Environmental Law.

“Holdings”: as defined in the preamble to this Agreement.

“Immaterial Subsidiary”: each Subsidiary of the Borrower now existing or hereafter acquired or formed and each successor thereto, (a) which accounts for not more than (i) 5% of the Consolidated EBITDA of Holdings and its Subsidiaries or (ii) 5% of the Consolidated Total Assets of Holdings and its Subsidiaries, in each case, as of the last day of the most recently completed fiscal quarter; and (b) if the Subsidiaries that constitute Immaterial Subsidiaries pursuant to clause (a) above account for, in the aggregate, more than 10% of such Consolidated EBITDA and more than 10% of the Consolidated Total Assets, each as described in clause (a) above, then the term “Immaterial Subsidiary” shall not include each such Subsidiary necessary to account for at least 90% of the Consolidated EBITDA and 90% of the Consolidated Total Assets, each as described in clause (a) above.

“Increase Revolving Joinder”: as defined in Section 3.16(c).

“Incremental Cap”:

(a) the greater of (i) $335,000,000 or (ii) 100% of Consolidated EBITDA, for the period of four consecutive fiscal quarters most recently ended, less

(b) the aggregate principal amount of all Incremental Facilities incurred or issued in reliance on clause (a) of this definition, plus

(c) in the case of any Incremental Facility that effectively extends the Initial Revolving Termination Date, as applicable, an amount equal to the portion of the Loans or commitments that will be replaced by such Incremental Facility, plus

(d) in the case of any Incremental Facility that effectively replaces any Revolving Commitment terminated in accordance with Section 3.6, an amount equal to the relevant terminated Revolving Commitment; plus

(e) an unlimited amount so long as, the Total Net Leverage Ratio would not exceed 3.25 to 1.00, calculated on a pro forma basis, including the application of the proceeds thereof (without “netting” the cash proceeds of the applicable Incremental Revolving Facility) (and determined on the basis of the financial statements for the most recently ended fiscal quarter), and assuming a full drawing under all Incremental Revolving Facilities constituting revolving commitments incurred at such time.

provided that (I) in the case of any Incremental Facilities established or incurred concurrently in reliance on clause (a) above and in reliance on clause (b) above, the amount of such Incremental Facilities established or incurred in reliance on clause (a) above shall be disregarded for purposes of calculating the Total Net Leverage Ratio under clause (e) above, (II) in the case of any Incremental Facilities established or incurred in reliance on clause (e) above, any Revolving Loans incurred concurrently therewith or any other Indebtedness incurred concurrently therewith pursuant to and in accordance with any clause of Section 8.2 that does not require observance of the Total Net Leverage Ratio shall be disregarded for purposes of calculating the Total Net Leverage Ratio under clause (e) above, (III) in the case of any Incremental Facilities established or incurred in reliance on clause (e) above, to the extent the proceeds thereof are intended to be applied to finance a Limited Conditionality Transaction (including, for the avoidance of doubt, in the case of a Limited Conditionality Transaction that is an Acquisition, Incremental Facilities the proceeds of which are intended to be applied to refinance existing Indebtedness of any Person that is the subject of such Acquisition), at the election of the Borrower, pro forma compliance with the Total Net Leverage Ratio may be tested in accordance with the provisions of Section 1.2(e), (IV) any portion of any Incremental Facilities established or incurred in reliance on clause (a) above may be reclassified, as the Borrower may elect from time to time, as incurred under clause (e) above if the Borrower would, using the figures as of the end of the period of the four (4) consecutive fiscal quarters most recently ended, meet the Total Net Leverage Ratio on a pro forma basis and (V) any Incremental Revolving Facility shall be deemed to have been incurred in reliance on clause (e) above prior to any amounts under clause (a) above, unless the Borrower specifies otherwise.

“Incremental Facilities”: the Incremental Term Facilities and Incremental Revolving Facilities.

“Incremental Lender”: any Person that makes a Loan pursuant to Sections 2.6 or 3.16, or has a commitment to make a Loan pursuant to Sections 2.6 or 3.16.

“Incremental Loans”: Incremental Revolving Loans and Incremental Term Loans.

“Incremental Revolving Commitment”: as defined in Section 3.16(a).

“Incremental Revolving Facility”: as defined in Section 3.16(a).

“Incremental Revolving Loans”: as defined in Section 3.16(c).

“Incremental Term Facility”: as defined in Section 2.6(a).

“Incremental Term Joinder”: as defined in Section 2.6(c).

“Incremental Term Loan Commitment”: as defined in Section 2.6(a).

“Incremental Term Loan Effective Date”: as defined in Section 2.6(a).

“Incremental Term Loans”: as defined in Section 2.6(c)(i).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (excluding (i) current trade payables incurred in the ordinary course of such Person’s business and (ii) any Earn-Out Obligations until they become a liability on the balance sheet of such Person in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all Disqualified Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for the purposes of Sections 8.2 and 9.1(e) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes of clause (j) above (including as such clause applies to Section 9.1(e)), the principal amount of Indebtedness in respect of Swap Agreements shall equal the amount that would be payable (giving effect to netting) at such time if such Swap Agreement were terminated.

“Indemnified Liabilities”: as defined in Section 11.5(a).

“Indemnified Taxes”: (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee”: as defined in Section 11.5(a).

“Initial Revolving Availability Period”: the period from the Closing Date to the Initial Revolving Termination Date.

“Initial Revolving Commitment”: as to each Lender, the obligation of such Lender, if any, to make Initial Revolving Loans and participate in Letters of Credit to the Borrower hereunder in a principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of Initial Revolving Commitments is $350,000,000.

“Initial Revolving Facility”: the Initial Revolving Commitments and the extensions of credit made thereunder.

“Initial Revolving Loans”: each Revolving Loan provided under the Initial Revolving Commitment.

“Initial Revolving Termination Date”: December 2, 2027.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: collectively, all United States and foreign (a) patents, patent applications, certificates of inventions, industrial designs, together with any and all inventions or designs described and claimed therein, and reissues, divisions, continuations, extensions and continuations-in-part thereof and amendments thereto; (b) trademarks, service marks, certification marks, trade names, slogans, logos, trade dress, internet domain names, and other source identifiers, whether statutory or common law, whether registered or unregistered, and whether established or registered in the United States or any other country or any political subdivision thereof, together with any and all registrations and applications for any of the foregoing, goodwill connected with the use thereof and symbolized thereby, and extensions and renewals thereof and amendments thereto; (c) copyrights (whether statutory or common law, and whether published or unpublished), copyrightable subject matter, and all mask works (as such term is defined in 17 U.S.C. Section 901, et seq.), together with any and all registrations and applications therefor, and renewals and extensions thereof and amendments thereto; (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”); (e) trade secrets and proprietary or confidential information, data and databases, know-how and proprietary processes, designs, inventions, and any other similar intangible rights, to the extent not covered by the foregoing, whether statutory or common law, whether registered or unregistered; and (f) rights, priorities, and privileges corresponding to any of the foregoing or other similar intangible assets throughout the world.

“Intellectual Property Security Agreements”: an intellectual property security agreement or such other agreement, as applicable, pursuant to which each Loan Party which owns any Intellectual Property which is the subject of a registration or application grants to the Collateral Agent, for the benefit of the Secured Parties a security interest in such Intellectual Property, substantially in the form attached to the Guarantee and Collateral Agreement.

“Interest Coverage Ratio”: at any date, the ratio of (a) Consolidated EBITDA of Holdings and its Subsidiaries for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of any fiscal quarter, the most recently completed fiscal quarter for which financial statements are required to have been delivered pursuant to Section 7.1) to (b) Consolidated Interest Expense of Holdings and its Subsidiaries for such period, in each case, with such pro forma adjustments to Consolidated EBITDA and Consolidated Interest Expense as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.3.

“Interest Payment Date”: (a) as to any Alternative Base Rate Loan, the last day of each month to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any SOFR Loan having an Interest Period of three (3) months or less, the last day of such Interest Period, (c) as to any SOFR Loan having an Interest Period longer than three (3) months, each day that is three (3) months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is an Alternative Base Rate Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any SOFR Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such SOFR Loan and ending one, three or six months (in each case, subject to availability thereof) thereafter, as selected by the Borrower in its Borrowing Notice or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such SOFR Loan and ending one, three or six months (in each case, subject to the availability thereof) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 1:00 p.m., New York City time, on the date that is three (3) Government Securities Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that no tenor which has been removed pursuant to Section 4.16(d) may be selected; provided, further, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Government Securities Business Day, such Interest Period shall be extended to the next succeeding Government Securities Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Government Securities Business Day;

(ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Maturity Date with respect thereto; and

(iii) any Interest Period that begins on the last Government Securities Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Government Securities Business Day of a calendar month.

“Investments”: as defined in Section 8.7.

“IRS”: the United States Internal Revenue Service.

“Issuing Lender”: (a) Citizens, in its capacity as issuer of any Letter of Credit and/or (b) such other Lender or Affiliate of a Lender as the Borrower may select, and the Administrative Agent approves, which Lender or Affiliate of a Lender has agreed in writing, in its sole discretion, to serve as the Issuing Lender hereunder pursuant to this Agreement.

“Joint Lead Arrangers”: Citizens Bank, N.A., Bank of America, N.A., Truist Securities, Inc., BMO Capital Markets Corp. and Silicon Valley Bank, in their capacities as joint lead arrangers and joint bookrunners under this Agreement.

“Junior Debt”: any (i) Subordinated Indebtedness and any Indebtedness that is secured by a Lien on the Collateral that is junior to the Liens on the Collateral securing the DDTL Facility and Initial Revolving Facility or (ii) Indebtedness that was incurred pursuant to Section 8.2(j).

“Junior Financing”: any Indebtedness of Holdings or any Subsidiary that is, or that is required to be, subordinated in right of payment to the Obligations and/or secured by a Lien on the Collateral that is junior to the Liens on the Collateral securing the DDTL Facility and Initial Revolving Facility.

“Junior Financing Documentation”: any documentation governing any Junior Financing.

“L/C Commitment”: $20,000,000.

“L/C Disbursement”: a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Exposure”: as to any Lender, its Revolving Percentage of the L/C Obligations.

“L/C Fee Payment Date”: the last day of each March, June, September and December (commencing on December 31, 2022) and the last day of the Initial Revolving Availability Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.11.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lender Presentation”: the Lender Presentation, dated November 16, 2022, and furnished to the Lenders in connection with the syndication of the Facilities.

“Lenders”: each Revolving Lender, DDTL Lender and Incremental Lender; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Issuing Lender and the Swingline Lender.

“Letters of Credit”: as defined in Section 3.7(a).

“Lien”: any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Conditionality Transaction”: (a) any acquisition or Investment (other than an intercompany Investment), including by way of merger, amalgamation or consolidation, (b) any Disposition or (c) any Restricted Payment with respect to which an irrevocable notice of prepayment or redemption is required; provided, that in each case pursuant to clause (a), (b) or (c), such transaction is not conditioned on the availability of, or on obtaining, third-party financing.

“Loan”: any loans and advances made by the Lenders pursuant to this Agreement, including any Delayed Draw Term Loans, any Additional Term Loans, any Incremental Revolving Loans and any Swingline Loan.

“Loan Documents”: this Agreement, the Security Documents, the Notes and any other agreement, instrument or document designated in writing by the Borrower and the Administrative Agent as a “Loan Document”.

“Loan Party”: each of Holdings, the Borrower and the Subsidiary Guarantors.

“Long-Term Indebtedness”: any Indebtedness for borrowed money that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability (other than any revolving credit facility).

“Majority Facility Lenders”: the holders of more than 50% of (a) with respect to the DDTL Facility, the aggregate unpaid principal amount of the outstanding Delayed Draw Term Loans, (b) with respect to any Additional Term Facility, the aggregate unpaid principal amount of the outstanding Additional Term Loans under such Additional Term Facility and (c) with respect to the Revolving Facility, the total Revolving Commitments outstanding under such facility (or, if the relevant Revolving Commitments have been terminated pursuant to the terms hereof, the total Revolving Extensions of Credit under such Revolving Commitment then outstanding).

“Margin Stock”: as defined in Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.

“Master Agreement”: as defined in the definition of “Swap Agreement”.

“Material Acquisition”: a Permitted Acquisition for which the aggregate amount of consideration paid or to be paid exceeds $50,000,000.

“Material Adverse Effect”: (a) a material adverse change in, or a material adverse effect upon, the business, operations or financial condition of Holdings and its Subsidiaries, taken as a whole; (b) a material adverse effect on the ability of the Loan Parties taken as a whole to perform their respective payment obligations under any Loan Document; (c) a material and adverse effect on the rights of or remedies available to the Lenders or the Administrative Agent under any Loan Document; or (d) a material adverse effect on the Liens in favor of the Administrative Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens.

“Material Indebtedness”: of any Person at any date, Indebtedness (except for Indebtedness incurred to finance the acquisition of fixed or capital assets (including, without limitation, Capital Lease Obligations)) the outstanding principal amount of which exceeds in the aggregate $30,000,000.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, or any chemicals, substances, materials, wastes, pollutants or contaminants in any form regulated under any Environmental Law, including asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, radiation, and infectious, biological or medical waste or animal carcasses.

“Maturity Date”: (i) with respect to the Delayed Draw Term Loans, the DDTL Maturity Date, (ii) with respect to the Initial Revolving Commitments, the Initial Revolving Termination Date and (iii) with respect to any Additional Term Loans, the final maturity date applicable thereto.

“Maximum Rate”: as defined in Section 4.5(e).

“Minority Equity Interests”: equity interests in a Person that is not a Subsidiary of Holdings (or any of its Subsidiaries) owned by any Loan Party as of the Closing Date or otherwise acquired by any Loan Party after the Closing Date as a result of a Permitted Acquisition.

“Moody’s”: Moody’s Investors Service, Inc.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:

(a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or held in escrow or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received and net of costs, amounts and taxes set forth below), net of:

(i) attorneys’ fees, accountants’ fees, investment banking fees and other professional and transactional fees actually incurred in connection therewith;

(ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document or any Indebtedness secured by the Collateral on a pari passu or junior basis to the Liens of the Security Documents on the Collateral);

(iii) other customary fees and expenses actually incurred in connection therewith;

(iv) Taxes paid or reasonably estimated to be payable (including Permitted Tax Distributions) as a result thereof (after taking into account any available Tax credits or deductions and any Tax sharing arrangements); and

(v) amounts provided as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in an Asset Sale (including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such Asset Sale); provided, that such amounts shall be considered Net Cash Proceeds upon release of such reserve; or

(b) in connection with any issuance or sale of Capital Stock, any capital contribution or any incurrence of Indebtedness, the cash proceeds received from such issuance, contribution or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Income”: with respect to any Person, the net income (loss) of such Person, determined on a consolidated basis in accordance with GAAP.

“Non-Consenting Lender”: as defined in Section 11.1.

“Non-Defaulting Lender”: at any time, a Lender that is not a Defaulting Lender.

“Non-Extending Revolving Lender”: as defined in Section 3.17(b).

“Non-Extending Term Lender”: as defined in Section 2.7(b).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest and fees accruing after the maturity of the Loans and Reimbursement Obligations and interest and fees accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest or fees is allowed or allowable in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to any Agent or to any Lender (or, in the case of Specified Swap Agreements or Specified Cash Management Agreements, any Qualified Counterparty) or any Affiliate of any Agent or any Lender (including the obligation to provide Cash Collateral hereunder), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit (including Reimbursement Obligations), any Specified Swap Agreement, Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“OFAC”: the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Organizational Documents”: as to any Person, the Certificate of Incorporation, Certificate of Formation, By Laws, Limited Liability Company Agreement, Partnership Agreement or other similar organizational or governing documents of such Person.

“Other Connection Taxes”: with respect to a Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp or documentary Taxes or any intangible, recording, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.13 to the extent made as a result of a Lender requesting reimbursement for amounts owing pursuant to Section 4.10(a), (b) or (c)).

“Participant”: as defined in Section 11.6(e).

“Participant Register”: as defined in Section 11.6(e).

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Payment Recipient”: as defined in Section 10.13(a).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Acquisition”: any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, a majority of the Capital Stock of, or a business line or unit or a division of, any Person; provided, that

(a) at the time of the execution of the definitive purchase agreement in connection with such Permitted Acquisition, and after giving pro forma effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom;

(b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(c) the Borrower shall be in compliance with the covenants in Section 8.1, calculated on a pro forma basis after giving effect to such acquisition as if such acquisition had occurred on the first day of the most recent period of four (4) consecutive fiscal quarters for which financial statements have been delivered;

(d) any Person or assets or division as acquired in accordance herewith shall be in substantially the same business or lines of business in which the Borrower and/or its Subsidiaries are engaged, or are permitted to be engaged as provided in Section 8.15, as of the time of such acquisition; and

(e) with respect to any Material Acquisition, no more than three (3) Business Days after the closing date of such acquisition (or such longer period as may be agreed to by the Administrative Agent):

(A) the Borrower shall have delivered written notice of such acquisition to the Administrative Agent designating such Permitted Acquisition as a “Material Acquisition”, together with a description of such Permitted Acquisition, which shall include the name of the target or a summary description of the assets acquired and confirming that the aggregate purchase price for such Permitted Acquisition exceeds $50,000,000; and

(B) the Borrower shall have delivered to the Administrative Agent a Compliance Certificate for the most recent fiscal quarter end preceding such acquisition for which financial statements have been delivered giving pro forma effect to such acquisition as if it had occurred as of the balance sheet date (in the case of the balance sheet) or at the beginning of such period (in the case of such income statements), demonstrating compliance with condition (c) above and certifying that all of the requirements of a “Permitted Acquisition” hereunder have been satisfied.

“Permitted Refinancing”: as to any Indebtedness, the incurrence of other Indebtedness to refinance, extend, renew, defease, restructure, replace or refund (collectively, “refinance”) such existing Indebtedness; provided, that, in the case of such other Indebtedness, the following conditions are satisfied: (a) the weighted average life to maturity of such refinancing Indebtedness shall be greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced; (b) the principal amount of such refinancing Indebtedness shall be less than or equal to the principal amount (including any accreted or capitalized amount) then outstanding of the Indebtedness being refinanced, plus any required premiums, accrued and unpaid interest and other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by any amount equal to any existing commitments unutilized thereunder; (c) the respective obligor or obligors shall be the same on the refinancing Indebtedness as on the Indebtedness being refinanced; (d) the security, if any, for the refinancing Indebtedness shall be substantially the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of refinancing Indebtedness); and (e) if the Indebtedness being refinanced is subordinated to the Obligations, the refinancing Indebtedness is subordinated to the Obligations on terms that are at least as favorable, taken as a whole, as the Indebtedness being refinanced (as determined in good faith and, if requested by the Administrative Agent, certified in writing to the Administrative Agent by a Responsible Officer of the Borrower) and the holders of such refinancing Indebtedness have entered into any subordination or intercreditor agreements reasonably requested by the Administrative Agent evidencing such subordination.

“Permitted Sale Leaseback”: any arrangement with any Person whereby Holdings or any of its Subsidiaries sells or transfers the Sale Leaseback Property to such Person and thereafter rents or leases such Sale Leaseback Property and uses it for substantially the same purpose or purposes as it was used prior to the sale.

“Permitted Tax Distribution”: for any taxable period for which Holdings and/or any of its Subsidiaries or Unrestricted Subsidiaries are members of a consolidated, unitary, combined or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which Holdings (or its successor) is the common parent (a “Tax Group”), distributions to pay the actual consolidated, combined, unitary or similar income Tax liabilities of a Tax Group for such taxable period that are attributable to income of Holdings and/or any of its Subsidiaries or Unrestricted Subsidiaries, in an amount not to exceed the amount that Holdings and its applicable Subsidiaries or Unrestricted Subsidiaries would have been required to pay in respect of such federal, state and local income Taxes, as the case may be, in respect of such taxable period if Holdings and/or its applicable Subsidiaries or Unrestricted Subsidiaries had paid such Taxes directly as a stand-alone corporate taxpayer or stand-alone corporate group for all taxable periods ending after the Closing Date (reduced by any such Taxes directly paid by Holdings or any of its Subsidiaries or Unrestricted Subsidiaries), provided, that distributions to pay Taxes attributable to the income of Unrestricted Subsidiaries shall only be permitted to the extent of cash payments made by Unrestricted Subsidiaries to Holdings or any Subsidiary Guarantor for such purpose, provided further, that any distributions under this clause in respect of any taxable period (or portion thereof) ending on or before the Closing Date shall be permitted only to the extent relating to income tax adjustments that arise after the Closing Date as a result of audits or other tax proceedings.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”: DebtX, Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pledged Company”: any Subsidiary of the Borrower the Capital Stock of which is pledged to the Collateral Agent pursuant to any Security Document.

“Pledged Equity Interests”: as defined in the Guarantee and Collateral Agreement.

“Point License - 02”: the transactions pursuant to that certain License and Collaboration Agreement, dated as of November 11, 2022, between an affiliate of Point Biopharma Global, Inc, Lantheus Two, LLC and, for purposes of Section 17.16 thereof only, the Borrower.

“Point License - 03”: the transactions pursuant to that certain License and Collaboration Agreement, dated as of November 11, 2022, between an affiliate of Point Biopharma Global, Inc, Lantheus Three, LLC and, for purposes of Section 17.16 thereof only, the Borrower.

“Portfolio Interest Exemption”: as defined in Section 4.10(e).

“Pound Sterling”: the lawful currency of the United Kingdom.

“primary obligations”: as defined in the definition of “Guarantee Obligation”.

“primary obligor”: as defined in the definition of “Guarantee Obligation”.

“Prime Rate”: the rate of interest per annum determined from time to time by Citizens as its prime rate in effect at its principal office in New York City and notified to the Borrower, which rate is determined in good faith and applies generally to similarly situated borrowers. The prime rate is a rate set by Citizens based upon various factors including Citizens’ costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Projections”: as defined in Section 7.2(b).

“Properties”: as defined in Section 5.17(a).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs”: (a) costs, expenses and disbursements associated with, related to or incurred in anticipation of, or preparation for compliance with (x) the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, (y) the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public and (z) the rules of national securities exchange companies with listed equity or debt securities, (b) costs and expenses associated with investor relations, shareholder meetings and reports to shareholders or debtholders and listing fees, and (c) directors’ compensation, fees, indemnification, expense reimbursement (including legal and other professional fees, expenses and disbursements), and directors’ and officers’ insurance.

“Public Lender”: as defined in Section 11.2(b)(ii).

“QFC”: has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualified Capital Stock”: any Capital Stock (other than warrants, rights or options referenced in the definition thereof) that either (a) does not have a maturity and is not mandatorily redeemable, or (b) by its terms (or by the terms of any employee stock option, incentive stock or other equity-based plan or arrangement under which it is issued or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (x) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (excluding any mandatory redemption resulting from an asset sale or change in control so long as no payments in respect thereof are due or owing, or otherwise required to be made, until all Obligations have been paid in full in cash), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case, at any time on or after the ninety-first (91st) day following the DDTL Maturity Date, or (y) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in clause (x) above, in each case, at any time on or after the ninety-first (91st) day following the DDTL Maturity Date.

“Qualified Counterparty”: with respect to any Swap Agreement or Cash Management Agreement, any counterparty thereto that is, or that at the time such Swap Agreement or Cash Management Agreement was entered into, was, a Lender, an Affiliate of a Lender, a Joint Lead Arranger, an Affiliate of a Joint Lead Arranger, an Agent or an Affiliate of an Agent (or, in the case of any such Swap Agreement entered into prior to the Closing Date, any counterparty that was a Lender, an Affiliate of a Lender, a Joint Lead Arranger, an Affiliate of a Joint Lead Arranger, an Agent or an Affiliate of an Agent on the Closing Date); provided, that, in the event a counterparty to a Swap Agreement or Cash Management Agreement at the time such Swap Agreement or Cash Management Agreement was entered into (or, in the case of any Swap Agreement entered into prior to the Closing Date, on the Closing Date) was a Qualified Counterparty, such counterparty shall constitute a Qualified Counterparty hereunder and under the other Loan Documents; provided, further, that if such counterparty is not a Lender or an Agent, such counterparty executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such Person appoints the Collateral Agent as its agent under the applicable Loan Documents and agrees to be bound by the provisions of Sections 10.3, 11.5, 11.11, 11.12, 11.16 as if it were an Agent or a Lender.

“Quarterly Payment Date”: March 31, June 30, September 30 and December 31 of each year.

“Recipient”: any Lender or the Administrative Agent, as applicable.

“Recovery Event”: any settlement of or payment in excess of $10,000,000 in respect of any property or casualty insurance claim (but in any case, excluding any business interruption insurance claim) or any condemnation proceeding relating to any asset of any Group Member.

“refinance”: as defined in the definition of “Permitted Refinancing”.

“Refinanced Term Loans”: as defined in Section 11.1.

“Register”: as defined in Section 11.6(d).

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.11 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Loans pursuant to Section 4.2(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s or its Subsidiaries’ businesses.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve (12) months after such Reinvestment Event, or, if within such twelve (12) month period the Borrower or a Subsidiary has entered into an agreement in definitive form to apply any such Net Cash Proceeds to a Reinvestment Event, then such period shall be extended, solely for purposes of applying such Net Cash Proceeds pursuant to such agreement, for a period of six (6) months and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s or its Subsidiaries’ businesses with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents, trustees, administrators, managers, advisors, attorneys-in-fact and representatives of such Person and of such Person’s Affiliates.

“Related Party Register”: as defined in Section 11.6(d).

“Release”: any actual or threatened releasing, spilling, leaking, pumping, pouring, leaching, seeping, emitting, migration, emptying, discharging, injecting, escaping, depositing, disposing, or dumping of Hazardous Materials into the indoor or outdoor environment, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property and any other conditions resulting in potential or actual human exposure to Hazardous Materials within a structure.

“Relevant Governmental Body”: the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.

“Removal Effective Date”: as defined in Section 10.6(b).

“Replacement Term Loans”: as defined in Section 11.1.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived pursuant to PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (a) the aggregate unpaid principal amount of the Delayed Draw Term Loans then outstanding, (b) any Incremental Term Loans then outstanding and (c) the total amount of the Revolving Commitments then in effect or, if any Revolving Commitments have been terminated, the total amount of Revolving Extensions of Credit then outstanding; provided that to the extent there are two (2) or more unaffiliated Lenders, Required Lenders must include at least two (2) unaffiliated Lenders. The Loans and Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Revolving Lenders”: at any time, the holders of more than 50% of the total amount of the Revolving Commitments then in effect or, if any Revolving Commitments have been terminated, the total amount of Revolving Extensions of Credit then outstanding; provided that to the extent there are two (2) or more unaffiliated Revolving Lenders, Required Revolving Lenders must include at least two (2) unaffiliated Revolving Lenders. The Loans and Commitments of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation, binding determination of an arbitrator or a court or other Governmental Authority or official administrative pronouncement, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date”: as defined in Section 10.6(a).

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, secretary or assistant secretary of Holdings or the Borrower (unless otherwise specified), but in any event, with respect to financial matters, the chief financial officer, treasurer or assistant treasurer of the Borrower.

“Restricted Debt Payments”: as defined in Section 8.8.

“Restricted Payments”: as defined in Section 8.6.

“Revolving Commitment”: the Initial Revolving Commitments and the Incremental Revolving Commitments.

“Revolving Commitment Increase Effective Date”: as defined in Section 3.16(a).

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the L/C Obligations and Swingline Loans then outstanding.

“Revolving Facility”: the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: the Initial Revolving Loans and the Incremental Revolving Loans.

“Revolving Notice Date”: as defined in Section 3.17(b).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate amount of the Total Revolving Extensions of Credit then outstanding).

“S&P”: S&P Global Ratings, a division of S&P Global Inc., or any successor to the rating agency business thereof.

“Sale Leaseback Property”: that certain Property owned by the Borrower on the Closing Date and located at 331 Treble Cove Road, North Billerica, Massachusetts.

“Sanctioned Country”: any country, territory or region which is itself the subject or target of any comprehensive Sanctions (which may include the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimean region of Ukraine, Cuba, Iran, North Korea, Darfur, South Sudan and Syria).

“Sanctioned Person”: (a) any Person or group listed in any Sanctions related list of designated Persons maintained by OFAC, including the List of Specially Designated Nationals and Blocked Persons, or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person subject to any law that would prohibit all or substantially all financial or other transactions with that Person or would require that assets of that Person that come into the possession of a third-party be blocked (c) any legal entity organized or domiciled in a Sanctioned Country, (d) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, (e) any natural person ordinarily resident in a Sanctioned Country, or (f) any Person 50% or more owned, directly or indirectly, individually or in the aggregate by any of the above.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Obligation Designation Notice”: a notice substantially in the form of Exhibit J executed and delivered to the Administrative Agent by a counterparty (other than the Administrative Agent and its Affiliates) to a Swap Agreement or an agreement to provide Cash Management Services in order that the obligations in respect thereof constitute Swap Agreement Obligations or Cash Management Obligations.

“Secured Obligations”: collectively, (a) the Loan Document Obligations, (b) the Cash Management Obligations, (c) the Swap Agreement Obligations and (d) the Erroneous Payment Subrogation Rights.

“Secured Parties”: the collective reference to the Lenders, the Administrative Agent, the Collateral Agent, the Qualified Counterparties and the Issuing Lender and each of their successors and permitted assigns.

“Securities Act”: the Securities Act of 1933, as amended.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Intellectual Property Security Agreements and all other security documents hereafter delivered to the Administrative Agent or the Collateral Agent granting (or purporting to grant) a Lien on any Property of any Person to secure the Obligations of any Loan Party under any Loan Document, Specified Swap Agreement or Specified Cash Management Agreement.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“SOFR”: a rate equal to the secured overnight financing rate as published by the SOFR Administrator on the website of the SOFR Administrator, currently at http//www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time).

“SOFR Administrator”: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan”: a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (iii) of the definition of “Alternative Base Rate” or the definition of “Daily SOFR Rate”.

“SOFR Tranche”: the collective reference to SOFR Loans under a particular Facility and the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Software”: as defined in the definition of Intellectual Property.

“Solvent”: as to any Person at any time, that (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on the sum of its debts and other liabilities, including contingent liabilities; (c) such Person has not, does not intend to, and does not believe (nor should it reasonably believe) that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise); and (d) such Person does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

“Specified Cash Management Agreement”: any Cash Management Agreement entered into by (a) any Loan Party and (b) any Qualified Counterparty, as counterparty; provided, that any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Cash Management Agreements. No Specified Cash Management Agreement shall create in favor of any Qualified Counterparty thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement.

“Specified Swap Agreement”: any Swap Agreement entered into by (a) any Loan Party and (b) any Qualified Counterparty, as counterparty; provided, that any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Swap Agreements. No Specified Swap Agreement shall create in favor of any Qualified Counterparty thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement; provided, however, nothing herein shall limit the rights of any such Qualified Counterparty set forth in such Specified Swap Agreement.

“Subject IP”: as defined in the definition of Excluded Assets.

“Subordinated Indebtedness”: any Indebtedness of the Borrower or a Subsidiary Guarantor the payment of principal and interest of which and other obligations of the Borrower or such Subsidiary Guarantor in respect thereof are subordinated to the prior payment in full of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower. Notwithstanding the foregoing, an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of Holdings or any of its Subsidiaries (except for purposes of the definition of Unrestricted Subsidiary contained herein) for purposes of this Agreement.

“Subsidiary Guarantor”: each Subsidiary of Holdings that is a Wholly Owned Subsidiary on the date it became (or was required to become) a party hereto or to the Guarantee and Collateral Agreement, other than an Excluded Subsidiary.

“Subsidiary Redesignation”: as defined in Section 7.14.

“Swap Agreement”: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Agreement Obligations”: all obligations of the Loan Parties under each Swap Agreement to which any Loan Party or its Subsidiary is a party and that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates, (b) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (c) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into or becomes a Lender or an Affiliate of a Lender after it has entered into such agreement, provided that any such counterparty (other than the Administrative Agent or its Affiliates) executes and delivers a Secured Obligation Designation Notice to the Administrative Agent.

“Swingline Commitment”: a portion of the Revolving Facility not in excess of $10,000,000.

“Swingline Facility”: the swingline facility established pursuant to Section 3.3.

“Swingline Lender”: Citizens in its capacity as swingline lender hereunder or any successor thereto.

“Swingline Loan”: any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 3.3, and all such swingline loans collectively as the context requires.

“Swingline Note”: a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit G, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Swingline Participation Amount”: as defined in Section 3.3(b)(iii).

“Tax Group”: as defined in the definition of “Permitted Tax Distribution”.

“Tax Status Certificate”: as defined in Section 4.10(e).

“Taxes”: all present or future taxes, levies, imposts, duties, fees, deductions or withholdings (including backup withholding), assessments or other charges imposed by any Governmental Authority, and any interest, penalties or additions to tax imposed with respect thereto.

“Term Facility”: the DDTL Facility, together with each Additional Term Facility, as applicable.

“Term Lender”: each Lender that provides Delayed Draw Term Loans or Additional Term Loans, as applicable.

“Term Loan”: the Delayed Draw Term Loans, together with any Additional Term Loans, as applicable.

“Term Notice Date”: as defined in Section 2.7(b).

“Term SOFR”: a rate per annum equal to the greater of (a) the sum of (i) Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) Government Securities Business Days prior to the first day of such Interest Period; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Government Securities Business Day is not more than three (3) Government Securities Business Days prior to such Term SOFR Determination Day plus (ii) the Term SOFR Adjustment, and (b) the Floor.

“Term SOFR Adjustment”: 0.10000% per annum.

“Term SOFR Administrator”: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Determination Day”: has the meaning specified in the definition of “Term SOFR”.

“Term SOFR Reference Rate”: the forward-looking term rate based on SOFR published by the Term SOFR Administrator and displayed on CME’s Market Data Platform (or other commercially available source providing such quotations as may be selected by the Administrative Agent from time to time).

“Total Net Leverage Ratio”: at any date, the ratio of (a) Consolidated Funded Debt as of such date, net of unrestricted cash and Cash Equivalents of Holdings, the Borrower and their Subsidiaries and cash and Cash Equivalents of Holdings, the Borrower and their Subsidiaries restricted in favor of the Administrative Agent, the Collateral Agent or any Secured Party (which may also include cash and Cash Equivalents securing indebtedness included in Consolidated Funded Debt) in an aggregate amount of such cash or Cash Equivalents not to exceed $100,000,000 to (b) Consolidated EBITDA of Holdings and its Subsidiaries for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of any fiscal quarter, the most recently completed fiscal quarter for which financial statements are required to have been delivered pursuant to Section 7.1), in each case, with such pro forma adjustments to Consolidated Funded Debt and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.3.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transactions”: collectively, the transactions contemplated by the Loan Documents.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an Alternative Base Rate Loan or a SOFR Loan.

“UCC” or “Uniform Commercial Code”: the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unasserted Contingent Obligations”: as defined in the Guarantee and Collateral Agreement.

“Uniform Customs”: the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (or such later version thereof as may be in effect at the time of issuance).

“United States”: the United States of America.

“Unrestricted Subsidiary”: (a) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary and (b) any subsidiary of an Unrestricted Subsidiary.

“Voting Stock”: of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote, directly or indirectly, in the election of the board of directors or Equivalent Managing Body of such Person.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent”: any Loan Party or the Administrative Agent, as applicable.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write- down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP or, in the case of any Foreign Subsidiary, other accounting standards, if applicable, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) the words “renew”, “renewing” and “renewal”, when used in respect of a Letter of Credit, shall be construed to refer to the extension of the expiry date of such Letter of Credit, (vi) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or

Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder), (vii) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (viii) any references herein to any Person shall be construed to include such Person’s successors and permitted assigns.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP in effect as of the date hereof; provided, that, if either the Borrower notifies the Administrative Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Administrative Agent, the Borrower and the Required Lenders shall negotiate in good faith to amend such provision to preserve the original intent in light of the change in GAAP; provided, that such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(f) When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, that, with respect to any payment of interest on or principal of SOFR Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

1.3 Pro Forma Adjustments. In the event that Holdings or any Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness subsequent to the commencement of the period for which the Total Net Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Total Net Leverage Ratio is made (the “Calculation Date”), then the Total Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness as if the same had occurred at the beginning of the applicable period; provided, that, no such pro forma adjustment shall be made for purposes of Section 8.1 for any events occurring after the last day of the fiscal quarter.

For purposes of making computations herein, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made (or committed to be made pursuant to a definitive agreement) by Holdings or any of its Subsidiaries during the reference period or subsequent to such reference period and on or prior to or simultaneously with the

Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated Indebtedness and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person that subsequently became a Subsidiary or was merged with or into the Borrower or any of its Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Total Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable period.

For purposes of this Section 1.3, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Holdings or the Borrower and may include, without duplication, cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies resulting from such Investment, acquisition, disposition, merger, consolidation or discontinued operation (including the Transactions) or other transaction, in each case, calculated in the manner described in, and not to exceed the amount set forth in clause (i)(l) of, the definition of Consolidated EBITDA.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the applicable calculation date had been the applicable rate for the entire period (taking into account any Swap Agreement Obligations applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the second paragraph of this Section 1.3. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

1.4 Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances any of its then-existing Loans with Additional Term Loans, extended Revolving Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

1.5 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation, or liability of any Person becomes the asset, right, obligation, or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

1.6 Limited Conditionality Transactions. In the event that the Borrower notifies the Administrative Agent in writing that any proposed transaction is a Limited Conditionality Transaction and that the Borrower wishes to test the conditions to such transaction and the Indebtedness that is to be used to finance such transaction in accordance with this Section, then, the following provisions shall apply:

(a) to the extent that the terms of this Agreement require (including any such requirement that is to be determined on a pro forma basis) (i) compliance with any financial ratio or test (including Section 8.1 and any Total Net Leverage Ratio test) and/or any cap expressed as a percentage of Consolidated EBITDA or Consolidated Total Assets or (ii) the absence of any Default or Event of Default (or any type of Default or Event of Default) as a condition to the consummation or making of any Limited Conditionality Transaction (or, in each case, the consummation of any related transaction, including any incurrence of any Indebtedness in connection therewith, including any Incremental Facilities), the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, (A) in the case of any acquisition or other Investment, at the time of (or on the basis of the financial statements for the most recently ended four quarter period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition or Investment (or, in the case of any acquisition made pursuant to a tender or similar offer, at the time of the commencement of such offer) or (y) the consummation of such acquisition or Investment, (B) in the case of any Disposition, at the time of (or on the basis of the financial statements for the most recently ended four quarter period at the time of) either (x) the execution of the definitive agreement with respect to such Disposition or (y) the consummation of such Disposition and (C) in the case of any Restricted Payment constituting a Limited Conditionality Transaction, at the time of (or on the basis of the financial statements for the most recently ended four quarter period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such Restricted Payment or (y) the making of such Restricted Payment, in each case, after giving effect on a pro forma basis to (I) the relevant acquisition, Investment, Disposition and/or Restricted Payment and (II) at the election of the Borrower, to the extent a definitive agreement with respect to such other acquisition, Investment or Disposition has been executed (or, in the case of any acquisition made pursuant to a tender or similar offer, to the extent such offer has been commenced) or irrevocable notice with respect to such Restricted Payment has been delivered (which acquisition, Investment, Disposition or Restricted Payment has not yet been consummated and, if applicable, with respect to which such definitive agreement, tender or similar offer or notice has not terminated or been revoked without the consummation thereof), any other acquisition, Investment, Disposition or Restricted Payment and/or any related Indebtedness (including the intended use of proceeds thereof) that the Borrower has elected to be tested as set forth in this paragraph (and, in each case, the related transactions); provided, in each case, that no Event of Default under Sections 9.1(a) or 9.1(f) shall have occurred and be continuing both before and after giving effect to the transaction. If the Borrower has exercised its election to apply clause (A)(x), (B)(x) or (C)(x) above in connection with any Limited Conditionality Transaction, then, in connection with any subsequent calculation of financial ratios or tests on or following the relevant date referred to in such applicable clause and prior to the earlier of (1) the date on which such Limited Conditionality Transaction is consummated and (2) the date that the definitive agreement for such Limited Conditionality Transaction is terminated or expires without consummation of such Limited Conditionality Transaction, any such financial ratios or tests shall be calculated on a pro forma basis assuming such Limited Conditionality Transaction and the other transactions in connection therewith (including any incurrence of any Indebtedness in connection therewith, including any Incremental Loans) have been consummated; and

(b) any condition to such transaction or such Indebtedness that the representations and warranties in this Agreement and the other Loan Documents shall be true and correct at the time of such transaction or the incurrence of such Indebtedness shall be subject to customary “certain funds” conditionality provisions (including, without limitation, a condition that the representations and warranties under the relevant agreements relating to such Limited Conditionality Transaction as are material to the lenders providing such Indebtedness shall be true and correct, but only to the extent that the Borrower or its applicable Subsidiary has the right to terminate its obligations under such agreement as a result of a breach of such representations and warranties or the failure of those representations and warranties to be true and correct), so long as all representations and warranties in this Agreement and the other Loan Documents are true and correct in all material respects at the time of execution of the definitive agreement governing such transaction.

Notwithstanding the foregoing, any calculation of a ratio in connection with determining (A) the Applicable Margin, (B) whether the Borrower can make a Restricted Payment pursuant to Section 8.6(o), (C) whether the Borrower can make a Restricted Debt Payment pursuant to Section 8.8(a)(iv) and (D) whether or not the Borrower is in compliance with the requirements of Section 8.1 shall, in each case be calculated assuming such Limited Conditionality Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated.

The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Conditionality Transactions such that each of the possible scenarios is separately tested.

SECTION 2. AMOUNT AND TERMS OF DDTL AND INCREMENTAL TERM LOAN COMMITMENTS

2.1 Delayed Draw Term Loan. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each DDTL Lender severally, but not jointly, agrees to make available to the Borrower (through the Administrative Agent), to the extent requested by the Borrower pursuant to Section 2.2(a) hereof, such DDTL Lender’s DDTL Commitment of a term loan in Dollars (the “Delayed Draw Term Loan”) in the aggregate principal amount of ONE HUNDRED MILLION DOLLARS ($100,000,000) (the “Delayed Draw Term Loan Committed Amount”) for the purposes hereinafter set forth (such facility, the “DDTL Facility”); provided that the Delayed Draw Term Loan shall (A) only be available to the Borrower in a single draw during the Delayed Draw Availability Period and (B) be subject to satisfaction of the conditions contained in Sections 6.1 and 6.2 of this Agreement. Upon receipt by the Administrative Agent of the proceeds of the Delayed Draw Term Loan, such proceeds will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of the office of the Administrative Agent specified in Section 11.2, or at such other office as the Administrative Agent may designate in writing, with the aggregate of such proceeds made available to the Administrative Agent by the DDTL Lenders and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the Borrower). The Delayed Draw Term Loan may consist of Alternative Base Rate Loans or SOFR Loans as the Borrower may request in the Borrowing Notice delivered to the Administrative Agent prior to such Delayed Draw Funding Date. Amounts repaid or prepaid on the Delayed Draw Term Loan may not be reborrowed.

2.2 Procedure for Delayed Draw Term Loan Borrowing.

(a) The Borrower shall give the Administrative Agent irrevocable notice substantially in the form of Exhibit B-1 (“Borrowing Notice”) (which notice must be received by the Administrative Agent (i) prior to 11:00 a.m., New York City time, three (3) Government Securities Business Days prior to the requested Borrowing Date, in the case of SOFR Loans, or (ii) prior to 11:00 a.m., New York City time, on the requested Borrowing Date, in the case of Alternative Base Rate Loans) requesting that the applicable DDTL Lenders make the Delayed Draw Term Loans on the requested date and specifying the amount to be borrowed. The Borrowing Notice shall be irrevocable and shall specify and certify (1) the amount of the Delayed Draw Term Loan requested, (2) the date of the requested borrowing (which shall be a Business Day in the case of Alternative Base Rate Loans and a Government Securities Business Day in the case of SOFR Loans) and (3) whether the borrowing shall be comprised of Alternative Base Rate Loans, SOFR Loans or a combination thereof, and if SOFR Loans are requested, the Interest Period(s) therefor. Additionally, the Borrowing Notice shall certify and demonstrate, as applicable, that all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied. If the Borrower shall fail to specify in the Borrowing

Notice (y) an applicable Interest Period in the case of a SOFR Loan, then such notice shall be deemed to be a request for an Interest Period of one month or (z) the type of Loan requested, then such notice shall be deemed to be a request for an Alternative Base Rate Loan hereunder. The Administrative Agent shall give notice to each DDTL Lender promptly upon receipt of the Borrowing Notice, the contents thereof and each such DDTL Lender’s share thereof.

(b) Each Term Loan Lender will make its DDTL Commitment of the Delayed Draw Term Loan borrowing available to the Administrative Agent, for the account of the Borrower, in Dollars and in funds immediately available to the Administrative Agent, at the office of the Administrative Agent specified in Section 11.2, or at such other office as the Administrative Agent may designate in writing, upon reasonable advance notice by 1:00 p.m. on the date specified in the Borrowing Notice. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the DDTL Lenders and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the Borrower).

2.3 Repayment of Delayed Draw Term Loans. On each Quarterly Payment Date, beginning with the Quarterly Payment Date ending on the last day of the first full fiscal quarter following funding of the Delayed Draw Term Loans, the Borrower shall repay to the Administrative Agent for the ratable account of the DDTL Lenders the percentage of the principal amount of the Delayed Draw Term Loans then outstanding in an amount equal to the percentage set forth below opposite such Quarterly Payment Date.

Quarterly Payment Date	Amortization Payment Percentage
Each Quarterly Payment Date ended on or prior to December 31, 2025	1.25%
Each Quarterly Payment Date ended after December 31, 2025 and prior to the DDTL Maturity Date	1.875%

The remaining unpaid principal amount of the Delayed Draw Term Loans and all other Obligations under or in respect of the Delayed Draw Term Loans shall be due and payable in full, if not earlier in accordance with this Agreement, on the DDTL Maturity Date.

2.4 Delayed Draw Commitment Fee. The Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the DDTL Lenders, a ticking fee (the “Delayed Draw Commitment Fee”), in an amount equal to 0.20% per annum on the average daily unused amount of the Delayed Draw Term Loan Committed Amount, commencing on January 16, 2023 and ending on the earliest of (a) the Delayed Draw Funding Date, (b) the last day of the Delayed Draw Availability Period and (c) the date that the DDTL Commitments are otherwise reduced to zero in accordance with Section 3.6. The Delayed Draw Commitment Fee shall be paid quarterly in arrears on the last Business Day of each calendar quarter (commencing on the last Business Day of the first full fiscal quarter after January 16, 2023) and on the earliest of (x) the Delayed Draw Funding Date, (y) the last day of the Delayed Draw Availability Period and (z) the date that the DDTL Commitments are otherwise reduced to zero in accordance with Section 3.6. For the avoidance of doubt, once funded, the Applicable Margin will apply with respect to all drawn portions of the DDTL Facility.

2.5 Delayed Draw Commitment Termination. The Delayed Draw Term Loan Committed Amount shall be permanently reduced and the DDTL Commitments shall automatically terminate on the earlier to occur of (i) the close of business on the last day of the Delayed Draw Availability Period and (ii) the Delayed Draw Funding Date.

2.6 Incremental Term Loans.

(a) Borrowing Request. The Borrower may at any time and from time to time after the Closing Date, by written notice to the Administrative Agent elect to request the establishment of one or more new term loan facilities (each, an “Incremental Term Facility”) with term loan commitments (each, an “Incremental Term Loan Commitment”) in an amount not in excess of the Incremental Cap, and in minimum increments of $1,000,000 and a minimum amount of $10,000,000 (or such lesser amount equal to the remaining Incremental Cap). Each such notice shall specify (i) the date (each, an “Incremental Term Loan Effective Date”) on which the Borrower proposes that the Incremental Term Loan Commitment shall be effective, which shall be a date not less than three (3) Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Person (which, if not a Lender, an Approved Fund or an Affiliate of a Lender, shall be reasonably satisfactory to the Administrative Agent (such acceptance not to be unreasonably withheld or delayed)) to whom the Borrower proposes any portion of such Incremental Term Loan Commitment be allocated and the amounts of such allocations.

(b) Conditions. The Incremental Term Loan Commitment shall become effective, as of such Incremental Term Loan Effective Date; provided, that, subject to Section 1.6 in the case of an Incremental Term Facility incurred in connection with a Limited Conditionality Transaction:

(i) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such Incremental Term Loan Effective Date as if made on and as of such date (except to the extent made as of a specific date, in which case such representation and warranty shall be true and correct in all material respects on and as of such specific date);

(ii) no Event of Default shall exist immediately prior to or after giving effect to such Incremental Term Facility;

(iii) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction;

(iv) no Lender will be required to participate in any Incremental Term Facility without its consent;

(v) the Borrower shall be in compliance with the covenants in Section 8.1, calculated on a pro forma basis, including the application of the proceeds of such Incremental Term Loan Commitment (without “netting” the cash proceeds of the applicable Incremental Facility) (and determined on the basis of the financial statements for the most recently ended fiscal quarter), and assuming a full drawing under all Incremental Revolving Facilities constituting revolving commitments incurred at such time; and

(vi) the all in yield applicable to any Incremental Term Loan will be determined by the Borrower and the Lenders providing such Incremental Term Loans.

(c) Terms of Incremental Term Loans and Incremental Term Loan Commitments. The terms and provisions of the Incremental Term Loans made pursuant to the Incremental Term Loan Commitments shall be as follows:

(i) terms and provisions of Loans made pursuant to Incremental Term Loan Commitments (the “Incremental Term Loans”) shall be on terms consistent with the Delayed Draw Term Loans and the Revolving Loans (except as otherwise set forth herein) or, to the extent not consistent with the Delayed Draw Term Loans and the Revolving Loans, on terms agreed upon between the Borrower and the Lenders providing such Incremental Term Loans and reasonably acceptable to the Administrative Agent (except as otherwise set forth herein);

(ii) the maturity date of such Incremental Term Loan shall be no earlier than the DDTL Maturity Date and the weighted average life to maturity of all new Incremental Term Loans shall be no shorter than the then remaining weighted average life to maturity of the Delayed Draw Term Loans;

(iii) the Incremental Term Loans shall be guaranteed by the Guarantors and secured by Liens on the Collateral that are pari passu with the Liens on the Collateral securing the DDTL Facility and the Revolving Facility.

The Incremental Term Loan Commitments shall be effected by a joinder agreement (the “Incremental Term Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such Incremental Term Loan Commitment, in form and substance reasonably satisfactory to each of them (in the case of the Administrative Agent, to the extent required herein). The Incremental Term Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.6 and, in the case of a Limited Conditionality Transaction, subject to the provisions of Section 1.6.

(d) Making of Incremental Term Loans. On any Incremental Term Loan Effective Date on which Incremental Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such Incremental Term Loan Commitment shall make an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment.

(e) Ranking. The Incremental Term Loans and Incremental Term Loan Commitments established pursuant to this Section 2.6 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from (x) security interests created by the Security Documents and the guarantees of the Guarantors and (y) mandatory prepayments of the DDTL Facility unless the Borrower and the Lenders in respect of the Incremental Term Facility elect lesser payments. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the Uniform Commercial Code or otherwise after giving effect to the establishment of any such class of Incremental Term Loans or any such Incremental Term Loan Commitments.

2.7 Extension of Maturity Date in Respect of Term Facility.

(a) Requests for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not later than thirty (30) days prior to the maturity date then in effect hereunder in respect of the Term Facility (the “Existing Term Facility Maturity Date”), request that each Term Lender extend such Lender’s Existing Term Facility Maturity Date in respect of the Term Facility; provided, that (i) the interest rate margins, interest rate “floors”, fees and maturity applicable to any Term Loan shall be determined by the Borrower and the Extending Term Lenders and (ii) any such extension shall be on the terms and pursuant to documentation to be determined by the Borrower and the Extending Term Lenders.

(b) Term Lender Elections to Extend. Each Term Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given within ten (10) Business Days of delivery of the notice referred to in clause (a) (or such other period as the Borrower and the Administrative Agent shall mutually agree) (the “Term Notice Date”), advise the Administrative Agent whether or not such Term Lender agrees to such extension (and each Term Lender that determines not to so extend its Existing Term Facility Maturity Date (a “Non-Extending Term Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Term Notice Date) and any Term Lender that does not so advise the Administrative Agent on or before the Term Notice Date shall be deemed to be a Non-Extending Term Lender. The election of any Term Lender to agree to such extension shall not obligate any other Term Lender to so agree.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Term Lender’s determination under this Section 2.7 promptly following the Term Notice Date.

(d) Additional Commitment Lenders. Subject to Section 4.11, the Borrower shall have the right to replace each Non-Extending Term Lender with, and add as “Term Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Term Commitment Lender”) as provided in Section 11.6; provided, that each of such Additional Term Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Term Commitment Lender shall undertake a DDTL Commitment (and, if any such Additional Term Commitment Lender is already a Term Lender, its DDTL Commitment shall be in addition to any other DDTL Commitment of such Lender hereunder on such date).

(e) Extension Requirement. If (and only if) any Term Lender has agreed so to extend their Existing Term Facility Maturity Date (each, an “Extending Term Lender”), the Existing Term Facility Maturity Date in respect of the Term Facility of each Extending Term Lender and of each Additional Term Commitment Lender shall be extended subject to the terms of any such notice of extension and each Additional Term Commitment Lender shall thereupon become a “Term Lender” for all purposes of this Agreement.

(f) Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the effective date of such extension signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Section 5 and the other Loan Documents are true and correct in all material respects on and as of the effective date of such extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.7, the representations and warranties contained in Section 5.1 shall be deemed to refer to the most recent statements furnished pursuant to Section 6.1(c), and (B) no Default exists. In addition, on the Existing Term Facility Maturity Date of each Non-Extending Term Lender, the Borrower shall repay any non-extended Term Loans of such Non-Extending Term Lender outstanding on such date.

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 11.1 or 11.7 to the contrary, and the Borrower and the Administrative Agent shall be entitled to enter into any amendments to this Agreement necessary or desirable to reflect the extensions pursuant to this Section 2.7.

SECTION 3. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

3.1 Revolving Commitments.

(a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make Revolving Loans to the Borrower from time to time during the Initial Revolving Availability Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Initial Revolving Commitment. During the Initial Revolving Availability Period the Borrower may use the Initial Revolving Commitments by borrowing, prepaying and reborrowing the Initial Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The Initial Revolving Loans may from time to time be SOFR Loans or Alternative Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3.

(b) The Borrower shall repay all outstanding Initial Revolving Loans on the Initial Revolving Termination Date. In addition, if at any time the sum of (i) the aggregate principal amount of Revolving Loans, plus (ii) the aggregate amount of L/C Obligations exceeds the Total Revolving Commitment, the Borrower shall, promptly, but in any event within two Business Days, repay Revolving Loans in an amount equal to such excess.

3.2 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Initial Revolving Availability Period on any Business Day; provided, that the Borrower shall give the Administrative Agent an irrevocable Borrowing Notice (which notice must be received by the Administrative Agent (i) prior to 11:00 a.m., New York City time, three (3) Government Securities Business Days prior to the requested Borrowing Date, in the case of SOFR Loans, or (ii) prior to 11:00 a.m., New York City time, on the requested Borrowing Date, in the case of Alternative Base Rate Loans) (provided, that any such notice of a borrowing of Alternative Base Rate Loans to finance payments required to be made pursuant to Section 3.5 may be given not later than 1:00 p.m., New York City time, on the date of the proposed borrowing), specifying (x) the amount and Type of Revolving Loans to be borrowed, (y) the requested Borrowing Date and (z) in the case of SOFR Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Alternative Base Rate Loans, $250,000 or a multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $250,000 or $100,000, as the case may be, such lesser amounts) and (y) in the case of SOFR Loans, $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $500,000 or $100,000, as the case may be, such lesser amounts); provided, that borrowings of Alternative Base Rate Loans pursuant to Section 3.11 shall not be subject to the foregoing minimum amounts. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent, for the account of the Borrower, in Dollars and in funds immediately available to the Administrative Agent, at the office of the Administrative Agent specified in Section 11.2, or at such other office as the Administrative Agent may designate in writing, upon reasonable advance notice by 1:00 p.m. on the date specified in the Borrowing Notice. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent (or by crediting such other account(s) as directed by the Borrower).

3.3 Swingline Loans.

(a) Availability. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Swingline Lender may, in its sole discretion (not to be unreasonably withheld), make Swingline Loans in Dollars to the Borrower from time to time from the Closing Date to, but not including, the Initial Revolving Termination Date; provided, that (i) after giving effect to any amount requested, the Revolving Extensions of Credit shall not exceed the Revolving Commitment and (ii) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested) shall not exceed the Swingline Commitment.

(b) Requests for Borrowing. The Borrower shall give the Administrative Agent an irrevocable Borrowing Notice not later than 12:00 p.m. on the same Business Day as each Swingline Loan of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, with respect to Swingline Loans in an aggregate principal amount of $250,000 or a whole multiple of $100,000 in excess thereof and (C) specifying that such Loan is to be a Swingline Loan. All Swingline Loans will be Alternative Base Rate Loans.

(c) Disbursement of Swingline Loans. Not later than 2:00 p.m. on the proposed borrowing date, the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by wire transfer of immediately available funds to a bank account designated in writing by the Borrower to the Administrative Agent.

(d) Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of all Swingline Loans in accordance with Section 3.2(b) (but, in any event, no later than the Initial Revolving Termination Date), together, with all accrued but unpaid interest thereon.

(e) Refunding.

(i) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), by written notice given no later than 11:00 a.m. on any Business Day request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan as an Alternative Base Rate Loan in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Swingline Loans. No Revolving Lender’s obligation to fund its respective Revolving Percentage of a Swingline Loan shall be affected by any other Revolving Lender’s failure to fund its Revolving Percentage of a Swingline Loan, nor shall any Revolving Lender’s Revolving Percentage be increased as a result of any such failure of any other Revolving Lender to fund its Revolving Percentage of a Swingline Loan.

(ii) The Borrower shall pay to the Swingline Lender within two (2) Business Days of demand, and in any event on the Initial Revolving Termination Date, in immediately available funds the amount of such Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Lenders in accordance with their respective Revolving Percentages.

(iii) If for any reason any Swingline Loan cannot be refinanced with a Revolving Loan pursuant to Section 3.3(b)(i), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 3.3(b)(i), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to such Revolving Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding. Each Revolving Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its Swingline Participation Amount. Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Revolving Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Revolving Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(iv) Each Revolving Lender’s obligation to make the Revolving Loans referred to in Section 3.3(b)(i) and to purchase participating interests pursuant to Section 3.3(b)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section VI, (C) any adverse change in the condition (financial or otherwise) of the Borrower, (D) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(v) If any Revolving Lender fails to make available to the Administrative Agent, for the account of the Swingline Lender, any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 3.3(b) by the time specified in Section 3.3(b)(i) or 3.3(b)(iii), as applicable, the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Federal Funds Effective Rate, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Loan or Swingline Participation Amount, as the case may be. A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(f) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, this Section 3.3 shall be subject to the terms and conditions of Section 3.15.

3.4 [Reserved].

3.5 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender with an Initial Revolving Commitment (other than a Defaulting Lender) a commitment fee for the period from and including the Closing Date to the last day of the Initial Revolving Availability Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender (plus, in the case of the Swingline Lender, the average daily amount of Swingline Loans) during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Initial Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates set forth in the Engagement Letter (without duplication).

3.6 Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or DDTL Commitments or, from time to time, to reduce the amount of the Revolving Commitments or DDTL Commitments; provided, that any such termination or reduction shall be made on a pro rata basis for each Lender holding any such Commitments; provided, further, that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments; provided, further, that such notice may be contingent on the occurrence of a refinancing or the consummation of a sale, transfer, lease or other disposition of assets and may be revoked or the termination date deferred if the refinancing or sale, transfer, lease or other disposition of assets does not occur. Any such reduction shall be in an amount equal to $500,000, or a multiple of $250,000 in excess thereof (or, if less, the amount of the Revolving Commitments or DDTL Commitments, as applicable, then in effect), and shall reduce permanently the Revolving Commitments or DDTL Commitments, as applicable, then in effect.

3.7 L/C Commitment.

(a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders and the Loan Parties set forth herein and in the other Loan Documents, agrees to issue documentary or standby letters of credit (the “Letters of Credit”) for the account of the Borrower on any Business Day during the Initial Revolving Availability Period in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue or cause to be issued any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a face amount of at least $200,000 (unless otherwise agreed by the Issuing Lender) and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five (5) Business Days prior to the Initial Revolving Termination Date; provided, that any Letter of Credit with a one-year term may provide for the extension thereof for additional one-year periods (or a longer period if agreed to by the Issuing Lender but in no event shall any extended period extend beyond the date referred to in clause (y) above), unless the Issuing Lender elects, in its sole discretion, not to extend for any such additional period; provided, further, that (i) any Letter of Credit that expires after the Initial Revolving Termination Date shall be Cash Collateralized on or prior to the Initial Revolving Termination Date and (ii) to the extent that the L/C Obligations exceed the L/C Commitment, the Borrower shall promptly, but in any event within one (1) Business Day, Cash Collateralize such excess (it being agreed that the Issuing Lender shall promptly upon written request return such Cash Collateral to the Borrower if the L/C Obligations are less than or equal to the L/C Commitment for ten (10) consecutive Business Days). Each Letter of Credit shall be governed by laws of the State of New York (unless the laws of another jurisdiction is agreed to by the respective Issuing Lender) and governed under The International Standby Practices (ISP98) or the Uniform Customs, as applicable.

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder (i) if the proceeds of any such Letter of Credit would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (ii) if such issuance would (A) conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law or (B) violate one or more policies of general application of the Issuing Lender now or hereafter in effect.

3.8 Procedure for Issuance, Amendment, Renewal, Extension of Letters of Credit; Certain Conditions. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender an Application requesting the issuance of the Letter of Credit and specifying the requested date of issuance of such Letter of Credit (which shall be a Business Day) and, as applicable, specifying the date of amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 3.7(a)(iii)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. Such Application shall be accompanied by documentary and other evidence of the proposed beneficiary’s identity as may reasonably be requested by the Issuing Lender to enable the Issuing Lender to verify the beneficiary’s identity or to comply with any applicable laws or regulations, including, without limitation, Section 326 of the Patriot Act. The Issuing Lender will issue, amend, renew or extend (or cause to be issued, amended, renewed or extended) the requested Letter of Credit for the account of the Borrower in the Issuing Lender’s then current standard form with such revisions as shall be requested by the Borrower and approved by the Issuing Lender, which shall have been approved by the Borrower, within (x) in the case of an issuance, five (5) Business Days of the date of the receipt of the Application and all related information and (y) in the case of an amendment, renewal or extension, three (3) Business Days of the date of the receipt of the Application and all related information. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance (or, amendment, extension or renewal, as applicable) of each Letter of Credit (including the amount thereof).

3.9 Fees and Other Charges.

(a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to SOFR Loans under the Revolving Facility on the face amount of such Letter of Credit, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letter of Credit. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the face amount of each Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letter of Credit.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.10 L/C Participations.

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft or other demand for payment paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft or other demand for payment is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent upon demand of the Issuing Lender an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft or other demand for payment, or any part thereof, that is not so reimbursed (it being agreed that with respect to a Letter of Credit in a currency other than Dollars, each L/C Participant shall pay the Administrative Agent the applicable amount). The Administrative Agent shall promptly forward such amounts to the Issuing Lender.

(b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the Issuing Lender pursuant to Section 3.10(a) is paid to the Administrative Agent for the account of the Issuing Lender after the date such payment is due, then such L/C Participant shall pay interest on such amount to the Administrative Agent for the account of the Issuing Lender on demand at a rate per annum equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to be made to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. Notwithstanding the foregoing sentence, if any such amount required to be paid by any L/C Participant pursuant to Section 3.10(a) is not made available to the Administrative Agent for the account of the Issuing Lender by such L/C Participant by the date that is three (3) Business Days after such payment is due, then the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date to the date on which such payment is immediately available to the Issuing Lender at the rate per annum applicable to Alternative Base Rate Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 3.10 shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.10(a), the Administrative Agent or the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Administrative Agent or the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent will distribute to such L/C Participant (or in the case of any such amounts received directly by the Issuing Lender, the Issuing Lender will distribute to the Administrative Agent who in turn will distribute to such L/C Participant) its pro rata share thereof; provided, that in the event that any such payment received by the Administrative Agent or the Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or the Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of the Issuing Lender the portion thereof previously distributed by the Administrative Agent or the Issuing Lender, as the case may be, to it.

3.11 Reimbursement Obligation of the Borrower. The Issuing Lender shall notify the Administrative Agent who shall in turn notify the Borrower of the date and amount paid by the Issuing Lender under any Letter of Credit. The Borrower agrees to reimburse the Issuing Lender for the amount of (a) such draft or other demand for payment so paid and (b) any fees, charges or other costs or expenses (other than taxes or similar amounts) incurred by the Issuing Lender in connection with such payment on the next Business Day following the date on which the Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft or other demand for payment is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 4.5(b) and (ii) thereafter, Section 4.5(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 9.1(f) shall have occurred and be continuing with respect to the Borrower, in which case, the procedures specified in Section 3.10 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 3.2 of Alternative Base Rate Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Loans could be made, pursuant to Section 3.2, if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the Issuing Lender of such drawing under such Letter of Credit.

3.12 Obligations Absolute. The Borrower’s obligations under Section 3.11 shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.11 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, payment by the Issuing Lender under a Letter of Credit against presentation or a draft or other document that does not comply with the terms of such Letter of Credit, or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3.12, constitute a legal or equitable discharge of, or provide a right of setoff against, the Obligations of the Borrower hereunder. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors, omissions, interruptions or delays found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any

Letter of Credit or the related drafts other demands for payment or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit

3.13 Letter of Credit Payments. If any draft or other demand for payment shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Administrative Agent who in turn shall promptly notify the Borrower of the date of payment and amount paid by the Issuing Lender in respect thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft or other demand for payment presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft or other demand for payment) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.14 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall apply.

3.15 Defaulting Lenders.

(a) The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than three (3) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of clause (b)(ii) below will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided, that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender or any Lender may have against such Defaulting Lender.

(b) If a Revolving Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding L/C Exposure and any outstanding Revolving Percentage of such Defaulting Lender:

(i) the L/C Exposure and the Revolving Percentage of such Defaulting Lender will, subject to the limitation in the proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided, that (x) no Event of Default has occurred and is continuing at such time (and, unless the Borrower shall have otherwise notified the Administrative Agent at the time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), (y) the sum of each Non-Defaulting Lender’s Revolving Extensions of Credit may not in any event exceed the Revolving Commitment of such Non- Defaulting Lender as in effect at the time of such reallocation and (z) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; provided, further, that, (A) for purposes of clause (x) in the first proviso above, such reallocation shall be given effect immediately upon the cure or waiver of such Event of Default and subject to clauses (y) and (z) above and (B) the Borrower shall Cash Collateralize the Lender’s fronting exposure with respect to such Defaulting Lender to the extent the L/C Exposure of such Defaulting Lender cannot be reallocated as provided in this clause (i); and

(ii) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.7(b) shall be applied at such time or times as may be determined by the Administrative Agent as follows:

first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder;

third, to Cash Collateralize the Issuing Lender’s fronting exposure with respect to such Defaulting Lender;

fourth, as the Borrower may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to, on a pro rata basis, (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender’s future fronting exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement;

sixth, to the payment of any amounts owing to the Lenders or the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

provided, that if (x) such payment is a payment of the principal amount of any Loans or payment under any Letter of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.2 were satisfied and waived, such payment shall be applied solely to pay the Loans of, and any payment under any Letter of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or payment under any Letter of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 3.15(b)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 3.15(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Notwithstanding anything to the contrary set forth in this Agreement, if any Lender becomes, and during the period it remains, a Defaulting Lender, the Issuing Lender will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless any exposure that would result therefrom is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or replacement Lenders or by Cash Collateralization or a combination thereof reasonably satisfactory to the Issuing Lender.

(d) Notwithstanding anything to the contrary set forth in this Agreement, during such period as a Lender is a Defaulting Lender, all fees pursuant to Sections 3.5(a) and 3.9 shall cease to accrue with respect to such Defaulting Lender (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees); provided, that (i) to the extent that a portion of the L/C Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to clause (b)(i) above, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments, and (ii) to the extent any portion of such L/C Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Lender as its interests appear (and the pro rata payment provisions of Section 4.8 will automatically be deemed adjusted to reflect the provisions of this Section) until and to the extent that such L/C Exposure is reallocated, Cash Collateralized and/or such Defaulting Lender is replaced.

(e) If the Borrower, the Administrative Agent and the Issuing Lender agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in clause (b) above), such Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Extensions of Credit and L/C Exposure of the Lenders to be on a pro rata basis in accordance with their respective Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such L/C Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

3.16 Incremental Revolving Commitments Borrower Request. The Borrower may at any time after the Closing Date by written notice to the Administrative Agent elect to request an increase to the Initial Revolving Commitment (each, an “Incremental Revolving Facility”) with revolving commitments (each, an “Incremental Revolving Commitment”) in an amount not in excess of the Incremental Cap, and in minimum increments of $5,000,000 and a minimum amount of $25,000,000 (or such lesser amount equal to the remaining Incremental Cap). Each such notice shall specify (i) the date (each, a “Revolving Commitment Increase Effective Date”) on which the Borrower proposes that the Incremental Revolving Commitment shall be effective, which shall be a date not less than three (3) Business Days after the date on which such notice is delivered to the Administrative Agent (unless otherwise agreed by the Administrative Agent) and (ii) the identity of each Person (which, if not a Lender, an Approved Fund or an Affiliate of a Lender, shall be reasonably satisfactory to the Administrative Agent and the Issuing Lender (each such acceptance not to be unreasonably withheld or delayed)) to whom the Borrower proposes any portion of such Incremental Revolving Commitment be allocated and the amounts of such allocations; provided, that any existing Lender approached to provide all or a portion of the Incremental Revolving Commitments may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment.

(a) Conditions. The Incremental Revolving Commitment shall become effective as of such Revolving Commitment Increase Effective Date; provided, that, subject to Section 1.6 in the case of Incremental Revolving Commitments incurred in connection with a Limited Conditionality Transaction:

(i) subject to clause (b)(ii) below, each of the conditions set forth in Section 6.2 shall be satisfied;

(ii) no Event of Default shall exist immediately prior to or after giving effect to such Incremental Revolving Facility;

(iii) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction;

(iv) no existing Lender will be required to participate in any Incremental Revolving Facility without its consent; and

(v) the Borrower shall be in compliance with the covenants in Section 8.1, calculated on a pro forma basis, including the application of the proceeds of such Incremental Term Loan Commitment (without “netting” the cash proceeds of the applicable Incremental Facility) (and determined on the basis of the financial statements for the most recently ended fiscal quarter), and assuming a full drawing under all Incremental Revolving Facilities constituting revolving commitments incurred at such time.

(b) Terms of Incremental Revolving Loans and Incremental Revolving Commitments. The terms and provisions of the Incremental Revolving Commitments and the Loans made pursuant to the Incremental Revolving Commitments shall be as follows:

(i) material terms and provisions of Loans made pursuant to Incremental Revolving Commitments (the “Incremental Revolving Loans”) shall be on terms consistent with the existing Revolving Loans; provided, that if the Borrower determines to increase the interest rate or fees payable in respect of such Incremental Revolving Loans, such increase shall be permitted only if the interest rate or fees payable in respect of the existing Revolving Loans shall be increased to equal such interest rate or fees payable in respect of such Incremental Revolving Loans; and

(ii) the Incremental Revolving Loans may only be guaranteed by the Guarantors and may only be secured by Liens on Collateral that are pari passu with the Liens on Collateral securing the Initial Revolving Facility.

The Incremental Revolving Commitments shall be effected by a joinder agreement (the “Increase Revolving Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such Incremental Revolving Commitment, in form and substance reasonably satisfactory to each of them (in the case of the Administrative Agent, to the extent required herein). The Increase Revolving Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 3.16.

(c) Ranking. The Incremental Revolving Loans and Incremental Revolving Commitments established pursuant to this Section 3.16 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from security interests created by the Security Documents and the guarantees of the Guarantors.

3.17 Extension of Maturity Date in Respect of Revolving Facility.

(a) Requests for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not later than thirty (30) days prior to the termination date then in effect with respect to the Revolving Facility (the “Existing Revolving Facility Maturity Date”), request that each Revolving Lender extend such Lender’s Existing Revolving Facility Maturity Date in respect of the Revolving Facility; provided, that (i) the interest rate margins, interest rate “floors,” fees and maturity applicable to any extended Revolving Loan shall be determined by the Borrower and the Extending Revolving Lenders and (ii) any such extension shall be on the terms and pursuant to documentation to be determined by the Borrower and the Extending Revolving Lenders.

(b) Revolving Lender Elections to Extend. Each Revolving Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given within ten (10) Business Days of delivery of the notice referred to in clause (a) (or such other period as the Borrower and the Administrative Agent shall mutually agree) (the “Revolving Notice Date”), advise the Administrative Agent whether or not such Revolving Lender agrees to such extension (and each Revolving Lender that determines not to so extend its Existing Revolving Facility Maturity Date (a “Non-Extending Revolving Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Revolving Notice Date) and any Revolving Lender that does not so advise the Administrative Agent on or before the Revolving Notice Date shall be deemed to be a Non-Extending Revolving Lender. The election of any Revolving Lender to agree to such extension shall not obligate any other Revolving Lender to so agree.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Revolving Lender’s determination under this Section 3.17 promptly following the Revolving Notice Date.

(d) Additional Commitment Lenders. Subject to Section 4.11, the Borrower shall have the right to replace each Non-Extending Revolving Lender with, and add as “Revolving Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Revolving Commitment Lender”) as provided in Section 11.6; provided, that each of such Additional Revolving Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Revolving Commitment Lender shall undertake a Revolving Commitment (and, if any such Additional Revolving Commitment Lender is already a Revolving Lender, its Revolving Commitment shall be in addition to any other Revolving Commitment of such Lender with respect thereto on such date).

(e) Extension Requirement. If (and only if) any Revolving Lender has agreed so to extend their Existing Revolving Facility Maturity Date (each, an “Extending Revolving Lender”), the Initial Revolving Termination Date in respect of such Initial Revolving Facility of each Extending Revolving Lender and of each Additional Revolving Commitment Lender shall be extended subject to the terms of any such notice of extension and each Additional Revolving Commitment Lender shall thereupon become a “Revolving Lender” for all purposes of this Agreement.

(f) Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the effective date of such extension signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Section 5 and the other Loan Documents are true and correct in all material respects on and as of the effective date of such extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 3.17, the representations and warranties contained in Section 5.1 shall be deemed to refer to the most recent statements furnished pursuant to Section 6.1(c), and (B) no Default exists. In addition, on the termination date of each Non-Extending Revolving Lender, the Borrower shall repay any non-extended Revolving Loans of such Non-Extending Revolving Lender outstanding on such date.

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 11.1 or 11.7 to the contrary, and the Borrower and the Administrative Agent shall be entitled to enter into any amendments to this Agreement necessary or desirable to reflect the extensions pursuant to this Section 3.17.

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

4.1 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans under any Facility, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 2:00 p.m., New York City time, three (3) Business Days prior thereto, in the case of SOFR Loans, and no later than 2:00 p.m., New York City time, one (1) Business Day prior thereto, in the case of Alternative Base Rate Loans, which notice shall specify the date and amount of prepayment, the applicable Facility and whether the prepayment is of SOFR Loans or Alternative Base Rate Loans and if such payment is to be applied to prepay Delayed Draw Term Loans, the manner in which such prepayment is to be applied thereto; provided, that if a SOFR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11; provided, further, that such notice may be contingent on the occurrence of a refinancing or the consummation of a sale, transfer, lease or other Disposition of assets and may be revoked or the termination date deferred if the refinancing or sale, transfer, lease or other Disposition of assets does not occur. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Alternative Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments of SOFR Loans shall be in an aggregate principal amount of $500,000 or integral multiples of $100,000 in excess thereof. Partial prepayments of Alternative Base Rate Loans shall be in an aggregate principal amount of $250,000 or integral multiples of $100,000 in excess thereof.

4.2 Mandatory Prepayments.

(a) If any Indebtedness shall be incurred or issued by any Group Member after the Closing Date (other than Excluded Indebtedness), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence or issuance toward the prepayment of the Term

Loans and accrued and unpaid interest thereon as set forth in Section 4.2(e); provided, however, that if any Indebtedness shall be incurred or issued by any Group Member after the Closing Date pursuant to Sections 8.2(j), (m) or (p), the proceeds thereof shall be applied on the date of such incurrence or issuance toward the prepayment of the Delayed Draw Term Loans and accrued and unpaid interest thereon as set forth in Section 4.2(e).

(b) If on any date any Group Member shall receive Net Cash Proceeds in excess of $10,000,000 in any fiscal year from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, an amount equal to 100% of such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and accrued and unpaid interest thereon as set forth in Section 4.2(e); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and accrued and unpaid interest thereon as set forth in Section 4.2(e).

(c) [reserved].

(d) [reserved].

(e) Each prepayment of Term Loans pursuant to this Section 4.2 shall be applied on a pro rata basis between the Delayed Draw Term Loans and each Incremental Term Facility then outstanding based on the aggregate principal amount of the Term Loans under each such Term Facility then outstanding (provided, that any prepayment of Term Loans with the net proceeds of an Incremental Term Facility incurred for the purpose of refinancing or replacing such Term Loans shall be applied to the Term Loans of the applicable Term Facility being refinanced or replaced). With respect to Term Loans under any Term Facility, amounts to be applied in connection with prepayments made pursuant to this Section 4.2 shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of such Term Facility as directed by the Borrower (or, in the absence of direction from the Borrower, to the remaining scheduled amortization payments in respect of the Term Loans of such Term Facility in direct order of maturity), and each such prepayment shall be paid to the Term Lenders of such class in accordance with Section 4.8 and first, to Alternative Base Rate Loans and, second, to SOFR Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 4.11. Each prepayment of the Term Loans under this Section 4.2 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(f) Each Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans required to be made by the Borrower pursuant Section 4.2(b), to decline all (but not a portion) of its share of such prepayment (such declined amounts, the “Declined Proceeds”), in which case such Declined Proceeds may be retained by the Borrower; provided, that, for the avoidance of doubt, no Lender may reject any prepayment made under Section 4.2(a) above to the extent that such prepayment is made with the Net Cash Proceeds of any Permitted Refinancing incurred to refinance all or a portion of the Term Loans. If any Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its share of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Lender’s share of the total amount of such mandatory prepayment of Term Loans.

(g) Notwithstanding the foregoing, to the extent that (and for so long as) the repatriation to the Borrower as a distribution or dividend of any amounts required to mandatorily prepay the Term Loans pursuant to Section 4.2(b) above that are attributable to any Foreign Subsidiary are (i) prohibited or delayed by applicable local Requirements of Law from being repatriated to the jurisdiction of organization of the Borrower or (ii) would result in a material and adverse Tax liability (including any withholding Tax) (such amount, a “Restricted Amount”), the calculation of Net Cash Proceeds shall be reduced by such Restricted Amount; provided, that once such repatriation of any such affected Net Cash Proceeds is (x) permitted under the applicable local Requirements of Law and/or (y) would no longer result in such material and adverse Tax liability, the Group Members shall be treated as having received Net Cash Proceeds equal to the amount of such reduction.

4.3 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert SOFR Loans to Alternative Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 2:00 p.m., New York City time, on the Business Day preceding the proposed conversion date; provided, that any such conversion of SOFR Loans may be made only on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Alternative Base Rate Loans to SOFR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 2:00 p.m., New York City time, on the third (3rd) Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided, that no Alternative Base Rate Loan under a particular Facility may be converted into a SOFR Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any SOFR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided, that no SOFR Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations; and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Alternative Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

4.4 Limitations on SOFR Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of SOFR Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the SOFR Loans comprising each SOFR Tranche shall be equal to $500,000 or integral multiples of $100,000 in excess thereof (or, if less, the then outstanding amount of the SOFR Loans (or, in the case of a conversion, Alternative Base Rate Loans) to be borrowed, converted or continued) and (b) no more than five (5) SOFR Tranches shall be outstanding at any one time.

4.5 Interest Rates and Payment Dates.

(a) Each SOFR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to Term SOFR determined for such day plus the Applicable Margin.

(b) Each Alternative Base Rate Loan shall bear interest at a rate per annum equal to the Alternative Base Rate plus the Applicable Margin.

(c) If an Event of Default under Section 9.1(a) shall have occurred and be continuing, such overdue amounts shall bear interest at a rate per annum equal to (i) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00%, (ii) in the case of Reimbursement Obligations, the non-default rate applicable to Alternative Base Rate Loans under the Revolving Facility plus 2.00% and (iii) in the case of any such other amounts that do not relate to a particular Facility, the non-default rate then applicable to Alternative Base Rate Loans under the Revolving Facility plus 2.00%, in each case, from the date of such Event of Default until such Event of Default is no longer continuing.

(d) Interest shall be payable in arrears on each Interest Payment Date and as provided in Section 3.11; provided, that interest accruing pursuant to clause (c) of this Section shall be payable from time to time on demand.

(e) Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

4.6 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Alternative Base Rate Loans bearing interest pursuant to the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Term SOFR Reference Rate. Any change in the interest rate on a Loan resulting from a change in the Alternative Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, promptly deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.6(a).

4.7 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(i) the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Term SOFR Reference Rate for such Interest Period, or

(ii) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Term SOFR Reference Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as reasonably determined and conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give written notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter but at least two (2) Business Days prior to the first day of such Interest Period. If such notice is given (x) any SOFR Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Alternative Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to SOFR Loans shall be continued as Alternative Base Rate Loans and (z) any outstanding SOFR Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period, to Alternative Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent (which notice the Administrative Agent agrees to withdraw promptly upon a determination that the condition or situation which gave rise to such notice no longer exists), no further SOFR Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to SOFR Loans.

4.8 Pro Rata Treatment; Application of Payments; Payments.

(a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction in the Commitments of the Lenders under the applicable Facility shall be made pro rata according to the respective DDTL Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Except as provided in Section 4.2(e), each payment (including each prepayment) on account of principal of and interest on the Delayed Draw Term Loans under any DDTL Facility shall be made pro rata according to the respective outstanding principal amounts of the Delayed Draw Term Loans then held by the DDTL Lenders under such DDTL Facility. The amount of each principal prepayment of the Delayed Draw Term Loans under the relevant DDTL Facility made pursuant to Section 4.1(a) shall be applied to reduce the then remaining installments of the Delayed Draw Term Loans under such DDTL Facility as specified by the Borrower in the applicable notice of prepayment. The amount of each principal prepayment of the Delayed Draw Term Loans made pursuant to Section 4.2 shall be applied to reduce the then remaining installments of the Delayed Draw Term Loans in direct order of maturity.

(c) Each payment on account of principal of and interest on the Revolving Loans under any Revolving Facility shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders under such Revolving Facility.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the SOFR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a SOFR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may (but shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Alternative Base Rate Loans under the relevant Facility, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may (but shall not be required to), in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g) Notwithstanding anything to the contrary contained herein, the provisions of this Section 4.8 (i) shall be subject to the express provisions of this Agreement which require or permit differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders and (ii) shall not restrict any transactions permitted by Section 11.6, or any “amend and extend” transactions.

4.9 Requirements of Law.

(a) If the adoption of, taking effect of or any change in any Requirement of Law or in the administration, interpretation or application thereof or compliance by any Lender or Issuing Lender with any request, guideline or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof (and, for purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or regulatory authorities, in each case, pursuant to Basel III, are deemed to have gone into effect and adopted subsequent to the date hereof):

(A) shall impose, modify or hold applicable any reserve, special deposit, liquidity, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or Issuing Lender that is not otherwise included in the determination of the Term SOFR Reference Rate hereunder;

(B) shall impose on such Lender or Issuing Lender any additional Tax (other than any Indemnified Taxes, any Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and any Connection Income Taxes) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender or Issuing Lender of principal, interest, fees or any other amount payable hereunder or thereunder; or

(C) shall impose on such Lender or Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender or Issuing Lender of making, converting into, continuing or maintaining Loans or Letters of Credit or to reduce any amount receivable hereunder in respect thereof (whether of principal, interest or any other amount), then, in any such case, the Borrower shall promptly pay such Lender or Issuing Lender, upon its demand, any additional amounts necessary to compensate such Lender or Issuing Lender for such increased cost or reduced amount receivable. If any Lender or Issuing Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender or Issuing Lender shall have reasonably determined that the adoption of, taking effect of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or Issuing Lender or any corporation controlling such Lender or Issuing Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof (and, for purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or regulatory authorities, in each case, pursuant to Basel III, are deemed to have gone into effect and adopted subsequent to the date hereof) shall have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect to the Loans or the Letters of Credit to a level below that which such Lender or Issuing Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or Issuing Lender’s or such corporation’s policies with respect to capital adequacy), then from time to time, after submission by such Lender or Issuing Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender or Issuing Lender such additional amount or amounts as will compensate such Lender or Issuing Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender or Issuing Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section for any amounts incurred more than 180 days prior to the date that such Lender or Issuing Lender notifies the Borrower of such Lender’s or Issuing

Lender’s intention to claim compensation therefor; provided, further, that, if the circumstances giving rise to such claim have a retroactive effect, then such 180 day period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. The Borrower shall pay the Lender or Issuing Lender, as the case may be, the amount shown as due on any certificate referred to above within thirty (30) days after receipt thereof.

4.10 Taxes.

(a) Payments Free of Indemnified Taxes. All payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document to a Recipient shall (except to the extent required by any Requirement of Law) be made free and clear of and without deduction or withholding for any Taxes; provided, that if any Withholding Agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable Withholding Agent) to deduct or withhold any Taxes from any sum paid or payable by it under any of the Loan Documents, then (i) if the Tax in question is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made by the applicable Withholding Agent (including deductions or withholdings applicable to additional sums payable under this Section 4.10(a)), the Lender or the Administrative Agent (in the case of payments being made to the Administrative Agent for its own account), as the case may be, receives a net amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make such deductions or withholdings and (iii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of clause (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law or, at the option of the Administrative Agent, reimburse it for its payment of any Other Taxes.

(c) Indemnification by the Borrower. The Loan Parties shall, jointly and severally, indemnify each Recipient, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed on or attributable to amounts payable under this Section 4.10) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and reasonable expenses arising therefrom, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of any Taxes by any Loan Party to a Governmental Authority pursuant to this Section 4.10, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Recipients. Each Recipient shall deliver to any Withholding Agent, whenever reasonably requested by the Withholding Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law and such other reasonably requested information as will permit the applicable Withholding Agent, (a) to determine whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (b) to determine, if applicable, the required rate of withholding or deduction, (c) to establish such Recipient’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Recipient pursuant to any Loan Document or otherwise to establish such Recipient’s status for withholding Tax purposes in an applicable jurisdiction, and (d) to determine any applicable backup withholding or information reporting requirements and to enable Withholding Agent to comply with such requirements. If any form, certification or other documentation provided by a Recipient pursuant to this Section 4.10(e) (including any of the specific documentation described below) expires or becomes obsolete or inaccurate in any respect, such Recipient shall promptly notify the applicable Withholding Agent in writing and shall promptly update or otherwise correct the affected documentation or promptly notify the Withholding Agent in writing that such Recipient is not legally eligible to do so.

Without limiting the generality of the foregoing,

(A) Any Recipient that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the request of the applicable Withholding Agent) two duly completed and executed copies of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding.

(B) Each Foreign Recipient shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the request of the applicable Withholding Agent), two duly completed and executed copies of whichever of the following is applicable:

(i) in the case of a Foreign Recipient claiming the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN or W-8BEN-E (or any successor thereto) establishing eligibility for an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the applicable provisions of the income tax treaty,

(ii) IRS Form W-8ECI (or any successor thereto),

(iii) in the case of a Foreign Recipient claiming the benefits of the exemption for portfolio interest under Sections 881(c) or 871(h) of the Code (the “Portfolio Interest Exemption”), (x) a certificate, substantially in the form of Exhibit Q-1, Q-2, Q-3 or Q-4, as applicable (a “Tax Status Certificate”) and (y) IRS Form W-8BEN or W-8BEN-E (or any successor thereto),

(iv) where such Recipient is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., such as where such Recipient has sold a participation), IRS Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the Portfolio Interest Exemption, a Tax Status Certificate of such beneficial owner(s) (provided, that, if the Foreign Recipient is a partnership and not a participating Recipient, the Tax Status Certificate from the direct or indirect partner(s) may be provided by the Foreign Recipient on behalf of the direct or indirect partner(s)), or

(v) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax together with such supplementary documentation as may be prescribed by applicable Requirements of Law in a form reasonably acceptable to the applicable Withholding Agent to permit the applicable Withholding Agent to determine the withholding or deduction required to be made.

(C) If a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Withholding Agent, at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Agent as may be necessary for the applicable Withholding Agent to comply with its obligations under FATCA, to determine whether such Recipient has complied with such Recipient’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding anything to the contrary in this Section 4.10(e), no Recipient shall be required to deliver any documentation pursuant to this Section 4.10(e) that it is not legally eligible to provide.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by the Lender to the Administrative Agent pursuant to this Section 4.10(e).

(f) If any Recipient determines, in its good faith discretion, that it has received a refund (whether received in cash or applied as an offset against other Taxes due) of any Indemnified Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 4.10, it shall promptly pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section 4.10 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of such Recipient (including any Taxes), as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Loan Party, upon the request of such Recipient, shall repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority. Such Recipient shall, at the Loan Party’s written reasonable request, provide the Loan Party with a copy of any notice of assessment or other evidence reasonably satisfactory to the Loan Party of the requirement to repay such refund received from the relevant taxing authority. Notwithstanding anything to the contrary in this Section 4.10(f), in no event will any Recipient be required to pay any amount to any Loan Party pursuant to this Section 4.10(f) the payment of which would place such Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g) The agreements in this Section 4.10 shall survive the termination of this Agreement, the payment of the Loans and all other amounts payable hereunder or under any other Loan Document the resignation of the Administrative Agent and any assignment of rights by, or replacement of, any Lender.

4.11 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss, cost or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of SOFR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from SOFR Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of, or a conversion from, SOFR Loans on a day that is not the last day of an Interest Period with respect thereto or (d) any other default by the Borrower in the repayment of such SOFR Loans when and as required pursuant to the terms of this Agreement. Such indemnification may include an amount (other than with respect to clause (d)) equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure), in each case, at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin, the Term SOFR Adjustment and the Floor included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9 or 4.10(a), (b) or (c) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage or any unreimbursed costs or expenses; and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9 or 4.10(a), (b) or (c). The Borrower hereby agrees to pay all reasonable, documented out-of- pocket costs and expenses incurred by any Lender in connection with any such designation.

4.13 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9 or 4.10(a), (b) or (c) (such Lender, an “Affected Lender”), (b) is a Non-Consenting Lender or (c) is a Defaulting Lender, with a replacement financial institution or other entity; provided, that (i) such replacement does not conflict with any Requirement of Law, (ii) in the case of an Affected Lender, prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.9 or 4.10(a), (b) or (c), (iii) the replacement financial institution or entity shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 4.11 if any SOFR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution or entity shall be an Eligible Assignee, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided, that, except in the case of clause (c) hereof, the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10(a), (b) or (c), as the case may be, (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender and (ix) in the case of a Non-Consenting Lender, the replacement financial institution or entity shall consent at the time of such assignment to each matter in respect of which the replaced Lender was a Non-Consenting Lender.

4.14 Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrower (or, in the case of an assignment not required to be recorded in the Register in accordance with the provisions of Section 11.6(d), the assigning Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower), shall maintain the Register (or, in the case of an assignment not required to be recorded in the Register in accordance with the provisions of Section 11.6(d), a Related Party Register), in each case, pursuant to Section 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent (or, in the case of an assignment not required to be recorded in the Register in accordance with the provisions of Section 11.6(d), the assigning Lender) hereunder from the Borrower and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded (absent manifest error); provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement; provided, further that, in the event of any inconsistency between entries made in the Register and such account of a Lender, the entries in the Register shall control.

(d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Delayed Draw Term Loans or Revolving Loans, as the case may be, of such Lender, substantially in the forms of Exhibit E-1, or E-2, respectively, with appropriate insertions as to date and principal amount.

4.15 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain SOFR Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make SOFR Loans, continue SOFR Loans as such and convert Alternative Base Rate Loans to SOFR Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as SOFR Loans, if any, shall be converted automatically to Alternative Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a SOFR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

4.16 Benchmark Replacement Setting.

(a) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent (subject to clause (y) below) of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(ii) Each Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 4.16).

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.16(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.16.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternative Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternative Base Rate. During a Benchmark Unavailability Period, notwithstanding any provision of Section 4.5, any Swingline Loan shall bear interest at the Alternative Base Rate plus the Applicable Margin.

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue, amend, extend, renew or participate in the Letters of Credit, each of Holdings and the Borrower hereby represents and warrants to each Agent and each Lender that:

5.1 Financial Condition. The audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries as of and for each of the fiscal years ended on December 31, 2019, 2020 and 2021, accompanied by a report from Deloitte & Touche LLP, present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries as at such dates, and the consolidated results of their respective operations and cash flows for such period then ended. All such financial statements, including the related schedules and notes thereto, have been prepared substantially in accordance with GAAP applied consistently throughout the periods involved.

5.2 No Change. Since December 31, 2021, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

5.3 Corporate Existence; Compliance with Law. Except as permitted under Section 8.4, each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification,

(d) is in compliance with the terms of its Organizational Documents and (e) is in compliance with the terms of all Requirements of Law and all Governmental Authorizations, except to the extent that any failure under clause (a) (with respect to any Group Member other than the Borrower) or clauses (b), (c) and (e) to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational and other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (a) consents, authorizations, filings and notices described in Schedule 5.4, (b) consents, authorizations, filings and notices which have been, or will be, obtained or made and are in full force and effect on or before the Closing Date, (c) any such consent, authorizations, filings and notices the absence of which could not reasonably be expected to have a Material Adverse Effect, and (d) the filings referred to in Section 5.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate (a) the Organizational Documents of any Loan Party, (b) any Requirement of Law, Governmental Authorization or any Contractual Obligation of any Group Member and (c) will not result in, or require, the creation or imposition of any Lien on any Group Member’s respective properties or revenues pursuant to its Organizational Documents, any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and Liens permitted by Section 8.3), except for any violation set forth in clause (b) or (c) which could not reasonably be expected to have a Material Adverse Effect.

5.6 Litigation and Adverse Proceedings. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened in writing by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents, which would in any respect impair the enforceability of the Loan Documents, taken as a whole or (b) that could reasonably be expected to have a Material Adverse Effect.

5.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.8 Ownership of Property; Liens. Each Group Member has title in fee simple (or local law equivalent) to all of its owned real property, a valid leasehold interest in all its leased real property, and good title to, or a valid leasehold interest in, license to, or right to use, all its other tangible Property material to its business, in all material respects, and no such Property is subject to any Lien except as permitted by Section 8.3. The tangible Property of the Group Members, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the Property which is required for the business and operations of the Group Members as presently conducted.

5.9 Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect, to the knowledge of any Loan Party: (a) the conduct of, and the use of Intellectual Property in, the business of the Group Members as currently conducted (including the products and services of the Group Members) does not infringe, misappropriate, or otherwise violate the Intellectual Property rights of any other Person; (b) in the last two (2) years, there has been no such claim, to the knowledge of any Loan Party, threatened in writing against any Group Member; (c) to the knowledge of any Loan Party, there is no valid basis for a claim of infringement, misappropriation, or other violation of Intellectual Property rights against any Group Member; (d) to the knowledge of any Loan Party, no Person is infringing, misappropriating, or otherwise violating any Intellectual Property of any Group Member, and there has been no such claim asserted or threatened in writing against any third party by any Group Member or to the knowledge of any Loan Party, any other Person; and (e) each Group Member has at all times complied with all applicable laws, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by such Group Member.

5.10 Taxes. Each Loan Party has filed or caused to be filed all federal, state and other tax returns that are required to be filed by it and each Loan Party has paid all federal, state and other Taxes and any assessments of Taxes made in writing against it or any of its property by any Governmental Authority, other than (a) any which are not yet due or the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party or (b) any which the failure to so file or pay could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

5.11 Federal Reserve Regulations, Etc.. No Group Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any extension of credit under this Agreement will be used for any purpose that violates or would be inconsistent with the provisions of Regulation T, U or X of the Board or any Anti-Corruption Laws or applicable Sanctions.

5.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act, as amended, or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

5.13 ERISA. Neither a Reportable Event nor a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived has occurred or is reasonably expected to occur with respect to any Single Employer Plan, and each Single Employer Plan and Multiemployer Plan is in compliance in all respects with the applicable provisions of ERISA and the Code except where such Reportable Event, failure, or non-compliance could not reasonably be expected to have a Material Adverse Effect. No withdrawal by the Borrower or any Commonly Controlled Entity from a Single Employer Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA has occurred or is reasonably expected to occur, except as could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, no termination of a Single Employer Plan has occurred or is reasonably expected to occur. No Lien against the Borrower or any Commonly Controlled Entity in favor of the PBGC or a Single Employer Plan or a Multiemployer Plan has arisen during the past five years, except as could not reasonably be expected to have a Material Adverse Effect. No non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) has occurred or is reasonably expected to occur with respect to any Plan, except as could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan and neither the Borrower nor any Commonly Controlled Entity reasonably would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, except, in each case, for any liability that could not reasonably be expected to result in a Material Adverse Effect. No failure to make a required contribution to a Multiemployer Plan has occurred or is reasonably expected to occur, except as could not reasonably be expected to have a Material Adverse Effect. No Multiemployer Plan is Insolvent or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), except as could not reasonably be expected to have a Material Adverse Effect.

5.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board, as amended) that limits its ability to incur Indebtedness.

5.15 Capital Stock and Ownership Interests of Subsidiaries. As of the Closing Date (a) Schedule 5.15 sets forth the name and jurisdiction of formation or incorporation of each Group Member and, as to each such Group Member (other than Holdings), states the beneficial and record owners thereof and the percentage of each class of Capital Stock owned by any Loan Party, and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees, independent contractors or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Group Member (other than Holdings), except as created by the Loan Documents or as permitted hereby. Except as listed on Schedule 5.15, as of the Closing Date, no Group Member owns any interests in any joint venture, partnership or similar arrangements with any Person.

5.16 Use of Proceeds. The proceeds of the Revolving Loans and the Letters of Credit will be used to (a) pay fees and expenses in connection with the syndication, closing and funding of this Agreement and the Transactions, (b) for general corporate and working capital purposes permitted by the Loan Documents and not in contravention of any applicable law and (c) to fund Permitted Acquisitions and other Investments permitted under this Agreement and related costs and expenses thereto. The proceeds of the Delayed Draw Term Loans shall only be used to fund all or a portion of Point License—02 and related costs and expenses thereto. The proceeds of any Additional Term Loans will be used to (a) pay fees and expenses in connection with the syndication, closing and funding of such Loans, (b) for general corporate and working capital purposes permitted by the Loan Documents and not in contravention of any applicable law and (c) to fund Permitted Acquisitions and other Investments permitted under this Agreement and related costs and expenses thereto.

5.17 Environmental Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned or, to the Borrower’s knowledge, leased or operated by any Group Member (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;

(b) no Group Member has received any written claim, demand, notice of violation, or of actual or potential liability with respect to any Environmental Laws relating to any Group Member;

(c) Materials of Environmental Concern have not been transported, sent for treatment or disposed of from the Properties by any Group Member or, to the Borrower’s knowledge, by any other Person in violation of, or in a manner or to a location that could reasonably be expected to result in any Group Member incurring liability under, any Environmental Law, nor have any Materials of Environmental Concern been released, generated, treated, or stored by any Group Member or, to the Borrower’s knowledge, by any other Person at, on, under or from any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to result in any Group Member incurring liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or, to the Borrower’s knowledge, will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or relating to any Group Member;

(e) each Group Member, the Properties and all operations at the Properties are in compliance with all applicable Environmental Laws; and

(f) no Group Member has assumed by contract any liability of any other Person under Environmental Laws, nor is any Group Member paying for or conducting, in whole or in part, any response or other corrective action to address any Materials of Environmental Concern at any location pursuant to any Environmental Law.

5.18 Accuracy of Information, etc. No written statement contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (including the Lender Presentation) (other than information of a general economic or industry- specific nature), when taken as a whole, contained as of the date such statement, information, document or certificate was furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in the light of the circumstances under which such statements were made after giving effect to any supplements thereto; provided, however, that (i) with respect to the pro forma financial information contained in the materials referenced above, the Borrower represents only that the same were prepared in good faith and are based upon assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, is by its nature inherently uncertain and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and (ii) no representation is made with respect to information of a general economic or industry nature.

5.19 Security Documents. The Guarantee and Collateral Agreement and each other Security Document is, or upon execution will be, effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid security interest in the Collateral described therein and proceeds thereof (to the extent a security interest can be created therein under the Uniform Commercial Code). In the case of the Pledged Equity Interests, when stock or interest certificates representing such Pledged Equity Interests (along with properly completed stock or interest powers endorsing the Pledged Equity Interest and executed by the owner of such shares or interests) are delivered to the Collateral Agent, and in the case of the other

Collateral described in the Guarantee and Collateral Agreement or any other Security Document, when financing statements and other filings specified on Schedule 5.19 in appropriate form are filed in the offices specified on Schedule 5.19 and upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by the Security Documents), the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property, if any, established under laws of jurisdictions outside the United States, except to the extent a security interest therein can be perfected by filing of a financing statement under the Uniform Commercial Code) and the proceeds thereof, as security for the Obligations, in each case, prior and superior in right to any other Person (subject, as to priority only, to Liens (x) on the Collateral (other than Pledged Equity Interests represented by certificates), which are permitted by Section 8.3 which are prior as a matter of law or contract and (y) with respect to Pledged Equity Interests represented by certificates, Liens permitted by Section 8.3(a) which are prior as a matter of law) subject, in the case of the Intellectual Property that is the subject of any application or registration, to the recordation of appropriate evidence of the Collateral Agent’s Lien in the United States Patent and Trademark Office and/or United States Copyright Office, as appropriate, and the taking of actions and making of filings necessary under the applicable Requirements of Law to obtain the equivalent of perfection.

5.20 Solvency. Holdings and its Subsidiaries (on a consolidated basis), after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith, will be and will continue to be Solvent.

5.21 Senior Indebtedness. The Obligations constitute “senior debt,” “senior indebtedness,” “designated senior debt,” “guarantor senior debt” or “senior secured financing” (or any comparable term) of each Loan Party with respect to any Junior Financing.

5.22 Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.

(a) Each Loan Party, its Subsidiaries and their respective officers and employees and their directors and, to the Borrower’s knowledge, agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. Neither any Loan Party, nor any of its Subsidiaries or any of their respective directors, officers or employees is a Sanctioned Person. Each Loan Party and each of its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and all applicable Sanctions.

(b) No Loan or Letter of Credit, use of the proceeds of any Loan or Letter of Credit or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions. No part of the proceeds of the Loans or the Letters of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws.

(c) Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate any regulations passed under the Patriot Act or will violate the Trading with the Enemy Act, the International Emergency Economic Powers Act, or any regulations passed thereunder, including the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or successor statute thereto (together with Sanctions, “Anti-Terrorism Laws”). Each Loan Party and each of its Subsidiaries are in compliance with applicable Anti-Terrorism Laws.

5.23 [Reserved].

5.24 Patriot Act. Each Group Member is in compliance in all material respects with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti- money laundering rules and regulations.

5.25 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

5.26 Beneficial Ownership Certification. As of the Closing Date, the information included in any Beneficial Ownership Certification provided to any Lender on or prior to the Closing Date is true and correct in all respects.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction or waiver, prior to or substantially concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by Holdings, the Borrower, each Person that is a Lender as of the Closing Date and each other party listed on the signature pages hereto, (ii) the Guarantee and Collateral Agreement and each other Security Document (except for deliverables as set forth in Section 7.10) required to be delivered on the Closing Date, executed and delivered by the Borrower and each other Loan Party that is a party thereto, (iii) a perfection certificate in customary form and substance and (iv) a Note executed by the Borrower in favor of each Lender that has requested a Note at least two (2) Business Days in advance of the Closing Date.

(b) Transactions. On the Closing Date, after giving effect to the Transactions, neither Holdings nor any of its Subsidiaries on a consolidated basis shall have any indebtedness for borrowed money other than the Facilities and other indebtedness permitted by Section 8.2.

(c) Financial Statements. The Joint Lead Arrangers shall have received, (i) the financial statements described in Section 5.1 and (ii) the forecasts of the consolidated financial performance of Holdings and its Subsidiaries on an annual basis through 2027.

(d) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in the jurisdiction where each Loan Party is organized and maintains its chief executive office.

(e) Fees. The Joint Lead Arrangers and the Agents shall have received all reasonable and documented out-of-pocket costs and expenses required to be paid, including without limitation, the reasonable and invoiced fees and disbursements of King & Spalding LLP. The Borrower and its Subsidiaries shall have paid all fees required to be paid on the Closing Date under (i) the Engagement Letter and (ii) any fee letters delivered in connection with such Engagement Letter.

(f) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit F, with appropriate insertions and attachments including the certificate of incorporation or certificate of formation, as applicable, of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party.

(g) Legal Opinions. The Administrative Agent shall have received the legal opinions of Foley Hoag LLP, counsel to Holdings and its Subsidiaries. Such legal opinions shall be addressed to the Agents and the Lenders and shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require that are customary for transactions of this kind.

(h) Pledged Equity Interests; Stock Powers; Pledged Notes. Subject to Section 7.10(f), the Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, if applicable, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(i) Filings, Registrations and Recordings. Each Uniform Commercial Code financing statement and Intellectual Property Security Agreement required by the Security Documents to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.

(j) Patriot Act, Etc. The Administrative Agent shall have received, with respect to such documents and other information requested in writing at least ten (10) Business Days prior to the Closing Date, (i) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (ii) to the extent a Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to such Borrower at least ten (10) days prior to the Closing Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(k) Solvency Certificate. The Administrative Agent shall have received a certificate, in the form of Exhibit H, from a senior financial officer of Holdings or the Borrower certifying that Holdings and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby are Solvent.

(l) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement (except as set forth in Section 7.10).

(m) Existing Credit Agreement Refinancing. The Existing Credit Agreement Refinancing shall have been consummated on or prior to the Closing Date. The Existing Credit Agreement (and each related loan document) and all commitments thereunder shall have been terminated, all obligations thereunder shall have been paid in full (other than obligations that are contingent in nature or unliquidated at such time, which under the terms of the Existing Credit Agreement or related loan documents expressly survive such payment and termination) and all documentation necessary to release or terminate, as applicable, security interests and guarantees in respect thereof shall have been delivered to the Administrative Agent or its counsel.

6.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit (other than the amendment, modification, renewal or extension of a Letter of Credit which does not increase the face amount, of such Letter of Credit and except as otherwise expressly set forth herein) requested to be made by it is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent made as of a specific date, in which case such representation and warranty shall be true and correct in all material respects on and as of such specific date).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Notices. The Borrower shall have delivered to the Administrative Agent and, if applicable, the Issuing Lender, the Borrowing Notice or Application, as the case may be, for such extension of credit in accordance with this Agreement.

Each borrowing by and issuance or amendment of a Letter of Credit (other than the amendment, modification, renewal or extension of a Letter of Credit which does not increase the face amount, of such Letter of Credit and except as otherwise expressly set forth herein) on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.

SECTION 7. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder (other than Unasserted Contingent Obligations, Letters of Credit that have been Cash Collateralized and any amount owing under Specified Swap Agreements and Specified Cash Management Agreements), Holdings shall and shall cause each of its Subsidiaries to:

7.1 Financial Statements. Furnish to the Administrative Agent which shall distribute to each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Holdings, beginning with the fiscal year ending on December 31, 2022, (i) a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income or operations, members’ equity and cash flows for such year, setting forth, in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (other than upcoming maturity of the Facilities or any default or potential default under Section 8.1), by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing and (ii) a narrative report and management’s discussion and analysis of the financial condition and results of operations of Holdings for such fiscal year, as compared to amounts for the previous fiscal year; and

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of Holdings, beginning with the quarter ending March 31, 2023, (i) the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income or operations, and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth, in each case in comparative form the figures for the previous year, certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial condition, results of operation, and cash flows of Holdings in accordance with GAAP applied consistently throughout the periods reflected therein (subject to normal year- end audit adjustments and the absence of footnotes) and (ii) a narrative report and management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the corresponding period of the previous fiscal year.

Documents required to be delivered pursuant to Section 7.1(a) or (b) or Section 7.2(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the internet at www.lantheus.com (or such other website specified by the Borrower to the Administrative Agent from time to time); or (ii) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that, (x) to the extent the Administrative Agent so requests, the Borrower shall deliver paper copies of such documents to the Administrative Agent until a written request to cease delivering paper copies is given by the Administrative Agent and (y) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to herein, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Notwithstanding the foregoing, if (i) Holdings’ financial statements are consolidated with its direct or indirect parent’s financial statements or (ii) any direct or indirect parent of Holdings is subject to periodic reporting requirements of the Exchange Act and Holdings is not, then the requirement to deliver consolidated financial statements of Holdings and its Subsidiaries pursuant to Sections 7.1(a) and 7.1(b) and the related narrative discussion and analysis and opinion of an independent certified public accountant, as applicable, may be satisfied by delivering consolidated financial statements of such direct or indirect parent of Holdings accompanied by a schedule showing, in reasonable detail, consolidating adjustments, if any, attributable solely to such direct or indirect parent and any of its subsidiaries that are not Holdings or any of its Subsidiaries, and the related narrative discussion and analysis and opinion of an independent certified public accountant, as applicable, of such direct or indirect parent; provided, that any such opinion of an independent certified public accountant shall otherwise meet the requirements of Section 7.1(a)(i) and shall relate solely to Holdings, its Subsidiaries, and such direct or indirect parent (as applicable) but, in the case of such indirect parent, only if such indirect parent has no direct or indirect Subsidiaries other than (i) the direct parent of Holdings, Holdings and its Subsidiaries and (ii) any intermediate parent that itself has no direct or indirect Subsidiaries other than the direct parent of Holdings, Holdings and its Subsidiaries and one or more other intermediate parents that meet the requirements of this clause (ii).

7.2 Certificates; Other Information. Furnish to the Administrative Agent and the Collateral Agent (as applicable):

(a) concurrently with the delivery of any financial statements pursuant to Section 7.1(a) or (b), a Compliance Certificate of a Responsible Officer of the Borrower (i) certifying that no Default or Event of Default has occurred and is continuing except as specified in such certificate, (ii) in the case of financial statements delivered pursuant to Section 7.1(a), to the extent not previously disclosed and delivered to the Administrative Agent and the Collateral Agent, listing any Intellectual Property which is the subject of a United States federal registration or federal application (including Intellectual Property included in the Collateral which was theretofore unregistered and becomes the subject of a United States federal registration or federal application) acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (ii) (or, in the case of the first such list so delivered, since the Closing Date), and promptly deliver to the Collateral Agent an Intellectual Property Security Agreement suitable for recordation in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or such other instrument in form and substance reasonably acceptable to the Administrative Agent, and undertake the filing of any instruments or statements as shall be reasonably necessary to create, record, preserve, protect or perfect the Collateral Agent’s security interest in such Intellectual Property and (iii) setting forth the reasonably detailed calculations demonstrating compliance with Section 8.1;

(b) as soon as available, and in any event no later than ninety (90) days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year shown on a quarterly basis (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall, in each case, be accompanied by a certificate of a Responsible Officer of Holdings stating that such Projections are based on reasonable estimates, information and assumptions at the time prepared;

(c) promptly after the same are filed, copies of all annual, regular or periodic and special reports and registration statements which the Loan Parties may file or be required to file with the SEC and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly, such additional financial and other information regarding the business, financial or corporate affairs of Holdings or any of its Subsidiaries as the Administrative Agent may from time to time reasonably request, including, without limitation, other information with respect to the Patriot Act; and

(e) concurrently with the delivery of a Compliance Certificate pursuant to Section 7.2(a), any change in the information provided in the Beneficial Ownership Certification provided to any Lender that would result in a change to the list of beneficial owners identified in such certification since the later of the date of such Beneficial Ownership Certification or the most recent list provided.

7.3 Payment of Taxes. Pay all Taxes imposed on it or any of its assets by any Governmental Authority before they become delinquent, except (a) Taxes that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves in conformity with GAAP have been provided on the books of the relevant Group Member or (b) where the failure to pay could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

7.4 Maintenance of Existence; Compliance.

(a) (i) Preserve, renew and keep in full force and effect its organizational existence except as permitted hereunder and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, including, without limitation, all necessary Governmental Authorizations, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (i) above solely with respect to Holdings or any Subsidiary of the Borrower, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(b) Comply with all Organizational Documents and Requirements of Law (including, without limitation, and as applicable, ERISA and the Code), except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.5 Maintenance of Property; Insurance. (a) Except as permitted by Section 8.5, keep all material Property useful and necessary in its business in good working order and condition, subject to casualty, condemnation, ordinary wear and tear and obsolescence and (b) maintain insurance with financially sound and reputable insurance companies on all its Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business. The Borrower will furnish to the Administrative Agent, upon its reasonable request, information in reasonable detail as to the insurance so maintained.

7.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP shall be made of all material dealings and transactions in relation to its business and activities and permit representatives of the Administrative Agent who may be accompanied by any Lender to visit and inspect any of its properties (which inspection shall not include any invasive sampling of the Environment) and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and upon reasonable advance notice to the Borrower and to discuss the business, operations, properties and financial and other condition of the Group Members with the officers of the Group Members and with their independent certified public accountants (provided, that the Borrower or its Subsidiaries may, at their option, have one or more employees or representatives present at any discussion with such accountants); provided, that, unless an Event of Default has occurred and is continuing, only one (1) such visit in any calendar year shall be permitted and such visit shall be at the Borrower’s expense.

7.7 Notices. Promptly give notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member that could reasonably be expected to have a Material Adverse Effect or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, which could reasonably be expected to have a Material Adverse Effect;

(c) the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority (i) which could reasonably be expected to have a Material Adverse Effect or (ii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within thirty (30) days after a Responsible Officer of the Borrower obtains actual knowledge thereof, except to the extent as such events could not reasonably be expected to have a Material Adverse Effect: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to any Single Employer Plan or Multiemployer Plan, the creation of any Lien against the Borrower or any Commonly Controlled Entity in favor of the PBGC or a Single Employer Plan or Multiemployer Plan or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or Insolvency of, any Single Employer Plan or Multiemployer Plan; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action, if any, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

7.8 Environmental Laws.

(a) Conduct its operations in material compliance with all applicable Environmental Laws.

(b) Implement any and all investigation, remediation, removal and response actions that either are necessary to materially comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, under, or from any of their owned or leased property or are requested by Government Authorities pursuant to Environmental Law, except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Notify the Administrative Agent promptly upon becoming aware of any violation of Environmental Laws or any Release of Hazardous Materials on, at, under, or from any property that is reasonably likely to result in an Environmental Claim against any Loan Party or any of its Subsidiaries in excess of $20,000,000 in the aggregate and promptly forward to the Administrative Agent a copy of any written communication received in connection therewith.

7.9 Compliance with Laws. Each of Holdings and the Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and maintain all permits and licenses necessary to conduct its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. In addition, and without limiting the foregoing sentence, each Loan Party will, and will cause each of its Subsidiaries to, comply with all applicable Environmental Laws in all material respects, and with Anti-Corruption Laws, applicable Sanctions and the Patriot Act and the regulations promulgated thereunder in all respects.

7.10 Post-Closing; Additional Collateral, etc.

(a) With respect to any property acquired after the Closing Date by any Group Member (other than (x) any property described in clauses (c) or (d) below, (y) property acquired by any Group Member that is not a Loan Party and (z) property that is not required to become subject to Liens in favor of the Collateral Agent pursuant to the Loan Documents) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (but in any event within sixty (60) days following such acquisition or such later date as the Collateral Agent may agree) (i) execute and deliver to the Collateral Agent such amendments to the applicable Security Document or such other documents as the Collateral Agent deems reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property, and (ii) take all actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, subject only to Liens permitted by Section 8.3, including, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the applicable Security Document or by law and, in the case of Intellectual Property subject to a United States federal registration or federal application, the delivery for filing of an Intellectual Property Security Agreement suitable for recordation in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or such other instrument in form and substance reasonably acceptable to the Collateral Agent, or as may be reasonably requested by the Collateral Agent.

(b) [Reserved].

(c) With respect to any new Wholly Owned Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date by any Group Member, including Holdings (except that, for the purposes of this clause (c), the term Subsidiary shall include any existing Wholly Owned Subsidiary that ceases to be an Excluded Subsidiary), promptly (but in any event within sixty (60) days or such later date as the Collateral Agent may agree) (i) execute and deliver to the Collateral Agent such Security Documents as the Collateral Agent deems reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Collateral Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (A) to become a party to the applicable Security Documents, (B) to take such actions reasonably necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected first priority security interest (subject to Liens permitted by Section 8.3 hereof) in all or substantially all, or any portion of the property of such new Subsidiary that is required to become subject to a Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Loan Documents as the Collateral Agent shall determine, in its reasonable discretion, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Collateral Agent and (C) deliver to the Collateral Agent a certificate of such Subsidiary, substantially in the form of Exhibit F, with appropriate insertions and attachments, and (iv) if reasonably requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in customary form and substance; provided, that such opinions will only be given as to Subsidiaries other than Immaterial Subsidiaries.

(d) With respect to any new “first-tier” Foreign Subsidiary or Disregarded Domestic Person created or acquired after the Closing Date (other than any Foreign Subsidiary (i) excluded pursuant to Section 7.10(g) or (ii) that is an Immaterial Subsidiary) by any Loan Party, promptly (but in any event within sixty (60) days or such later date as the Collateral Agent may agree) (A) execute and deliver to the Collateral Agent such Security Documents as the Collateral Agent deems reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Loan Party (provided, that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged) and (B) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, as the case may be, and take such other action as may be reasonably necessary or, in the opinion of the Collateral Agent, desirable to perfect the Collateral Agent’s security interest therein.

(e) By December 14, 2022 (or such later date as the Collateral Agent may in its sole discretion agree), the Collateral Agent shall receive endorsements with respect to the insurance certificates delivered pursuant to Section 6.1(l), thereby naming the Collateral Agent, for the benefit of the Secured Parties, as additional insured and/or mortgagee/loss payee, in each case, in form and substance reasonably satisfactory to the Collateral Agent.

(f) Within fifteen (15) Business Days of the Closing Date (or such later date as the Collateral Agent may in its sole discretion agree), the Borrower shall, or shall cause Wells Fargo Bank, N.A., as agent under the Existing Credit Facility, to, deliver all possessory collateral held by Wells Fargo Bank, N.A. to the Administrative Agent, including the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, of the Borrower, Lantheus MI Canada, Inc., Lantheus MI UK Ltd. and Lantheus EU Limited.

(g) Notwithstanding anything to the contrary in this Section 7.10, (x) clauses (a), (c) and (d) of this Section 7.10 shall not apply to (i) any property, new Subsidiary or Capital Stock of a “first-tier” Foreign Subsidiary created or acquired after the Closing Date, as applicable, as to which the Administrative Agent and the Borrower have reasonably determined that (A) the collateral value thereof is insufficient to justify the cost, burden or consequences (including adverse tax consequences) of obtaining a perfected security interest therein, (B) under the law of such Foreign Subsidiary’s jurisdiction of formation, it is unlikely that the Collateral Agent would have the ability to enforce such security interest if granted or (C) such security interest would violate any applicable law; (ii) any property which is otherwise excluded or excepted under the Guarantee and Collateral Agreement or any corresponding section of any Security Document; or (iii) any Excluded Assets; and (y) no foreign law security or pledge agreements will be required.

7.11 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent or the Collateral Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent, the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any other Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the reasonable exercise by the Administrative Agent, the Collateral Agent or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Secured Party may be reasonably required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

7.12 [Reserved].

7.13 Use of Proceeds.

(a) The Borrower shall use the proceeds of the Loans and the Letters of Credit solely as set forth in Section 5.16.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase, acquire or carry any Margin Stock in a manner that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X or (b) for any other purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X. The Borrower will not request any Credit Extension, and the Borrower shall not use, and shall ensure that each Loan Party, their respective Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Credit Extension (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any applicable Sanctions or any Anti-Terrorism Laws by any Person, including any Agent, Lender or Issuing Lender.

7.14 Designation of Subsidiaries. The Borrower shall be permitted to designate an existing or subsequently acquired or organized Subsidiary as an Unrestricted Subsidiary, by written notice to the Administrative Agent, so long as (a) no Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation, the Total Net Leverage Ratio on a pro forma basis does not exceed the lesser of (i) 4.00 to 1.00 and (ii) the maximum Total Net Leverage Ratio then in effect under Section 8.1(a), such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent by the Borrower pursuant to Section 7.1, (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 8.7, (d) without duplication of clause (c), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 8.7, and (e) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clauses (a) through (d), and containing the calculations and information required by the preceding clause (b). The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such Subsidiary Redesignation, the Total Net Leverage Ratio on a pro forma basis does not exceed the lesser of (i) 4.00:1.00 and (ii) the maximum Total Net Leverage Ratio then in effect under Section 8.1(a), such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent by the Borrower pursuant to Section 7.1, (iii) the representations and warranties set forth in Section 5 and in the other Loan Documents shall be true and correct in all material respects immediately after giving effect to such Subsidiary Redesignation, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranties shall have been true and correct in all material respects as of such earlier date and (iv) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clauses (i) through (iii); provided, further, that no Unrestricted Subsidiary that has been designated as a Subsidiary pursuant to a Subsidiary Redesignation may again be designated as an Unrestricted Subsidiary. No Unrestricted Subsidiary may own Intellectual Property that is material to the business operations of Holdings, the Borrower or any Subsidiary, or exclusively license Intellectual Property of Holdings, the Borrower or any Subsidiary.

SECTION 8. NEGATIVE COVENANTS

Holdings and the Borrower hereby agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder (other than Unasserted Contingent Obligations, Letters of Credit that have been Cash Collateralized and any amount owing under Specified Swap Agreements or any Specified Cash Management Agreements), Holdings shall not, and shall not permit any of its Subsidiaries to:

8.1 Financial Covenants.

(a) Total Net Leverage Ratio. Permit the Total Net Leverage Ratio, as of the last day of the most recent fiscal quarter of Holdings then last ended (commencing with the first full fiscal quarter ending after the Closing Date), to exceed the ratio set forth below opposite the date on which such last day occurs:

Date of Fiscal Quarter End	Ratio
March 31, 2023	4.00 to 1.00
June 30, 2023	4.00 to 1.00
September 30, 2023	4.00 to 1.00
December 31, 2023	4.00 to 1.00
March 31, 2024 and thereafter	3.50 to 1.00

provided, that the Borrower may, in connection with any Material Acquisition, by written notice to the Administrative Agent for distribution to the Lenders, elect to increase (a “Covenant Increase”) the maximum Total Net Leverage Ratio by 0.50 to 1.00 solely for purposes of (i) determining pro forma compliance with this Section 8.1 in determining (x) whether such transaction meets the requirements of a Permitted Acquisition and (y) compliance with Section 2.6(b)(v), Section 3.16(b)(v), Section 8.2(i) and Section 8.2(j) and (ii) determining compliance with this Section 8.1(a) for a period of four consecutive fiscal quarters beginning with the fiscal quarter in which such Material Acquisition occurred (“Adjusted Covenant Period”); provided, further, that (x) in no event shall the maximum Total Net Leverage Ratio permitted by this Section 8.1(a) exceed 4.50 to 1.00 and (y) with respect to each Covenant Increase, either (i) the Borrower may not elect any Covenant Increase for at least two (2) full fiscal quarters following the end of any Adjusted Covenant Period elected by the Borrower or (ii) the Borrower shall be in compliance with this Section 8.1(a) for the two (2) most recently ended periods of four consecutive fiscal quarters for which financial statements have been delivered without giving effect to any Covenant Increase or the Material Acquisition related to the Covenant Increase.

(b) Minimum Interest Coverage Ratio. Permit the Interest Coverage Ratio, determined as of the last day of the most recent fiscal quarter of the Borrower then last ended (commencing with the first fiscal quarter ending after the Closing Date), for the period of four consecutive fiscal quarters ending on the last day of such fiscal quarter, to be less than 3.00 to 1.00.

8.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) unsecured Indebtedness of (i) any Loan Party owed to any other Loan Party; (ii) any Loan Party owed to any Group Member; (iii) any Group Member that is not a Loan Party owed to any other Group Member that is not a Loan Party; and (iv) subject to Section 8.7(g), any Group Member that is not a Loan Party owed to a Loan Party; provided, that (x) in the case of clauses (i) and (iv), any such Indebtedness is evidenced by, and subject to the provisions of, an intercompany note, which shall be in a form reasonably satisfactory to the Administrative Agent, and (y) in the case of any such Indebtedness of a Loan Party owed to a Group Member that is not a Loan Party, such Indebtedness shall be subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(c) Guarantee Obligations incurred in the ordinary course of business by (i) any Group Member that is a Loan Party of obligations of any other Loan Party and, subject to Section 8.7(g), of any Group Member that is not a Loan Party and (ii) any Group Member that is not a Loan Party of obligations of any Loan Party or any other Group Member;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 8.2 and any Permitted Refinancing thereof;

(e) Indebtedness incurred to finance the acquisition of fixed or capital assets (including, without limitation, Capital Lease Obligations) of any Loan Party or any Subsidiary of a Loan Party secured by Liens permitted by Section 8.3(g), and any Permitted Refinancing thereof, in an aggregate principal amount not to exceed $100,000,000 at any one time outstanding;

(f) Swap Agreements permitted under Section 8.11;

(g) Indebtedness of any Loan Party or any Subsidiary of a Loan Party in respect of performance, bid, surety, indemnity, appeal bonds, completion guarantees and other obligations of like nature and guarantees and/or obligations as an account party in respect of the face amount of letters of credit in respect thereof, in each case, securing obligations not constituting Indebtedness for borrowed money (including worker’s compensation claims, environmental remediation and other environmental matters and obligations in connection with insurance or similar requirements) provided in the ordinary course of business;

(h) Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(i) Indebtedness of a Person existing at the time such Person became a Subsidiary of any Loan Party (such Person, an “Acquired Person”), together with all Indebtedness assumed by the Loan Parties or any of their Subsidiaries in connection with any acquisition permitted under Section 8.7, but only to the extent that (i) such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary of such Loan Party or such acquisition, (ii) any Liens securing such Indebtedness attach only to the assets of the Acquired Person and (iii) after giving pro forma effect to the acquisition, (x) the Borrower shall be in compliance with the covenants in Section 8.1, calculated on a pro forma basis and (y) no Event of Default has occurred and is continuing or would result therefrom;

(j) Unsecured Indebtedness of any Loan Party; provided, that (i) no Event of Default shall exist immediately prior to or after giving effect to the incurrence of such Indebtedness, (ii) the Total Net Leverage Ratio, after giving pro forma effect thereto (without “netting” the cash proceeds of such Indebtedness), does not exceed the lesser of (x) 4.00 to 1.00 and (y) the maximum Total Net Leverage Ratio then in effect under Section 8.1(a), (iii) such Indebtedness shall not require any amortization prior to the date that is ninety-one (91) days following the DDTL Maturity Date, (iv) the maturity of such Indebtedness shall be no earlier than ninety-one (91) days following the DDTL Maturity Date and (v) such Indebtedness shall not be guaranteed by any Person that is not a Loan Party;

(k) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten (10) Business Days of incurrence;

(l) Indebtedness of Holdings or any Subsidiary that may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments, Earn-Out Obligations, milestone payments and similar obligations in connection with investments, acquisitions or sales of assets and/or businesses;

(m) Convertible Note Indebtedness of Holdings and the Borrower;

(n) Indebtedness arising from judgments or decrees not constituting an Event of Default under Section 9.1(h);

(o) Guarantee Obligations incurred by any Loan Party in respect of Indebtedness otherwise permitted by this Section 8.2; provided, that, any Guarantee Obligations of a Loan Party in respect of Indebtedness of a Group Member that is not a Loan Party shall be subject to Section 8.7(g);

(p) other Indebtedness of any Loan Party in an aggregate principal amount (for all Loan Parties) not in excess of the greater of $100,000,000 or 30% of Consolidated EBITDA at any time outstanding; provided that no Event of Default has occurred and is continuing or would result therefrom;

(q) Indebtedness of Foreign Subsidiaries and Subsidiaries of Holdings that are not Loan Parties not in excess of the greater of $100,000,000 or 30% of Consolidated EBITDA at any time outstanding;

(r) Indebtedness representing deferred compensation to future, present or former employees, officers, directors or consultants of Holdings, the Borrower or any Subsidiary;

(s) Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors, employees or consultants of any Group Member (or any spouses, successors, administrators, heirs or legatees of any of the foregoing) to finance the purchase or redemption of Capital Stock permitted by Section 8.6(d);

(t) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(u) any Indebtedness of any Group Member that is not a Loan Party owing to another Group Member that is not a Loan Party under any Cash Pool Obligation;

(v) Indebtedness in respect of overdraft facilities, foreign exchange facilities, payment facilities, cash management obligations and similar obligations incurred in the ordinary course of business;

(w) Indebtedness in respect of the Permitted Sale Leaseback;

(x) [reserved];

(y) Indebtedness in respect of ordinary course intercompany balances among Group Members; and

(z) Indebtedness in respect of letters of credit and bank guarantees in an aggregate stated or face amount not to exceed $25,000,000 at any time outstanding.

8.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens for Taxes or other governmental charges or levies (i) that are not overdue for a period of more than 30 days, (ii) that are being contested in good faith by appropriate proceedings; provided, that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP, (iii) that arise from government allowed payment plans providing for payment of Taxes over a period of time not to exceed one year and for which adequate reserves have been established in accordance with GAAP or (iv) that are immaterial amounts;

(b) Liens imposed by law, including, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than sixty (60) days (or, if more than sixty (60) days overdue, no action has been taken to enforce such Lien) or that are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture and sale of the property or assets subject to any such Lien;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, or letters of credit or guarantees issued in respect thereof, other than any Lien imposed by ERISA with respect to a Single Employer Plan or Multiemployer Plan;

(d) pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business or letters of credit or guarantees issued in respect thereof;

(e) easements, zoning restrictions, rights-of-way, restrictions, covenants, licenses, encroachments, protrusions and other similar encumbrances incurred in the ordinary course of business, and minor title deficiencies, in each case, that do not in any case individually or in the aggregate materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 8.3 and any renewals or extensions of any of the foregoing; provided, that no such Lien is spread to cover any additional property after the Closing Date (other than improvements thereon) and the Indebtedness secured thereby is permitted by Section 8.2(d);

(g) Liens securing Indebtedness of the Loan Parties or any Subsidiary of a Loan Party incurred pursuant to Section 8.2(e) to finance the acquisition of fixed or capital assets; provided, that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the amount of Indebtedness secured thereby is not increased other than as permitted by Section 8.2(e);

(h) Liens created pursuant to the Security Documents or any other Loan Document;

(i) [reserved];

(j) any interest or title of a lessor under any lease entered into by any Loan Party or any Subsidiary of a Loan Party in the ordinary course of its business and covering only the assets so leased;

(k) licenses, leases or subleases granted to third parties or Group Members in the ordinary course of business which, individually or in the aggregate, do not (i) materially impair the use (for its intended purposes) or the value of the property subject thereto or (ii) materially interfere with the ordinary course of business of the Borrower or any of its Subsidiaries;

(l) Liens securing judgments not constituting an Event of Default under Section 9.1(h) or securing appeal or other surety bonds related to such judgments;

(m) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases and consignment arrangements;

(n) Liens existing on property acquired by the Borrower or any Subsidiary of Holdings at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed) and any modification, replacement, renewal or extension thereof; provided, that (i) such Lien is not created in contemplation of such acquisition, (ii) such Lien does not extend to any other property of any Group Member not subject to such Lien at the time of acquisition (other than improvements thereon) and (iii) the Indebtedness secured by such Liens is permitted by Section 8.2(i);

(o) (i) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Group Member, in each case, granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, that, unless such Liens are nonconsensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness, and (ii) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(p) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods;

(q) statutory and common law landlords’ liens under leases to which Holdings or any Subsidiary of a Loan Party is a party;

(r) Liens on assets of Foreign Subsidiaries and Subsidiaries of Holdings that are not Loan Parties securing Indebtedness of such Subsidiaries to the extent such Indebtedness secured thereby is permitted under Section 8.2;

(s) Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby do not exceed the greater of $60,000,000 or 20% of Consolidated EBITDA at any one time; provided, that no Event of Default has occurred and is continuing or would result therefrom;

(t) Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers or Indebtedness permitted under Section 8.2(v);

(u) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Group Member in the ordinary course of business;

(v) licenses of Intellectual Property granted by any Group Member in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Group Members;

(w) Liens (i) on deposits of cash or Cash Equivalents in favor of the seller of any property to be acquired in any Permitted Acquisition or any other Investment permitted by this Agreement to be applied against the purchase price for such Permitted Acquisition or Investment, (ii) consisting of an agreement to dispose of any property in a permitted Disposition and (iii) earnest money deposits of cash or Cash Equivalents made by any Group Member in connection with any letter of intent or purchase agreement permitted hereunder;

(x) Liens on cash or cash equivalents securing Indebtedness permitted by Section 8.2(z);

(y) [reserved]; and

(z) Liens in connection with the Permitted Sale Leaseback.

8.4 Fundamental Changes. Merge into, amalgamate or consolidate with any Person, or permit any other Person to merge into, amalgamate or consolidate with it, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a) any Subsidiary of Holdings may be merged, consolidated or be amalgamated (i) with or into Holdings or the Borrower (provided, that Holdings or the Borrower, as applicable, shall be the continuing or surviving corporation), (ii) with or into any other Subsidiary of Holdings (provided, that if only one party to such transaction is a Subsidiary Guarantor, the Subsidiary Guarantor shall be the continuing or surviving corporation) or (iii) with or into any other Group Member; provided, that, any Loan Party may only be merged, consolidated or amalgamated with a Group Member that is not a Loan Party pursuant to Section 8.7(g);

(b) Holdings or any Subsidiary of Holdings may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Holdings, the Borrower or any Subsidiary Guarantor or any other Group Member; provided, that, any such Disposition by a Loan Party to a Group Member that is not a Loan Party shall be made pursuant to Section 8.7(g);

(c) any Subsidiary of Holdings that is not a Loan Party may (i) merge, consolidate or otherwise combine (including via contribution or sale) with or into any Subsidiary of Holdings that is not a Loan Party or (ii) dispose of all or substantially all of its assets (including any Disposition that is in the nature of a voluntary liquidation) to (x) another Subsidiary of Holdings that is not a Loan Party or (y) to a Loan Party;

(d) any Subsidiary of Holdings may enter into any merger, consolidation or similar transaction with another Person to effect a transaction permitted under Section 8.7;

(e) transactions permitted under Section 8.5 shall be permitted;

(f) any Subsidiary of Holdings may dissolve, liquidate or wind up its affairs at any time; provided, that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect; and

(g) so long as no Event of Default exists or would result therefrom, Holdings may merge or consolidate or amalgamate with or into any other Person (other than the Borrower and any of its subsidiaries), so long as (i) Holdings shall be the continuing or surviving Person or (ii) if the Person formed by or surviving any such merger or consolidation or amalgamation is not Holdings, (A) the successor Person shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent; (B) such successor shall be an entity organized under the laws of the United States, any state thereof or the District of Columbia and (C) such successor has no Indebtedness or other liabilities and engages in no business activities and owns no material assets, in each case, other than as permitted under Section 8.16; provided, that if the conditions set forth in this clause (A) are satisfied, the successor to Holdings will succeed to, and be substituted for, Holdings under this Agreement; provided, that the Borrower agrees to provide any documentation and other information about the successor as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation;

For the avoidance of doubt, nothing in this Agreement shall prevent Holdings or any Subsidiary thereof from being converted into, or reorganized or reconstituted as a limited liability company, limited partnership or corporation; provided, that (i) the Administrative Agent shall have been provided at least ten (10) days’ prior written notice of such change (or such other period acceptable to the Administrative Agent in its sole discretion) and (ii) the relevant Group Member shall take all such actions and execute all such documents as the Administrative Agent or the Collateral Agent may reasonably request in connection therewith.

8.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of the Borrower or any Subsidiary, issue or sell any shares of the Borrower’s or such Subsidiary’s Capital Stock to any Person, except:

(a) Dispositions of obsolete, damaged, uneconomic or worn out machinery, parts, property or equipment, or property or equipment no longer used or useful, in the conduct of its business, whether now owned or hereafter acquired;

(b) the sale of inventory and owned or leased vehicles, each in the ordinary course of business;

(c) Dispositions permitted by Sections 8.4(a), (b), (c), (d) and (f);

(d) the sale or issuance of any Subsidiary of Holdings’ Capital Stock to Holdings, the Borrower or any Subsidiary Guarantor or, if such Subsidiary is not a Loan Party, to any other Group Member;

(e) any Subsidiary of Holdings may Dispose of any assets to Holdings, the Borrower or any Subsidiary Guarantor or any other Group Member, and any Subsidiary of Holdings that is not a Subsidiary Guarantor may Dispose of any assets, or issue or sell Capital Stock, to any other Subsidiary of Holdings that is not a Subsidiary Guarantor; provided, that, any such Disposition by a Loan Party to a Group Member that is not a Loan Party is made pursuant to Section 8.7(g);

(f) Dispositions of cash or Cash Equivalents in the ordinary course of business in transactions not otherwise prohibited by this Agreement;

(g) licenses granted by the Loan Parties with respect to Intellectual Property, or leases or subleases, granted to third parties in the ordinary course of business which, individually or in the aggregate, do not materially interfere with the ordinary conduct of the business of the Loan Parties or any of their Subsidiaries, taken as a whole;

(h) the Disposition of other property; provided, that at least 75% of the consideration received in connection therewith consists of cash or Cash Equivalents;

(i) the issuance or sale of shares of any Subsidiary of Holdings’ Capital Stock to qualify directors if required by applicable law;

(j) Dispositions or exchanges of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(k) Dispositions of leases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Loan Parties and their Subsidiaries, taken as a whole;

(l) the abandonment or other Disposition of Intellectual Property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain and material in the conduct of the business of the Loan Parties and their Subsidiaries, taken as a whole;

(m) the Disposition of Property which constitutes a Recovery Event;

(n) Dispositions consisting of the sale, transfer, assignment or other Disposition of accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction;

(o) Dispositions constituting Investments in compliance with Section 8.7;

(p) dispositions of (i) non-core assets acquired in connection with any Permitted Acquisition or (ii) Minority Equity Interests;

(q) the disposition of property which constitutes, or which is subject to, a Recovery Event;

(r) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(s) sale or issuances of Qualified Capital Stock of Holdings to future, present or former employees, officers, directors or consultants in respect of compensation of services;

(t) the unwinding of any Swap Agreements;

(u) Dispositions of intellectual property, so long as (i) the subject intellectual property solely relates to products that are still in the development phase and (ii) such disposition is made for cash and Cash Equivalents in an amount not less than the fair market value of such property;

(v) Dispositions listed on Schedule 8.5;

(w) the Disposition of other property having a fair market value not to exceed the greater of $100,000,000 or 30% of Consolidated EBITDA;

(x) the Permitted Sale Leaseback; and

(y) Dispositions of real property.

8.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock or other common equity interests of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, in each case, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings or any Subsidiary (collectively, “Restricted Payments”), except that:

(a) any Subsidiary of Holdings may make Restricted Payments to Holdings, the Borrower or any Subsidiary Guarantor or any other Person that owns a direct equity interest in such Subsidiary in proportion to such Person’s ownership interest in such Subsidiary;

(b) each Subsidiary of Holdings may make Restricted Payments to Holdings and to Wholly Owned Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly Owned Subsidiary, to Holdings and any Subsidiary and to each other owner of Capital Stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

(c) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Holdings may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares, in each case, to the extent consideration therefor consists of the proceeds received from the substantially concurrent issue of new shares of Qualified Capital Stock;

(d) (i) Holdings may make a Restricted Payment to (or to allow any direct or indirect parent thereof to) pay for the repurchase, retirement or other acquisition of Capital Stock of Holdings (or any direct or indirect parent thereof) held by any future, present or former officers, directors, employees or consultants of any Group Member (or any spouses, successors, administrators, heirs or legatees of any of the foregoing) upon the death, disability or termination of employment or services of such individual, and (ii) any Group Member may purchase, redeem or otherwise acquire any Capital Stock from the present or former employees, officers, directors and consultants of any Group Member (or any spouses, successors, administrators, heirs or legatees of any of the foregoing) pursuant to the terms of any employee stock option, incentive stock or other equity-based plan or arrangement; provided, that the aggregate amount of payments under this clause (d) shall not exceed in any fiscal year $7,500,000 (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum of $25,000,000 in any fiscal year) plus, in each case, (x) any proceeds received by any Group Member after the date hereof in connection with the issuance of Qualified Capital Stock that are used for the purposes described in this clause (d) plus (y) the net cash proceeds of any “key-man” life insurance policies of any Group Member that have not been used to make any repurchases, redemptions or payments under this clause (d);

(e) (i) Holdings may make mandatory payments required under the terms of the Convertible Notes in connection with the Convertible Note Indebtedness permitted under Section 8.2(m), (ii) Holdings may issue common stock upon conversion of any Convertible Note Indebtedness pursuant to the terms of the Convertible Notes and (iii) the Borrower may make payments permitted under clause (i) above either directly or indirectly by distributing funds to Holdings for purposes of making such payments;

(f) Holdings and its Subsidiaries may make Permitted Tax Distributions;

(g) (i) to the extent actually used by Holdings to pay such taxes, costs and expenses, the Borrower may make Restricted Payments to or on behalf of Holdings in an amount sufficient to pay franchise taxes or similar taxes or fees required to maintain the legal existence of Holdings or its qualification to do business, (ii) the Borrower may make Restricted Payments to or on behalf of Holdings in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Holdings (or any direct or indirect parent thereof) to the extent such expenses are attributable to the ownership or operation of the Borrower and the Subsidiaries, (iii) the Borrower may make Restricted Payments to or on behalf of Holdings (or any direct or indirect parent thereof) to enable Holdings to pay fees, salaries, bonuses, expenses and indemnities owing to directors, officers and employees of Holdings (or any direct or indirect parent thereof) to the extent such expenses are attributable to the ownership or operation of the Borrower and the Subsidiaries and (iv) the Borrower may make Restricted Payments to Holdings in an amount sufficient to pay any Public Company Costs;

(h) the Borrower may make Restricted Payments to Holdings (or any direct or indirect parent thereof) the proceeds of which are used to make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options, or other securities convertible into or exchangeable for Capital Stock;

(i) Holdings may make Restricted Payments constituting non-cash repurchases of Capital Stock of Holdings (or any direct or indirect parent thereof) deemed to occur upon exercise or vesting of stock options or warrants (or equivalent) if such Capital Stock represents a portion of the exercise price and/or related tax liability of such options or warrants (or equivalent);

(j) to the extent constituting Restricted Payments, any Group Member may enter into transactions expressly permitted by Sections 8.4, 8.5 or 8.7;

(k) Holdings or any of its Subsidiaries may make a Restricted Payment to pay for the repurchase, retirement or other acquisition of Capital Stock of Holdings in an aggregate amount not to exceed $150,000,000;

(l) [reserved];

(m) Holdings and the Borrower may make additional Restricted Payments (i) in an aggregate amount not to exceed the greater of $100,000,000 and 30% of Consolidated EBITDA, minus the amount of Restricted Debt Payments made in reliance on Section 8.8(a)(iii), minus the outstanding amount of any Investments made in reliance on Section 8.7(e); provided, that, no Default or Event of Default has occurred and is continuing or would result therefrom;

(n) the Borrower or a Subsidiary of Holdings may make Restricted Payments to Holdings to fund Restricted Payments to be made by Holdings pursuant to clause (c), (d), (e), (f), (m) or (o) of this Section 8.6; and

(o) Holdings and the Borrower may make additional Restricted Payments so long as, after giving effect thereto on a pro forma basis, the Total Net Leverage Ratio does not exceed 2.50 to 1.00; provided, that, no Default or Event of Default has occurred and is continuing or would result therefrom.

8.7 Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business line or unit of, or a division of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in cash and Cash Equivalents;

(c) Guarantee Obligations permitted by Section 8.2;

(d) loans and advances to present or prospective officers, directors and employees of any Group Member in the ordinary course of business (including for travel, entertainment, relocation and similar expenses) in an aggregate amount for all Group Members not to exceed $2,500,000 at any time outstanding;

(e) Investments made after the Closing Date by Holdings or any of its Subsidiaries in an aggregate amount (valued at cost, if applicable) not to exceed the greater of $100,000,000 or 30% of Consolidated EBITDA, minus the amount of Restricted Payments made in reliance on Section 8.6(m), minus any Restricted Debt Payments made in reliance on Section 8.8(a)(iii);

(f) intercompany Investments by (i) any Group Member in any Loan Party; provided, that all such intercompany Investments to the extent such Investment is a loan or advance owed to a Loan Party are evidenced by an intercompany note and (ii) any Group Member that is not a Loan Party to any other Group Member that is not a Loan Party;

(g) intercompany Investments by any Loan Party in any Subsidiary, that, after giving effect to such Investment, is not the Borrower or a Subsidiary Guarantor (including, without limitation, Guarantee Obligations with respect to obligations of any such Subsidiary, loans made to any such Subsidiary, Investments resulting from mergers with or sales of assets to any such Subsidiary and Investments in Foreign Subsidiaries) and Investments by any Subsidiaries that are not Loan Parties in an aggregate amount (valued at cost) not to exceed the greater of $100,000,000 or 30% of Consolidated EBITDA at any time outstanding; provided that no Event of Default has occurred and is continuing or would result therefrom;

(h) Investments in the ordinary course of business consisting of endorsements for collection or deposit or lease, utility and other similar deposits and deposits with suppliers in the ordinary course of business;

(i) Permitted Acquisitions, including Investments by any Loan Party in any Foreign Subsidiary the proceeds of which are promptly used by such Foreign Subsidiary (directly or indirectly through another Foreign Subsidiary) to consummate a Permitted Acquisition of Persons organized under the laws of, and/or assets located in, a jurisdiction other than the United States or any State thereof (and pay fees and expenses incurred in connection therewith);

(j) Investments consisting of Swap Agreements permitted by Section 8.11;

(k) Investments existing as of the Closing Date and set forth in Schedule 8.7 and any extension or renewal thereof; provided, that the amount of any such Investment is not increased at the time of such extension or renewal;

(l) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or other Persons to the extent reasonably necessary in order to prevent or limit loss or in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, suppliers or customers arising in the ordinary course of business;

(m) Investments received as consideration in connection with Dispositions permitted under Section 8.5 and Investments as consideration for services provided by the Borrower and other Subsidiaries of Holdings;

(n) Investments in the form of milestone or other upfront payments made in the ordinary course of business in connection with the right to receive royalty or other recurring payments;

(o) Investments by a Group Member that is not a Loan Party in the form of Cash Pool Obligations;

(p) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or any direct or indirect parent thereof) in accordance with Section 8.6;

(q) promissory notes or other obligations of directors, officers, employees or consultants of a Group Member in connection with such directors’, officers’, employees’ or consultants’ purchase of Capital Stock of Holdings (or any direct or indirect parent thereof), so long as no cash or Cash Equivalent is advanced by any Group Member in connection with such Investment;

(r) purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;

(s) leases, licenses and sublicenses of real or personal property in the ordinary course of business;

(t) mergers and consolidations in compliance with Section 8.4 (other than Section 8.4(d));

(u) Investments made in connection with Point License—02 and Point License—03;

(v) Investments in joint ventures not to exceed the greater of $100,000,000 or 30% of Consolidated EBITDA at any time outstanding; provided that no Event of Default has occurred and is continuing or would result therefrom;

(w) [reserved];

(x) [reserved];

(y) additional Investments so long as, (i) after giving effect thereto on a pro forma basis, the Total Net Leverage Ratio does not exceed 3.00 to 1.00 and (ii) no Event of Default has occurred and is continuing or would result therefrom; and

(z) Investments permitted by Section 8.2(y).

8.8 Optional Payments and Modifications of Certain Debt Instruments.

(a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Junior Debt (collectively “Restricted Debt Payments”), except for:

(i) Permitted Refinancings;

(ii) payments permitted under Section 8.6(e);

(iii) Restricted Debt Payments in an aggregate amount not to exceed the greater of $100,000,000 or 30% of Consolidated EBITDA, minus the amount of Restricted Payments made in reliance on Section 8.6(m), minus the amount of any Investments made in reliance on Section 8.7(e); and

(iv) additional Restricted Debt Payments so long as, after giving effect thereto on a pro forma basis, the Total Net Leverage Ratio does not exceed 2.50 to 1.00; provided, that, no Default or Event of Default has occurred and is continuing or would result therefrom;

(b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Junior Debt (other than any amendment that is not materially adverse to the Lenders, it being agreed that any amendment, modification, waiver or other change that, in the case of any Junior Debt, would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon is not materially adverse to the Lenders); or amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Qualified Capital Stock that would cause such Qualified Capital Stock to become Disqualified Capital Stock; and

(c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Organizational Document of any Loan Party or any Pledged Company if such amendment, modification, waiver or change could reasonably be expected to have a Material Adverse Effect.

8.9 Transactions with Affiliates. Enter into any transaction of any kind involving payments in excess of the greater of $10,000,000 or 3% of Consolidated EBITDA in any fiscal year with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Holdings or such Subsidiary as would be obtainable by Holdings or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, except:

(a) transactions between Holdings and its Subsidiaries;

(b) loans or advances to directors, officers and employees permitted under Section 8.7(d) and transactions permitted by Sections 8.2(r), 8.2(s) and 8.7(q);

(c) the payment of reasonable and customary fees, compensation, benefits and incentive arrangements paid or provide to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Borrower, Holdings (or any direct or indirect parent thereof) or any of its Subsidiaries;

(d) (i) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by Holdings’ board of managers (or similar governing body) or the senior management thereof and (ii) any repurchases of any issuances, awards or grants issued pursuant to clause (i), in each case, to the extent permitted by Section 8.6;

(e) employment arrangements entered into in the ordinary course of business between Holdings or any Subsidiary of Holdings and any employee thereof;

(f) any Restricted Payment permitted by Section 8.6;

(g) the Transactions and the payment of all fees and expenses related to the Transactions as set forth in the Lender Presentation;

(h) [reserved];

(i) Intellectual Property licenses to Group Members in existence on the Closing Date;

(j) sales of Qualified Capital Stock of Holdings to Affiliates of the Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith;

(k) any transaction with an Affiliate where the only consideration paid by any Loan Party is Qualified Capital Stock of Holdings;

(l) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case, in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(m) transactions in the ordinary course of business with (i) Unrestricted Subsidiaries or (ii) joint ventures in which Holdings or a Subsidiary thereof holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) so long as the terms of any such transactions are no less favorable to Holdings or its Subsidiary participating in such joint ventures than they are to other joint venture partners; and

(n) the transactions listed on Schedule 8.9.

8.10 Sales and Leasebacks. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred, unless (i) the sale of such property is permitted by Section 8.5 and (ii) any Liens arising in connection with its use of such property are permitted by Section 8.3.

8.11 Swap Agreements. Enter into any Swap Agreement, except Swap Agreements entered into in the ordinary course of business and not for speculative purposes.

8.12 Changes in Fiscal Periods. Permit any change in the fiscal year of the Borrower; provided, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld or delayed), in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

8.13 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the Obligations, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) any agreement governing the Permitted Sale Leaseback, (d) any restrictions with respect to a Subsidiary of Holdings imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (e) customary provisions in leases, licenses and other contracts restricting the assignment thereof, (f) any licenses in connection with the Subject IP, (g) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents or any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of Property of any Loan Party to secure the Obligations and (h) any prohibition or limitation that (i) exists pursuant to applicable Requirements of Law, (ii) consists of customary restrictions and conditions contained in any agreement relating to any transaction permitted under Section 8.4 or the sale of any property permitted under Section 8.5, (iii) restricts subletting or assignment of leasehold interests contained in any lease governing a leasehold interest of any Group Member, (iv) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of Holdings or the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, (v) exists in any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the Property or assets of any Person, other than the Person or the Property or assets of the Person so acquired or (vi) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents or the contracts, instruments or obligations referred to in clause (b), (c), (d), (e), (f), (g), (h)(iv) or (h)(v); provided, that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those in effect prior to such amendment or refinancing (as determined in good faith and, if requested by the Administrative Agent, certified in writing to the Administrative Agent by a Responsible Officer of the Borrower).

8.14 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of:

(i) any restrictions existing under the Loan Documents and any Permitted Refinancing thereof,

(ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary,

(iii) any restrictions set forth in the agreement governing any Indebtedness incurred under Section 8.2(j), so long as the restrictions set forth therein are not materially more restrictive than the corresponding provisions in the Loan Documents,

(iv) any agreements governing any purchase money Liens, Capital Lease Obligations or the Permitted Sale Leaseback otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby),

(v) restrictions and conditions existing on the date hereof identified on Schedule 8.14 (but not to any amendment or modification expanding the scope or duration of any such restriction or condition),

(vi) restrictions or conditions imposed by any agreement relating to Liens permitted by this Agreement but solely to the extent that such restrictions or conditions apply only to the property or assets subject to such permitted Lien,

(vii) customary provisions in leases, licenses and other contracts entered into in the ordinary course of business restricting the assignment thereof,

(viii) customary restrictions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture,

(ix) any agreement of a Foreign Subsidiary governing Indebtedness permitted to be incurred or permitted to exist under Section 8.2,

(x) any agreement or arrangement already binding on a Subsidiary when it is acquired so long as such agreement or arrangement was not created in anticipation of such acquisition,

(xi) Requirements of Law,

(xii) customary restrictions and conditions contained in any agreement relating to any transaction permitted under Section 8.4 or the sale of any property permitted under Section 8.5 pending the consummation of such transaction or sale,

(xiii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary of the Borrower,

(xiv) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the Property or assets of any Person, other than the Person or the Property or assets of the Person so acquired, or

(xv) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents or the contracts, instruments or obligations referred to in clause (vi), (x), (xiii) or (xiv) of this Section; provided, that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those in effect prior to such amendment or refinancing (as determined in good faith and, if requested by the Administrative Agent, certified in writing to the Administrative Agent by a Responsible Officer of the Borrower).

8.15 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which Holdings and its Subsidiaries are engaged on the date of this Agreement (after giving effect to the Transactions) or that are reasonably related, incidental, ancillary or complementary thereto.

8.16 Holding Company. In the case of Holdings, engage in any business or activity other than (a) the ownership of all outstanding Capital Stock in the Borrower and any other Subsidiary of Holdings; provided that such Subsidiary is joined as a Loan Party to the extent required by Section 7.10(c), (b) maintaining its corporate existence, (c) participating in Tax, accounting and other administrative activities as a member of the consolidated group of companies, that includes the Loan Parties, (d) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, (e) the incurrence of Indebtedness permitted to be incurred by Holdings pursuant to Section 8.2, (f) the consummation of any Permitted Acquisition, so long as any assets acquired in connection with such Permitted Acquisition are owned by the Borrower or a Subsidiary of Holdings immediately following such Permitted Acquisition, (g) Restricted Payments permitted to be made or received by Holdings under Section 8.6, (h) any issuance of its Capital Stock, (i) any transaction that Holdings is permitted or contemplated to enter into or consummate under this Section 8, (j) the creation and ownership of all outstanding Capital

Stock of any new Subsidiary of Holdings so long as such new Subsidiary becomes a Guarantor pursuant to this Agreement and the other Loan Documents to the extent required by Section 7.10(c) and (k) activities incidental to the businesses or activities described in clauses (a) through (j) of this Section 8.16.

SECTION 9. EVENTS OF DEFAULT

9.1 Events of Default. If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, fee or any other amount payable hereunder or under any other Loan Document, within five (5) days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Section 7.4(a) (with respect to the Borrower only), Section 7.7(a) or Section 8 of this Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in clauses(a) through (c) of this Section 9.1), and such default shall continue unremedied for a period of thirty (30) days after any such days after the earlier of (i) actual knowledge by any Responsible Officer of the Borrower of such default or (ii) notice to the Borrower from the Administrative Agent; or

(e) any Group Member (i) defaults in making any payment of any principal of any Material Indebtedness (including any Guarantee Obligation or Swap Agreement that constitutes Material Indebtedness, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Material Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than (x) the conversion of any Convertible Note Indebtedness or other convertible Indebtedness permitted by Section 8.2 or (y) any event or condition that permits holders of any Convertible Note Indebtedness or other convertible Indebtedness permitted by Section 8.2 to convert such Indebtedness, in either case, into common stock of Holdings (or other securities or property following a merger event, reclassification or other change of the common stock of Holdings), mandatory payments of cash (in any event, including in lieu of fractional shares of common stock of Holdings) or a combination thereof), the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Material Indebtedness constituting a Guarantee Obligation) to become payable; or

(f) (i) any Group Member (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member (other than an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of the assets of the Group Members, taken as a whole, that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days after any such days from the entry thereof; or (iv) any Group Member (other than an Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, shall occur with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Single Employer Plan or Multiemployer Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (ii) a Reportable Event shall occur, or proceedings shall commence under Section 4042 of ERISA to have a trustee appointed, or a trustee shall be appointed, with respect to a Single Employer Plan, (iii) any Single Employer Plan shall be terminated under Section 4041(c) of ERISA, (iv) any withdrawal by the Borrower or any Commonly Controlled Entity from a Single Employer Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) shall occur or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA shall occur, (v) any Group Member or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan, (vi) any failure to make a required contribution to a Multiemployer Plan shall occur, (vii) the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Plan, or (viii) any Group Member shall engage in any nonexempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and, in each case, in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member and the same shall not have been vacated, discharged, stayed or bonded pending appeal for a period of thirty (30) consecutive days and any such judgments or decrees is for the payment of money, individually or in the aggregate (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage), of $40,000,000 or more; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Subsidiary of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (except to the extent the loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing Collateral or to file Uniform Commercial Code continuation statements); or any Loan Party or any Subsidiary of any Loan Party shall so assert in writing; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Subsidiary of any Loan Party shall so assert in writing; or

(k) a Change of Control occurs; or

(l) (i) any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “senior debt,” “senior indebtedness,” “designated senior debt,” “guarantor senior debt” or “senior secured financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation, (ii) the subordination provisions set forth in any Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Junior Financing, if applicable, or (iii) any Loan Party or any Subsidiary of any Loan Party, shall assert any of the foregoing in writing;

then, and in any such event, (A) if such event is an Event of Default specified in clause (f) above with respect to the Borrower or Holdings, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to 102% the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts or other demands for payment drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired (without any pending drawing thereon) or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents in accordance with the Guarantee and Collateral Agreement. After all such Letters of Credit shall have expired (without any pending drawing thereon) or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 9.1, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 10. THE AGENTS

10.1 Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints Citizens to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to each Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan

Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have a duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed to not have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or the Issuing Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) The Administrative Agent shall not be responsible for or have any liability for, or have any duty to investigate a violation or potential violation of an Environmental Law or a Release or threat of Release of a Hazardous Material pursuant to Section 7.8, nor shall it have any liability for any action it takes or does not take in connection with any such investigation.

10.4 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of an such counsel, accountants or experts.

10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to their respective activities in connection with the syndication of the Facility as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and, so long as no Event of Default has occurred and is continuing, with its consent, which may not be unreasonably delayed or withheld, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender and without regard to the aforementioned consent right of the Borrower, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 11.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.

10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Lead Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Lead Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, is experienced in making, acquiring or holding such commercial loans.

10.8 No Other Duties, Etc.. Anything herein to the contrary notwithstanding, none of the Lead Arranger or any agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

10.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or reimbursement for any L/C Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Section 11.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.5.

10.10 Collateral and Guarantee Matters.

(a) The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) below, at the Maturity Date, (B) that is sold or otherwise Disposed of or to be sold or otherwise Disposed of as part of or in connection with any sale or other Disposition permitted under the Loan Documents (including all of the Collateral of a Guarantor which is released from its obligations under the Loan Documents pursuant to clause (iii) below); provided, however, any sale or Disposition of all or substantially all of the Collateral or all or substantially all of the value of the Guarantee Obligation under the Guarantee and Collateral Agreement shall be subject to Section 11.1, or (C) subject to Section 11.1, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document the holder of any Lien on such property that is permitted by Section 8.3(g); and

(iii) to release any Guarantor from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of the sale of such Guarantor’s equity interests to a non-Affiliate for bona fide business purposes and as permitted under the Loan Documents; provided, however, that the release of all or substantially all of the Collateral or all or substantially all of the value of the Guarantee Obligation under the Guarantee Agreement shall be subject to Section 11.1.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 10.10.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.11 [Reserved].

10.12 Cash Management Obligations and Swap Agreement Obligations. Except as otherwise expressly set forth herein or in the Guarantee and Collateral Agreement, any other Security Document or any other Loan Document, no Person holding Cash Management Obligations or Swap Agreement Obligations that obtains the benefits of any Guarantee Obligation under the Guaranty and Collateral Agreement or any Collateral by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral or amendment to any Loan Document (including any Security Document) other than in its capacity as a Lender or the Administrative Agent and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 10 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or Swap Agreement Obligations except to the extent expressly required hereunder; provided that the Administrative Agent has received a Secured Obligation Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Person holding such Secured Obligations. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations and Swap Agreement Obligations.

10.13 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender, the Issuing Lender or a Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party (any such Lender, Issuing Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 10.13(b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 10.13 and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 10.13(a) shall be conclusive, absent manifest error.

(b) Without limiting the provisions of Section 10.13(a), each Payment Recipient (and each of their respective successors and assigns) hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error and mistake has been made, in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuing Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.13(b). For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 10.13(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.13(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender, Issuing Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees, or other amounts, against any amount that the Administrative Agent has demanded to be returned under Section 10.13(a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with Section 10.13(a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the

Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may in the sole discretion of the Administrative Agent be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Lender or Secured Party, to the rights and interests of such Lender, Issuing Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Secured Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Secured Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party; provided that this Section 10.13 shall not be interpreted to increase (or accelerate the due date for) the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(a) Each party’s obligations, agreements and waivers under this Section 10.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or the Issuing Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof).

SECTION 11. MISCELLANEOUS

11.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that

(i) the consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders) shall be required for any waiver, amendment or modification that forgives the principal amount or extends the final scheduled date of maturity of any Loan, extends the scheduled date of any amortization payment in respect of any Delayed Draw Term Loan, reduces the stated rate of any interest or forgives or reduces any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders), extends the scheduled date of any payment thereof, or increases the amount or extends the expiration date of any Lender’s Commitment; provided, that neither any amendment, modification or waiver of a mandatory prepayment required hereunder, nor any amendment of Section 4.2 or any related definitions, including Asset Sale or Recovery Event, shall constitute a reduction of the amount of, or an extension of the scheduled date of, any principal installment of any Loan or Note or other amendment, modification or supplement to which this clause (i) is applicable; and

(ii) no such waiver and no such amendment, supplement or modification shall:

(A) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender;

(B) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release Holdings or all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case, without the written consent of all Lenders;

(C) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility;

(D) amend, modify or waive any provision of Section 10 or any other provision in any manner which increases the obligations or diminishes the rights of any Agent without the written consent of each Agent adversely affected thereby;

(E) change the currency in which any Commitment or Loan is, or is to be, denominated, Letters of Credit are to be issued or payment under the Loan Documents is to be made without the written consent of each Lender directly affected thereby;

(F) amend, modify or waive any provision of Sections 3.7 to 3.15 or any other provision hereof in any manner which increases the obligations or diminishes the rights of the Issuing Lender without the written consent of each Issuing Lender;

(G) change the order of application set forth in Section 6.5 of the Guarantee and Collateral Agreement or affect the pro rata sharing or pro rata treatment of reductions or terminations of the Revolving Commitment without the consent of all Lenders;

(H) amend, modify or waive any provision of Section 4.8(a), 4.8(b) or 4.8(c) in any manner without the consent of all Lenders;

(I) release any of the Guarantors or all or substantially all of the Collateral without the written consent of all Lenders, except as otherwise may be provided in this Agreement or the other Loan Documents; and

(J) contractually subordinate any of the Liens or the Obligations without the consent of all Lenders.

(iii) no such waiver, amendment, supplement or modification shall, without the written consent of the Required Revolving Lenders, amend, modify or waive Section 6.2 if the effect of such amendment, modification or waiver is to require the Revolving Lenders to make Revolving Loans when such Revolving Lenders would not otherwise be required to do so.

In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”); provided, that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans plus accrued interest, fees and expenses related thereto, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all (or all affected) Lenders (including all Lenders under a single Facility), the consent of the Required Lenders (or Majority Facility Lenders, as the case may be) is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, the Administrative Agent or a Person reasonably acceptable to the Administrative Agent shall have the right but not the obligation to purchase at par from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all of the Term Loans and Revolving Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all such Term Loans and/or outstanding Revolving Loans held by such Non-Consenting Lenders and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption. In addition to the foregoing, the Borrower may replace any Non-Consenting Lender pursuant to Section 4.13.

Notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended (or amended and restated), modified or supplemented with the written consent of the Administrative Agent and the Borrower (a) to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or Issuing Lender, (b) to add one or more additional credit facilities with respect to Incremental Loans to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans or Revolving Loans, as applicable, and the accrued interest and fees in respect thereof and (c) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders; provided that the conditions set forth in Section 2.6 are satisfied.

Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definitions of “Required Lenders” and “Majority Facility Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that, subject to the limitations set forth in the first paragraph of this Section 11.1, any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

11.2 Notices.

(a) All notices and other communications provided for hereunder shall be either (i) in writing (including telecopy or e-mail communication) and mailed, telecopied or delivered or (ii) as and to the extent set forth in Section 11.2(b) and in the proviso to this Section 11.2(a), in an electronic medium and as delivered as set forth in Section 11.2(b):

If to the Borrower:

Lantheus Medical Imaging, Inc.

331 Treble Cove Road

North Billerica, MA 01862

Attention: Robert Marshall, Chief Financial Officer and Treasurer

Email: robert.marshall@lantheus.com

Telephone: 978-671-8734

with a copy to:

Lantheus Medical Imaging, Inc.

331 Treble Cove Road

North Billerica, MA 01862

Attention: Daniel Niedzwiecki, SVP, General Counsel and Corporate Secretary

Email: daniel.niedzwiecki@lantheus.com

Telephone: 978-671-8648

with a copy to:

Foley Hoag LLP

Seaport West

155 Seaport Boulevard

Boston, MA 02210

Attention: Thomas Draper

E-mail: tdraper@foleyhoag.com

Telephone: 617-832-1148

If to the Administrative Agent or Collateral Agent:

Citizens Bank, N.A.

Attention: Julie Vongphachanh; CML Agency Services Specialist

28 State Street

Boston, MA 02109

Email: julie.vongphachanh@citizensbank.com; cmlagencyservicing@citizensbank.com

Fax: 855-215-0786

with a copy to:

King & Spalding LLP

300 South Tryon Street

Suite 1700

Charlotte, NC 28202

Attention: Aleksandra Kopec

E-mail: akopec@kslaw.com

Telephone: 704-503-2587

or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties; provided, however, that materials and information described in Section 11.2(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent. All such notices and other communications shall, when mailed, be effective four days after having been mailed by regular mail, one (1) Business Day after having been mailed by overnight courier, and when telecopied or E-mailed, be effective when properly transmitted, except that notices and communications to any Agent pursuant to Sections 2, 3, 4, 6 and 10 shall not be effective until received by such Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement of transmission to the intended recipient (such as by the “delivery receipt requested” function, return e-mail, confirmation of system-generated posting notices by a Platform or other written acknowledgement) and (ii) notices or communications posted to a Platform or an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Notwithstanding anything to the contrary herein, borrowing requests and other notices to Administrative Agent, a Swingline Lender or an Issuing Lender sent by email or posted to a Platform or an internet or intranet website shall only be effective against such party if receipt of such transmission is affirmatively acknowledged by such party

(b) Each of the Borrower and Holdings:

(i) agrees that the Administrative Agent may, but shall not be obligated to, make the Communications available to the L/C Issuer and the other Lenders by posting the Communications on the Platform and that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Loan Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities; and

(ii) hereby agrees that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Communications that may be distributed to the Public Lenders and that: (A) all such (i) shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking (ii) “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, Lead Arranger and the Lenders to treat such Communications as not containing any material non-public information (although it may be sensitive and proprietary) with respect to any Loan Party or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 11.15); (C) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (D) the Administrative Agent and the Lead Arranger shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS, EXCEPT TO THE EXTENT THE LIABILITY OF SUCH PERSON IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “ADMINISTRATIVE AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF SUCH PERSON IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor any of its Affiliates nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding and so long as the Commitments of any Lender have not been terminated.

11.5 Payment of Expenses.

(a) The Borrower agrees (i) to pay or reimburse each Agent and the Joint Lead Arrangers for all of their reasonable and documented out-of-pocket costs and expenses associated with the syndication of the Facilities and incurred in connection with the preparation, negotiation, execution and delivery, and any amendment, supplement or modification to, this Agreement and the other Loan Documents, any security arrangements in connection therewith and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable invoiced fees and disbursements of counsel to such parties (provided, that, unless there is a conflict of interest, such fees and disbursements shall not include fees and disbursements for more than one primary counsel and one local counsel in each relevant jurisdiction) and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter as such parties shall deem appropriate, (ii) to pay or reimburse each Lender and Agent for all its reasonable documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, or during any workout or restructuring, including the reasonable and invoiced fees and disbursements of counsel to such parties (provided, that such fees and disbursements shall not include fees and disbursements for more than one primary counsel and one local counsel in each relevant jurisdiction), (iii) to pay, indemnify, and hold each Lender and each Agent harmless from, any and all recording and filing fees, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, (iv) pay or reimburse each Issuing Lender for all of their reasonable and documented out-of-pocket costs and expenses associated with the issuance, amendment, renewal or extension of Letters of Credit and (v) to pay, indemnify, and hold each Lender and Agent and the Joint Lead Arrangers and their respective affiliates (including, without limitation, controlling persons) and each member, partner, director, officer, employee, advisor, agent, affiliate, successor, partner, member, representative and assign of each of the forgoing (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents (regardless of whether any Loan Party is or is not a party to any such actions or suits) and any such other documents or each Letter of Credit, including any of the foregoing relating to the use of proceeds of the Loans or any Letter of Credit, and the reasonable and documented fees, disbursements and other charges of one legal counsel to such Indemnitees taken as a whole (and, if applicable, one local counsel to such Persons taken as a whole in each appropriate jurisdiction and, in the case of a conflict of interest, one additional local counsel in each appropriate jurisdiction to all affected Indemnitees taken as a whole) in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document; provided, that this clause (v) shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim (all the foregoing in this clause (v), collectively, the “Indemnified Liabilities”); provided, that the Borrower shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of, or material breach of any Loan Documents by, such Indemnitee or its controlled affiliates, officers or employees acting on behalf of such Indemnitee or any of its controlled affiliates. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to the Chief Financial Officer, at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

(b) To the fullest extent permitted by applicable law, neither the Borrower nor any Indemnitee shall assert, and each of the Borrower and each Indemnitee does hereby waive, any claim against any party hereto, on any theory of liability, for special, indirect, exemplary, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that the foregoing shall not limit the indemnification obligations of the Borrower under clause (a) above. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of, or material breach of any Loan Documents by, such Indemnitee or its controlled affiliates, officers or employees acting on behalf of such Indemnitee or any of its controlled affiliates in connection with the Transactions.

(c) The Borrower shall not, without the prior written consent of the Indemnitee, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnitee is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnitee from all liability arising out of such proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnitee.

11.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder, except (w) to an assignee in accordance with the provisions of Section 11.6(b), (x) by way of participation in accordance with the provisions of Section 11.6(e) or (y) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.6(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors as assigns permitted hereby, Participants to the extent provided in Section 11.6(e) and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided, that any such assignment shall be subject to the following conditions:

(i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 (in the case of the Term Facility) and $5,000,000 (in the case of the Revolving Facility), in each case, unless otherwise agreed by the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided, that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches of Loans (if any) on a non- pro rata basis;

(iii) no consent shall be required for any assignment except to the extent required by clause (b)(i) of this Section and, in addition, the consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, in each case, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof; and

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) the Term Facility if such assignment is to an Assignee that is not a Lender, an Affiliate of a Lender or an Approved Fund or (y) the Revolving Facility if such assignment is to an Assignee that is not a Lender with a Revolving Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) in the case of any assignment of a Revolving Commitment, the Issuing Lender and the Swingline Lender;

(iv) except in the case of assignments pursuant to clause (c) below, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (provided, that such fee may be waived or reduced in the sole discretion of the Administrative Agent), and the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire;

(v) no assignment shall be permitted to be made to Holdings, the Borrower or any of their Subsidiaries;

(vi) no assignment shall be permitted to be made to a natural person;

(vii) no assignment shall be permitted to be made to a Disqualified Institution;

(viii) no assignment shall be permitted to be made to any Person who, upon becoming a Lender, would constitute a Defaulting Lender or a Subsidiary thereof; and

(ix) no assignment shall be permitted to be made to a Person who, at the time of such assignment, is a Sanctioned Person if such assignment would violate applicable law.

Except as otherwise provided in clause (c) below, subject to acceptance and recording thereof pursuant to clause (d) below, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 and 11.5; provided, with respect to such Section 4.10, that such Lender continues to comply with the requirements of Section 4.10). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.6(e).

Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and the Administrative Agent (solely in its capacity as such) shall have no liability with respect to any assignment made to a Disqualified Institution. In addition, the Loan Parties acknowledge that the Administrative Agent may upon the request of a Lender provide the list of Disqualified Institutions to such Lender.

If any assignment or participation under this Section 11.6 is made to any Disqualified Institution, then the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution, (B) in the case of any outstanding Term Loans, purchase such Term Loans by paying the lesser of (x) par and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in the case of clauses (x) and (y), plus accrued interest thereon, accrued fees an all other amounts payable to it hereunder; provided, that, such Term Loans shall be automatically and permanently canceled immediately upon acquisition by the Borrower and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 11.6), all of its interests, rights and obligations under this Agreement to one or more eligible Assignees; provided, that, (I) in the case of clause (B), the applicable Disqualified Institution has received payment of an amount equal to the lesser of (1) par and (2) the amount that such Disqualified Institution paid for the applicable Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Borrower, and (II) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 11.6 (except that no registration and processing fee required under this Section 11.6 shall be required with any assignment pursuant to this paragraph). Nothing in this Section 11.6 shall be deemed to prejudice any right or remedy that Holdings or the Borrower may otherwise have at law or equity.

(c) Notwithstanding anything in this Section 11.6 to the contrary, a Lender may assign any or all of its rights hereunder to an Affiliate of such Lender or an Approved Fund of such Lender without (a) providing any notice (including, without limitation, any administrative questionnaire) to the Administrative Agent or any other Person or (b) delivering an executed Assignment and Assumption to the Administrative Agent; provided, that (A) such assigning Lender shall remain solely responsible to the other parties hereto for the performance of its obligations under this Agreement, (B) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such assigning Lender in connection with such assigning Lender’s rights and obligations under this Agreement until an Assignment and Assumption and an administrative questionnaire have been delivered to the Administrative Agent, (C) the failure of such assigning Lender to deliver an Assignment and Assumption or administrative questionnaire to the Administrative Agent or any other Person shall not affect the legality, validity or binding effect of such assignment and (D) an Assignment and Assumption between an assigning Lender and its Affiliate or Approved Fund shall be effective as of the date specified in such Assignment and Assumption.

(d) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of and interest owing with respect to the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Subject to the penultimate sentence of this clause (d), the entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In the case of an assignment to an Affiliate of a Lender or an Approved Fund pursuant to clause (c), as to which an Assignment and Assumption and an administrative questionnaire are not delivered to the Administrative Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register (a “Related Party Register”) comparable to the Register on behalf of the Borrower. The Register or Related Party Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender (with respect to the Commitments of, and principal amount of and interest owing with respect to the Loans and L/C Obligations owing to such Lender only) at the Administrative Agent’s office at any reasonable time and from time to time upon reasonable prior notice. Except as otherwise provided in clause (c) above, upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 11.6(b)(iv) and any written consent to such assignment required by Section 11.6(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. Except as otherwise provided in clause (c) above, no assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register (or, in the case of an assignment pursuant to clause (c) above, the applicable Related Party Register) as provided in this clause (d). The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”

(e) Any Lender may, at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) no participation shall be permitted to be made to (x) Holdings or any of its Subsidiaries or Affiliates, nor any officer or director of any such Person or a natural person or Disqualified Institution (which list of Disqualified Institutions shall be made available upon request) or (y) any Person who, at the time of such participation, is a Sanctioned Person if the sale of such participation would violate applicable law. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1. Subject to clause (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 to the same extent as if it were a Lender (subject to the requirements and obligations of those sections and Section 4.12 and 4.13, and it being understood that the documentation required under Section 4.10(e) shall be delivered solely to the participating Lender) and had acquired its interest by assignment pursuant to clause (b) of this Section. To the extent permitted by applicable law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender; provided, that such Participant shall be subject to Section 11.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Loans or other obligation under this Agreement) to any Person except to the extent such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such Participant’s entitlement to a greater payment results from a change in Requirements of Law occurring after the sale of such participation.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, any central bank or any other Person, and this Section shall not apply to any such pledge or assignment of a security interest or to any such sale or securitization; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

11.7 Sharing of Payments; Set-off.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or their Affiliates or to the Lenders or their Affiliates under a particular Facility, if any Lender (a “Benefited Lender”) shall, at any time after the Loans and other amounts payable hereunder shall become due and payable pursuant to Section 9, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a director creditor of each Loan Party in the amount of such participation to the extent provided in clause (b) of this Section 11.7.

(b) In addition to any rights and remedies of the Lenders provided by law, subject to Section 10.11, each Lender and their Affiliates shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower, and to the extent permitted by applicable law, upon the occurrence of any Event of Default which is continuing, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case, whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender or their Affiliates agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

(c) Notwithstanding anything to the contrary contained herein, the provisions of this Section 11.7 shall be subject to the express provisions of this Agreement which require or permit differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

11.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic mail (in “.pdf” or similar format) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic association of signatures and records on electronic platforms, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, any other similar state laws based on the Uniform Electronic Transactions Act or the Uniform Commercial Code, each as amended, and the parties hereto hereby waive any objection to the contrary, provided that (x) nothing herein shall require Administrative Agent to accept electronic signature counterparts in any form or format and (y) Administrative Agent reserves the right to require, at any time and at its sole discretion, the delivery of manually executed counterpart signature pages to any Loan Document and the parties hereto agree to promptly deliver such manually executed counterpart signature pages.

11.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

11.12 Submission To Jurisdiction; Waivers. Each of the parties hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the address set forth in Section 11.2 or on the signature pages hereof, as the case may be, or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

11.13 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

11.14 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, each of the Administrative Agent and the Collateral Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or Guarantee Obligations (i) to the extent necessary to permit consummation of any Disposition (other than a sale or transfer to a Loan Party) not prohibited by any Loan Document (including, without limitation, (A) the release of any Subsidiary Guarantor from its obligations if such Person ceases to be a Subsidiary as a result of the sale of such Guarantor’s equity interests to a non-Affiliate for bona fide business purposes and as permitted under the Loan Documents and (B) the release of any Collateral to the extent such Collateral becomes an Excluded Asset or that has been consented to in accordance with Section 11.1; provided, that no such release shall occur if (x) such Subsidiary Guarantor continues to be a guarantor in respect of any Junior Financing or Incremental Revolving Facility or (y) such Collateral continues to secure any Junior Financing or Incremental Revolving Facility or (ii) under the circumstances described in clause (b) below.

(b) At such time as (i) the Loans, the Reimbursement Obligations and the other Obligations (other than Unasserted Contingent Obligations and any amount owing under Specified Swap Agreements or any Specified Cash Management Agreement) shall have been paid in full or Cash Collateralized and (ii) the Commitments have been terminated and no Letters of Credit shall be outstanding (or shall have been Cash Collateralized or backstopped to the reasonable satisfaction of the Issuing Bank), the Collateral shall be released from the Liens created by the Security Documents, and the Security

Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person. At such time, the Collateral Agent shall take such actions as are reasonably necessary, at the cost of the Borrower, to effect each release described in this Section 11.14 in accordance with the relevant provisions of the Security Documents.

11.15 Confidentiality.

(a) Each Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, consultants, contractors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Borrower, its Subsidiaries or the Facility or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility, (viii) with the consent of the Borrower or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to any Agent, any Lender or Issuing Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower or (C) is independently generated by any Agent, any Lender or Issuing Lender or any of their respective Affiliates. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement and the Loan Documents to (i) market data collectors, league table providers and other similar service providers to the lending industry and (ii) service providers to the Administrative Agent or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

(b) For purposes of this Section, “Information” means all information received from any Loan Party or any of its Subsidiaries relating to any Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any other Agent, Lender or Issuing Lender on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary or that is independently prepared by the Administrative Agent or any other Agent, Lender or Issuing Lender, provided that, in the case of information received from any Loan Party or any of its Subsidiaries after the Agreement Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and each Agent, Lender and Issuing Lender (and their Affiliates and respective partners, directors, officers, employees, agents, advisors and representatives) may disclose to any and all Persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Agent, Lender or Issuing Lender relating to such tax treatment and tax structure.

(c) The Loan Parties agree, on behalf of themselves and their Affiliates, that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the other Loan Documents without the prior written consent of such Person, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law.

(d) The Loan Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the Transactions (including, without limitation amount and type of facility) using the names, logos or trademarks of the Loan Parties.

11.16 WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.16.

11.17 Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

11.18 Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control.

11.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

(a) Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(ii) the effects of any Bail-in Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability;

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

11.20 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

11.21 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any swap contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

11.22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each Transaction, each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s- length commercial transaction between the Loan Parties and their Affiliates, on the one hand, and the Administrative Agent and the Joint Lead Arrangers, on the other hand, and the Loan Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the Transactions and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent and the Joint Lead Arrangers each are and have been acting solely as a principal and are not the financial advisor, agent or fiduciary, for any Loan Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) neither the Administrative Agent nor any of the Joint Lead Arrangers have assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Loan Party with respect to any of the Transactions or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any of the Joint Lead Arrangers have advised or are currently advising any Loan Party or any of its Affiliates on other matters) and neither the Administrative Agent nor any of the Lead Arrangers have any obligation to any Loan Party or any of their Affiliates with respect to the Transactions except those obligations expressly set forth herein and in the other Loan Documents; (d) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and neither the Administrative Agent nor any of the Joint Lead Arrangers have any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent and the Joint Lead Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the Transactions (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Joint Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspects of any transaction contemplated by the Loan Documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

LANTHEUS MEDICAL IMAGING, INC., as Borrower

By:	/s/ Robert Marshall, Jr.
Name: Robert Marshall
Title: Chief Financial Officer and Treasurer

LANTHEUS HOLDINGS, INC., as Holdings

By:	/s/ Robert Marshall, Jr.
Name: Robert Marshall
Title: Chief Financial Officer and Treasurer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CITIZENS BANK, N.A., as Administrative Agent, Collateral Agent, Issuing Lender and a Lender

By:	/s/ John F. Kendrick
Name: John F. Kendrick
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

BMO Harris Bank N.A., as a Lender

By:	/s/ Eric Oppenheimer
Name: Eric Oppenheimer
Title: Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

TRUIST BANK, as a Lender

By:	/s/ Ben Cumming
Name: Ben Cumming
Title: Managing Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Bank of America, N.A., as a Lender

By:	/s/ Joseph L. Corah
Name: Joseph L. Corah
Title: Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SILICON VALLEY BANK, as a Lender

By:	/s/ Jason C. Hedrick
Name: Jason C. Hedrick
Title: Director

[SIGNATURE PAGE TO CREDIT AGREEMENT]

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ASSUMPTION

[            , 20[    ]]

Reference is made to that certain Credit Agreement, dated as of December 2, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation (the “Borrower”), LANTHEUS HOLDINGS, INC., a Delaware corporation, as Holdings, the several banks and other financial institutions or entities from time to time parties thereto (each, a “Lender” and collectively, the “Lenders”), and CITIZENS BANK, N.A., as administrative agent and collateral agent (in such capacities, and together with its successors and permitted assigns in such capacities, the “Administrative Agent” and the “Collateral Agent,” respectively) and Issuing Lender. Capitalized terms used herein that are not defined herein shall have the meanings given to them in the Credit Agreement.

[The][Each] Assignor identified on Schedule l hereto ([the][each, an] “Assignor”) and [the][each] Assignee identified on Schedule 1 hereto ([the][each, an] “Assignee”) agree as follows:

1. [The][Each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees] without recourse to [the][any] Assignor, and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors] without recourse to [the][any] Assignor, as of the Assignment Effective Date (as defined below), the interest[s] described in Schedule 1 hereto ([the][each, an] “Assigned Interest”) in and to [the Assignor’s][the respective Assignors’] rights and obligations under the Credit Agreement with respect to the Facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto, in the principal amount for the Facilities as set forth on Schedule 1 hereto.

2. [The][Each] Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that (i) [the][such] Assignor is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assignor has full organizational power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iii) the interest being assigned by [the][such] Assignor hereunder is free and clear of any lien, encumbrance or other adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its respective Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its respective Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Facilities and (i) requests that the Administrative Agent, upon request by [the][any] Assignee, exchange the attached Notes, if any, for a new Note or Notes payable to [the][the relevant] Assignee and (ii) if [the][any] Assignor has retained any interest in the Facilities, requests that the Administrative Agent exchange the attached Notes, if any, for a new Note or Notes payable to [the][the relevant] Assignor, in each case, in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Assignment Effective Date).

Ex. A-1

3. [The][Each] Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption and has full organizational power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon [the][any] Assignor, the Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Section 4.10(e)(B) of the Credit Agreement; (f) confirms that it satisfies the requirements set forth in Section 11.6(b) of the Credit Agreement; (g) represents and warrants that it is sophisticated with respect to decisions to acquire assets of the type represented by [the][the relevant] Assigned Interest and either it, or the person exercising discretion in making its decision to acquire [the][the relevant] Assigned Interest, is experienced in acquiring assets of such type; and (h) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Sections 4.10(e)(B) and 11.6(e) of the Credit Agreement, duly completed and executed by [the][such] Assignee.

4. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment and Assumption or the Trade Date described in Schedule 1 hereto (the “Assignment Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Assignment Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five (5) Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Assignment Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Assignment Effective Date.

Ex. A-2

6. From and after the Assignment Effective Date, (a) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) [the][each] Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement, (and, to the extent this Assignment and Assumption covers all of [the][such] Assignor’s rights and obligations under the Credit Agreement, [the][such] Assignor shall cease to be a party to the Credit Agreement but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 and the indemnity provisions of Section 11.5 of the Credit Agreement; provided, to the extent applicable, that [the][such] Assignor continues to comply with the requirements of Sections 4.10(e)(A) and (B) of the Credit Agreement).

This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Assignment and Assumption by facsimile transmission or electronic mail (in “.pdf” or similar format) shall be effective as delivery of a manually executed counterpart hereof. This Assignment and Assumption and the rights and obligations of the parties under this Assignment and Assumption shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

Ex. A-3

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

ASSIGNOR[S]

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

Ex. A-4

[THE][EACH] ASSIGNEE HAS EXAMINED THE LIST OF DISQUALIFIED INSTITUTIONS AND (I) REPRESENTS AND WARRANTS THAT (A) IT IS NOT IDENTIFIED ON SUCH LIST AND (B) IT IS NOT AN AFFILIATE OF ANY INSTITUTION IDENTIFIED ON SUCH LIST AND (II) ACKNOWLEDGES THAT ANY ASSIGNMENT MADE TO AN AFFILIATE OF A DISQUALIFIED INSTITUTION SHALL BE SUBJECT TO SECTION 11.6 OF THE CREDIT AGREEMENT.

ASSIGNEE[S]

[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Ex. A-5

ACCEPTED:

CITIZENS BANK, N.A., as Administrative Agent

By:
Name:
Title:

[CONSENTED TO]:[1]

[LANTHEUS MEDICAL IMAGING, INC., as Borrower]

By:
Name:
Title:

[CITIZENS BANK, N.A., as Administrative Agent]

By:
Name:
Title:

[CITIZENS BANK, N.A., as Issuing Lender]

By:
Name:
Title:

[1]	See Section 11.6(b) of the Credit Agreement to determine whether the consent of the Borrower, Issuing Lender and/or Administrative Agent is required.

Ex. A-6

Schedule 1 to

Assignment and Assumption

Name of Assignor[s]:

Name of Assignee[s]:

[Effective Date of Assignment and Assumption] [Trade Date]2:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders
[DDTL Facility/ Revolving Facility]
[Commitment/Loan]
[$ ]

Principal Amount Assigned	Commitment/Loans Percentage Assigned[3]
$[ ]	[ .** ]%

[Name of Assignee[s]]		[Name of Assignor[s]]

By:		By:
	Name:		Name:
	Title:		Title:

By:		By:
	Name:		Name:
	Title:		Title:

[2]	To be completed if Assignor[s] and Assignee[s] intend that the minimum assignment amount is to be determined as of the Trade Date.
[3]	Calculate the Commitment/Loans Percentage that is assigned to at least 9 decimal places and show as a percentage of the aggregate Commitments/Loans of all Lenders.

Ex. A-7

EXHIBIT B

[FORM OF]

COMPLIANCE CERTIFICATE

[            , 20[    ]]

This Compliance Certificate is delivered pursuant to that certain Credit Agreement, dated as of December 2, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation (the “Borrower”), LANTHEUS HOLDINGS, INC., a Delaware corporation, as Holdings, the several banks and other financial institutions or entities from time to time parties thereto and CITIZENS BANK, N.A., as administrative agent and collateral agent (in such capacities, and together with its successors and permitted assigns in such capacities, the “Administrative Agent” and the “Collateral Agent,” respectively) and Issuing Lender. Capitalized terms used herein that are not defined herein shall have the meanings given to them in the Credit Agreement.

The undersigned hereby certifies on behalf of the Borrower, in [his][her] capacity as [                ] of the Borrower, and not individually, and without assuming any personal liability, as follows:

1. I am the duly elected, qualified and acting [    ] of the Borrower.

2. I have reviewed and am familiar with the contents of this Compliance Certificate.

3. I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Group Members during the accounting period covered by the financial statements to be delivered pursuant to Section 7.1[(a)/(b)] of the Credit Agreement for the fiscal [quarter/year] ended [            ], attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any Default or Event of Default[, except as set forth below].

4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 8.1 of the Credit Agreement.

5. To the extent not previously disclosed and delivered to the Administrative Agent and the Collateral Agent, attached hereto as Attachment 3 is a listing of any Intellectual Property which is the subject of a United States federal registration or federal application (including Intellectual Property included in the Collateral which was theretofore unregistered and becomes the subject of a United States federal registration or federal application) acquired by any Loan Party [since the date of the most recent list delivered pursuant to this Section 5][since the Closing Date].

[The remainder of this page is intentionally left blank.]

Ex. B-1

IN WITNESS WHEREOF, I, the undersigned, have executed this Compliance Certificate on behalf of the Borrower as of the date first written above.

LANTHEUS MEDICAL IMAGING, INC.

By:
Name:
Title:

Ex. B-2

Attachment 1 to

Compliance Certificate

FINANCIAL STATEMENTS

[Attached]

Ex. B-3

Attachment 2 to

Compliance Certificate

TOTAL NET LEVERAGE RATIO AND INTEREST COVERAGE RATIO

The information described herein pertains to the period from [            ], 20[    ] to [            ], 20[    ].

[Attached]

Ex. B-4

Attachment 3 to

Compliance Certificate

INTELLECTUAL PROPERTY

[Attached]

Ex. B-5

EXHIBIT B-1

[FORM OF]

BORROWING NOTICE

[            , 20[    ]]1

CITIZENS BANK, N.A.,

as Administrative Agent under the

Credit Agreement referred to below

Attention: Julie Vongphachanh; CML Agency Services Specialist

28 State Street

Boston, MA 02109

Email:julie.vongphachanh@citizensbank.com; cmlagencyservicing@citizensbank.com _

Fax: 855-215-0786

Re:	Lantheus Medical Imaging, Inc.

Reference is made to that certain Credit Agreement, dated as of December 2, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation (the “Borrower”), LANTHEUS HOLDINGS, INC., a Delaware corporation, as Holdings, the several banks and other financial institutions or entities from time to time parties thereto (each, a “Lender” and collectively, the “Lenders”), and CITIZENS BANK, N.A., as administrative agent and collateral agent (in such capacities, and together with its successors and permitted assigns in such capacities, the “Administrative Agent” and the “Collateral Agent,” respectively) and Issuing Lender. Capitalized terms used herein that are not defined herein shall have the meanings given to them in the Credit Agreement.

The Borrower hereby gives you irrevocable notice, pursuant to Section [2.2(a)][3.2][3.3(b)] of the Credit Agreement of its request of a borrowing (the “Proposed Borrowing”) under the Credit Agreement and, in that connection, sets forth the following information:

1. The date of the Proposed Borrowing is [_], 20[_] (the “Borrowing Date”).

2. The aggregate principal amount of [Delayed Draw Term Loans][Revolving Loans][Swingline Loans] is $[                ], of which $[                ] consists of Alternative Base Rate Loans and $[                ] consists of SOFR Loans having an initial Interest Period of [                ] months.

The undersigned hereby certifies as to the following:

[1]

Notice must be received by the Administrative Agent prior to (a) in the case of any Delayed Draw Term Loans or Initial Revolving Loans, (i) 11:00 a.m., New York City time, three (3) Government Securities Business Days prior to the requested Borrowing Date in the case of SOFR Loans or (ii) 11:00 a.m., New York City time, on the requested Borrowing Date in the case of Alternative Base Rate Loans and (b) in the case of any Swingline Loans, 12:00 p.m., New York City time, on the requested Borrowing Date; provided, that any such notice of a borrowing of Alternative Base Rate Loans to finance payments required to be made pursuant to Section 3.5 of the Credit Agreement may be given not later than 1:00 p.m., New York City time, on the date of the proposed borrowing.

Ex. B-1-1

(i) [each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents are true and correct in all material respects on and as of the Borrowing Date as if made on and as of the Borrowing Date, except to the extent made as of a specific date, in which case such representation and warranty shall be true and correct in all material respects on and as of such specific date; and

(ii) no Default or Event of Default has occurred and is continuing on the Borrowing Date or after giving effect to the extensions of credit requested to be made on the Borrowing Date]2.

To the extent the Borrower requests funding arrangements to fund a SOFR Loan above (such request for a SOFR Loan being the “Funding Arrangements”), the Borrower hereby agrees to comply with the provisions set forth in Section 4.11 of the Credit Agreement with respect to the Funding Arrangements and, to the extent provided in such Section 4.11, the Borrower agrees to compensate each of the Lenders and the Administrative Agent upon written request for all losses, costs and expenses (other than losses of profits) which such Lenders and the Administrative Agent sustain as a result of the Funding Arrangements, whether or not any such SOFR Loan is ever made as contemplated by such Funding Arrangements and whether or not the Credit Agreement is executed and delivered by the intended parties thereto.

[The remainder of this page is intentionally left blank.]

[2]	Subject to section 1.6.

Ex. B-1-2

LANTHEUS MEDICAL IMAGING, INC.

By:
Name:
Title:

Ex. B-1-3

EXHIBIT C

[FORM OF]

GUARANTEE AND COLLATERAL AGREEMENT

[Attached]

Ex. C-1

EXHIBIT D

[RESERVED]

Ex. D-1-1

EXHIBIT E-1

[FORM OF]

DELAYED DRAW TERM NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York
, 20

FOR VALUE RECEIVED, the undersigned, LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to [        ] (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, the principal amount of [             ] DOLLARS ([$            ]) or, if less, the unpaid principal amount of the Delayed Draw Term Loan of the Lender to the Borrower. The principal amount shall be paid in the amounts and on the dates specified in Section 2.3 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such Funding Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 4.5 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, the Type and amount of the Delayed Draw Term Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of SOFR Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information absent manifest error. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of the Delayed Draw Term Loan.

This Note (a) is one of the Notes referred to in the Credit Agreement, dated as of December 2, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, LANTHEUS HOLDINGS, INC., a Delaware corporation, as Holdings, the several banks and other financial institutions or entities from time to time parties thereto and CITIZENS BANK, N.A., as administrative agent and collateral agent (in such capacities, and together with its successors and permitted assigns in such capacities, the “Administrative Agent” and the “Collateral Agent,” respectively) and Issuing Lender, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Ex. E-1-1

Upon the occurrence and during the continuation of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.6 OF THE CREDIT AGREEMENT.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

Ex. E-1-2

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

LANTHEUS MEDICAL IMAGING, INC., as Borrower

By:
Name:
Title:

Ex. E-1-3

Schedule A

to Delayed Draw Term Note

LOANS, CONVERSIONS AND REPAYMENTS OF ALTERNATIVE BASE RATE LOANS

Date	Amount of Alternative Base Rate Loans	Amount Converted to Alternative Base Rate Loans	Amount of Principal of Alternative Base Rate Loans Repaid	Amount of Alternative Base Rate Loans Converted to SOFR Loans	Unpaid Principal Balance of Alternative Base Rate Loans	Notation Made By

Ex. E-1-4

Schedule B

to Delayed Draw Term Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF SOFR LOANS

Date	Amount of SOFR Loans	Amount Converted to SOFR Loans	Interest Period and SOFR Rate with Respect Thereto	Amount of Principal of SOFR Loans Repaid	Amount of SOFR Loans Converted to Alternative Base Rate Loans	Unpaid Principal Balance of SOFR Loans	Notation Made By

Ex. E-1-5

EXHIBIT E-2

[FORM OF]

REVOLVING NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

New York, New York

                                         , 20

FOR VALUE RECEIVED, the undersigned, LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to [    ] (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Initial Revolving Termination Date, the principal amount of each Revolving Loan made by the Lender to the Borrower. The Borrower further agrees to pay interest in like money at such Funding Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 4.5 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, the Type and amount of each Revolving Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of SOFR Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information absent manifest error. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Revolving Loan.

This Note (a) is one of the Notes referred to in the Credit Agreement, dated as of December 2, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, LANTHEUS HOLDINGS, INC., a Delaware corporation, as Holdings, the several banks and other financial institutions or entities from time to time parties thereto and CITIZENS BANK, N.A., as administrative agent and collateral agent (in such capacities, and together with its successors and permitted assigns in such capacities, the “Administrative Agent” and the “Collateral Agent,” respectively) and Issuing Lender, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Ex. E-2-1

Upon the occurrence and during the continuation of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.6 OF THE CREDIT AGREEMENT.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

Ex. E-2-2

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

LANTHEUS MEDICAL IMAGING, INC., as Borrower

By:
Name:
Title:

Ex. E-2-3

Schedule A

to Revolving Note

LOANS, CONVERSIONS AND REPAYMENTS OF ALTERNATIVE BASE RATE LOANS

Date	Amount of Alternative Base Rate Loans	Amount Converted to Alternative Base Rate Loans	Amount of Principal of Alternative Base Rate Loans Repaid	Amount of Alternative Base Rate Loans Converted to SOFR Loans	Unpaid Principal Balance of Alternative Base Rate Loans	Notation Made By

Ex. E-2-4

Schedule B

to Revolving Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF SOFR LOANS

Date	Amount of SOFR Loans	Amount Converted to SOFR Loans	Interest Period and SOFR Rate with Respect Thereto	Amount of Principal of SOFR Loans Repaid	Amount of SOFR Loans Converted to Base Rate Loans	Unpaid Principal Balance of SOFR Loans	Notation Made By

Ex. E-2-5

EXHIBIT F

[FORM OF]

JOINT CLOSING CERTIFICATE

December 2, 2022

This Joint Closing Certificate (this “Certificate”) is delivered pursuant to (i) that certain Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation (the “Borrower”), LANTHEUS HOLDINGS, INC., a Delaware corporation (“Holdings”), the several banks and other financial institutions from time to time parties thereto (each, a “Lender” and individually and collectively, the “Lenders”), and CITIZENS BANK, N.A, as administrative agent for the Lenders and collateral agent for the benefit of the Secured Parties. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement.

The undersigned, [    ], being the duly elected, qualified and acting [        ] of each of the Borrower, Holdings, Lantheus MI Real Estate, LLC, a Delaware limited liability company (“LMI Real Estate”), Progenics Pharmaceuticals, Inc., a Delaware corporation (“Progenics”), Molecular Insight Pharmaceuticals, Inc., a Delaware corporation (“Molecular”), Lantheus Two, LLC, a Delaware limited liability company (“Lantheus Two”), Lantheus Three, LLC, a Delaware limited liability company (“Lantheus Three”), and PSMA Development Company LLC, a Delaware limited liability company (“PSMA”, and together with the Borrower, Holdings, LMI Real Estate, Progenics, Molecular, Lantheus Two and Lantheus Three, each, a “Loan Party” and collectively, the “Loan Parties”), hereby certifies on behalf of each Loan Party, in such capacity as an officer of each Loan Party, and not individually, and without assuming any personal liability as follows:

1. Attached hereto as Exhibit A is a true and complete copy of the certificate of formation or certificate of incorporation, as applicable, of each Loan Party (each, a “Charter Document”), together with all amendments thereto, as in effect on the date hereof, certified as of a recent date by the Secretary of State of each such Loan Party’s jurisdiction of organization. Such Charter Documents have not been amended, repealed, modified or restated since the date of the last amendment thereto shown on the attached certificate, and such Charter Documents are in full force and effect on the date hereof, and no action for any amendment to such Charter Documents or for the dissolution of any Loan Party has been taken since such date.

2. Attached hereto as Exhibit B is a true and complete copy of the by-laws or limited liability company agreement, as applicable, of each Loan Party (each, a “Governing Document”), as in effect at all times since the adoption thereof to and including the date hereof. Such Governing Agreements have not been amended, repealed, modified or restated (other than as attached hereto) and such Governing Agreements are in full force and effect on the date hereof.

3. Attached hereto as Exhibit C is a true and complete copy of the unanimous written consent [or resolutions, as applicable,] of the board of directors or sole member, as applicable, of each Loan Party duly executed [or adopted, as applicable,] by the board of directors or sole member, as applicable, of each Loan Party (each, an “Authorizing Document”), authorizing (A) in

Ex. F-1

the case of the Borrower, the borrowings under the Credit Agreement and, in the case of each Loan Party, the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, (B) the execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Loan Party in connection with the Credit Agreement and any other Loan Documents to which such Loan Party is or will be a party and (C) the execution and delivery of the other documents to be delivered by such Loan Party in connection with the Credit Agreement. Such Authorizing Document has not in any way been amended, modified, revoked or rescinded and is in full force and effect on the date hereof.

4. Attached hereto as Exhibit D is a list of persons who are now, and were, as of the execution and delivery of the Credit Agreement and the other Loan Documents, duly elected and qualified officers of each Loan Party, holding the offices indicated next to their respective names, and the signatures appearing opposite their respective names are the true and genuine signatures of such officers, and each such officer is duly authorized to execute and deliver, on behalf of such Loan Party, the Loan Documents to which such Loan Party is a party and any certificate or other document to be delivered by such Loan Party pursuant to such Loan Documents.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Ex. F-2

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate, in the name of and on behalf of each Loan Party, to be effective as of the date first above written.

By:
Name:
Title:

I, the undersigned, [    ], being the duly elected, qualified and acting [    ] of each Loan Party, solely in my capacity as an officer of each Loan Party and not individually, and without assuming any personal liability, do hereby certify that [            ] is the duly elected and qualified [    ]     of each Loan Party and that the signature set forth above is such officer’s true and genuine signature.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the date first above written.

By:
Name:
Title:

Ex. F-3

EXHIBIT A

CHARTER DOCUMENTS

See attached.

Ex. F-4

EXHIBIT B

GOVERNING DOCUMENTS

See attached.

Ex. F-5

EXHIBIT C

AUTHORIZING DOCUMENT

See attached.

Ex. F-6

EXHIBIT D

INCUMBENCY

LANTHEUS HOLDINGS, INC.

LANTHEUS MEDICAL IMAGING, INC.

LANTHEUS MI REAL ESTATE, LLC

PROGENICS PHARMACEUTICALS, INC

MOLECULAR INSIGHT PHARMACEUTICALS, INC.

PSMA DEVELOPMENT COMPANY LLC

LANTHEUS TWO, LLC

LANTHEUS THREE, LLC

NAME	TITLE	SIGNATURE

[ ]	[ ]

[ ]	[ ]

Ex. F-7

EXHIBIT G

[FORM OF] SWINGLINE NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

New York, New York

$	, 20

FOR VALUE RECEIVED, the undersigned, LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation (the “Borrower”), promises to pay to CITIZENS BANK, N.A. (the “Lender”), at the place and times provided in the Credit Agreement (as hereinafter defined) the principal sum of          DOLLARS ($) or, if less, the principal amount of all Swingline Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of December 2, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, LANTHEUS HOLDINGS, INC., a Delaware corporation, as Holdings, the several banks and other financial institutions or entities from time to time parties thereto and CITIZENS BANK, N.A., as administrative agent and collateral agent (in such capacities, and together with its successors and permitted assigns in such capacities, the “Administrative Agent” and the “Collateral Agent,” respectively) and Issuing Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, the amount of each Swingline Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information absent manifest error. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Swingline Loan.

This Note (a) is one of the Notes referred to in the Credit Agreement, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Ex. G-1

Upon the occurrence and during the continuation of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.6 OF THE CREDIT AGREEMENT.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Ex. G-2

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

LANTHEUS MEDICAL IMAGING, INC., as Borrower

By:
Name:
Title:

Ex. G-3

Schedule A

to Swingline Note

LOANS AND REPAYMENTS OF SWINGLINE LOANS

Date	Amount of Swingline Loans	Amount of Principal of Swingline Loans Repaid	Unpaid Principal Balance of Swingline Loans	Notation Made By

Ex. G-4

EXHIBIT H

[FORM OF]

SOLVENCY CERTIFICATE

[            ], 20[    ]

The undersigned, [                ], a [senior financial officer] of LANTHEUS HOLDINGS, INC., a Delaware corporation (“Holdings”), and LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation (the “Borrower”), is familiar with the properties, businesses, assets and liabilities of Holdings and its subsidiaries and is duly authorized to execute this certificate (this “Solvency Certificate”) on behalf of Holdings.

This Solvency Certificate is delivered pursuant to Section 6.1(k) of that certain Credit Agreement, dated as of December 2, 2022 (the “Credit Agreement”), among Holdings, the Borrower, the several banks and other financial institutions or entities from time to time parties thereto (each, a “Lender” and collectively, the “Lenders”), and CITIZENS BANK, N.A., as administrative agent and collateral agent (in such capacities, and together with its successors and permitted assigns in such capacities, the “Administrative Agent” and the “Collateral Agent”, respectively) and Issuing Lender. Capitalized terms used herein that are not defined herein shall have the meanings given to them in the Credit Agreement.

As used herein, “Company” means Holdings and its Subsidiaries on a consolidated basis.

1. The undersigned certifies, on behalf of Holdings and the Borrower and not in [his][her] individual capacity, and without assuming any personal liability, that [he][her] has made such investigation and inquiries as to the financial condition of Holdings and its Subsidiaries as the undersigned deems necessary and prudent for the purposes of providing this Solvency Certificate. The undersigned acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the making of the Loans under the Credit Agreement.

2. The undersigned certifies, on behalf of Holdings and the Borrower and not in [his][her] individual capacity, and without assuming any personal liability, that (a) the financial information, projections and assumptions which underlie and form the basis for the representations made in this Solvency Certificate were made in good faith and were based on assumptions reasonably believed by Holdings and the Borrower to be fair in light of the circumstances existing at the time made; and (b) for purposes of providing this Solvency Certificate, the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

BASED ON THE FOREGOING, the undersigned certifies, on behalf of Holdings and the Borrower and not in his individual capacity, and without assuming any personal liability, that, on the date hereof, after giving effect to the Transactions (and the Loans made or to be made and other obligations incurred or to be incurred on the Closing Date):

(i) the fair value of the property of the Company is greater than the total amount of liabilities, including contingent liabilities, of the Company;

Ex. H-1

(ii) the present fair salable value of the assets of the Company is greater than the amount that will be required to pay the probable liability of the Company on the sum of its debts and other liabilities, including contingent liabilities;

(iii) the Company has not, does not intend to, and does not believe (nor should it reasonably believe) that it will, incur debts or liabilities beyond the Company’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise); and

(iv) the Company does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Ex. H-2

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of the first date written above, solely in his capacity as the Chief Financial Officer of Holdings and the Borrower and not in his individual capacity.

LANTHEUS HOLDINGS, INC.

By:
Name:
Title:

LANTHEUS MEDICAL IMAGING, INC.

By:
Name
Title:

Ex. H-3

EXHIBIT I

[RESERVED]

Ex. I-1

EXHIBIT J

FORM OF SECURED OBLIGATION DESIGNATION NOTICE

Date: [                     ], 20[        ]

To:	Citizens Bank, N.A.,

as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of December 2, 2022, among LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation, LANTHEUS HOLDINGS, INC., a Delaware corporation, the Lenders party thereto and CITIZENS BANK, N.A., as Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not defined herein, and the term “subsidiary”, shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned, [Name of Provider], a [                    ] [corporation] [limited liability company] (the “Counterparty”), is a counterparty to the [Swap Agreement] [agreement to provide Cash Management Services] described on Schedule 1 hereto (the “Agreement”) with the Loan Party referred to on such Schedule. The Counterparty is delivering this Secured Obligation Designation Notice as required under the Credit Agreement in order that the obligations of such Loan Party to the Counterparty under the Agreement constitute [Swap Agreement Obligations] [Cash Management Obligations] and that the Counterparty be a Secured Party in respect thereof.1

1. Designation. The Counterparty hereby represents and warrants to the Administrative Agent that the Agreement [was in effect on the Closing Date and the Counterparty was a Lender or an Affiliate of a Lender on the Closing Date] [was entered into after the Closing Date and on the date on which the Agreement was entered into or thereafter, the Counterparty was or became a Lender or Affiliate of a Lender].2

2. Loan Documents. By executing and delivering this Secured Obligation Designation Notice, the Counterparty hereby agrees to be bound by all of the provisions of the Loan Documents which are applicable to it as a provider of the services described in the Agreement, including, without limitation, the provisions of Sections 10 and 11 of the Credit Agreement. In addition, the Counterparty hereby (a) acknowledges and agrees that it has received a copy of the Loan Documents and such other documents and information as it has deemed appropriate to make its own decision to enter into the Agreement and execute and deliver this Secured Obligation Designation Notice, (b) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto (including, without limitation, the provisions of Sections 10 and 11 of the Credit

[1]	Delete inapplicable items.
[2]	Delete inapplicable items.

Ex. J-1

Agreement), (c) agrees that it will be bound by the provisions of the Loan Documents and will perform in accordance with its terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a provider of the services described in the Agreement. Without limiting the foregoing, the Counterparty agrees to indemnify the Administrative Agent as contemplated by Section 11.5(a) of the Credit Agreement and agrees to the provisions of Section 11.1 of the Credit Agreement mutatis mutandis and (d) acknowledges and agrees to the terms and conditions set forth in Section 10.12 of the Credit Agreement.

3. Governing Law. This Secured Obligation Designation Notice shall be governed by and construed in accordance with the laws of the State of New York.

Ex. J-2

IN WITNESS WHEREOF, the undersigned has caused this Secured Obligation Designation Notice to be duly executed as of the date first above written.

[NAME OF COUNTERPARTY]

By:
Name:
Title:

Acknowledged and accepted as of the date first written above:

CITIZENS BANK, N.A., as Administrative Agent

By:
Name:
Title:

Ex. J-3

Schedule 1 to Secured Obligation Designation Notice

Ex. J-4

EXHIBIT K

[RESERVED]

Ex. K-1

EXHIBIT L

[RESERVED]

Ex. L-1

EXHIBIT M

[RESERVED]

Ex. M-1

EXHIBIT N

[RESERVED]

Ex. N-1

EXHIBIT O

[RESERVED]

Ex. O-1

EXHIBIT P

[RESERVED]

Ex. P-1

EXHIBIT Q-1

[FORM OF]

TAX STATUS CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of December 2, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation (the “Borrower”), LANTHEUS HOLDINGS, INC., a Delaware corporation (“Holdings”), the several banks and other financial institutions or entities from time to time parties thereto and CITIZENS BANK, N.A., as Administrative Agent, Collateral Agent and Issuing Lender. Capitalized terms used herein that are not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 4.10(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-United States person status on IRS Form W-8BEN-E or W-8BEN, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: [                            ] [        ], 20[        ]

Ex. Q-1-1

EXHIBIT Q-2

[FORM OF]

TAX STATUS CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of December 2, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation (the “Borrower”), LANTHEUS HOLDINGS, INC., a Delaware corporation (“Holdings”), the several banks and other financial institutions or entities from time to time parties thereto and CITIZENS BANK, N.A., as Administrative Agent, Collateral Agent and Issuing Lender. Capitalized terms used herein that are not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 4.10(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-United States person status on IRS Form W-8BEN-E or W-8BEN, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: [                            ] [        ], 20[        ]

Ex. Q-2-1

EXHIBIT Q-3

[FORM OF]

TAX STATUS CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of December 2, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation (the “Borrower”), LANTHEUS HOLDINGS, INC., a Delaware corporation (“Holdings”), the several banks and other financial institutions or entities from time to time parties thereto and CITIZENS BANK, N.A., as Administrative Agent, Collateral Agent and Issuing Lender. Capitalized terms used herein that are not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 4.10(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption (“Applicable Partners/Members”) is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its Applicable Partners/Members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its Applicable Partners’/Members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or W-8BEN, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or W-8BEN, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: [                            ] [        ], 20[        ]

Ex. Q-3-1

EXHIBIT Q-4

[FORM OF]

TAX STATUS CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of December 2, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation (the “Borrower”), LANTHEUS HOLDINGS, INC., a Delaware corporation (“Holdings”), the several banks and other financial institutions or entities from time to time parties thereto and CITIZENS BANK, N.A., as Administrative Agent, Collateral Agent and Issuing Lender. Capitalized terms used herein that are not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 4.10(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption (“Applicable Partners/Members”) is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its Applicable Partners/Members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its Applicable Partners’/Members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or W-8BEN, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or W-8BEN, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: [                            ] [        ], 20[        ][

Ex. Q-4-1